UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 11, 2011

Excaliber Enterprises, Ltd.
 (Exact name of Company as specified in its charter)

Nevada	000-54014	20-5093315
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

384 Oyster Point Boulevard, No. 8 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code: (650) 244-9997

   (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On May 11, 2011, Excaliber Enterprises, Ltd., a Nevada corporation (“Excaliber”, “we” or “our”), Excaliber Merger Subsidiary, Inc., a California corporation and a newly-formed wholly-owned subsidiary of Excaliber (“Merger Sub”), and VistaGen Therapeutics, Inc., a California corporation (“VistaGen”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby Merger Sub merged with and into VistaGen, with VistaGen remaining as the surviving corporation and with the shareholders of VistaGen exchanging all of their stock in VistaGen for a total of 6,836,511 shares of common stock of Excaliber, constituting approximately 90% of the outstanding shares of common stock of Excaliber (the “Merger”).  Each such VistaGen shareholder received one-half (0.5) of one share of Excaliber’s common stock in exchange for each one (1) share of VistaGen common stock.  The Merger Agreement provides that our board of directors must, (i) within 15 days of the closing of the Merger, approve a two-for-one (2:1) forward stock split of our common stock, (ii) as soon as practical after the closing of the Merger, file with the U.S. Securities and Exchange Commission (“SEC”) a notice of a change in the majority of directors as required by Rule 14f-1 (“Rule 14f-1 Notice”) adopted pursuant to the Securities Exchange Act of 1934 whereby H. Ralph Snodgrass, Ph.D., Gregory A. Bonfiglio, J.D. and Brian J. Underdown, Ph.D. shall be appointed to serve as directors of Excaliber effective upon the expiration of the required expiration of the SEC’s review period of the Rule 14f-1 Notice (the “Rule 14f-1 Notice Review Period”) and (iii) accept the resignations of Stephanie Y. Jones and Matthew L. Jones as directors of Excaliber effective upon the expiration of the Rule 14f-1 Notice Review Period.  In addition, we intend to change our name to “VistaGen Therapeutics, Inc.” within sixty (60) days of the date of this report.  The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as an exhibit hereto and incorporated herein by reference.

In addition to the Merger Agreement, Excaliber and VistaGen also entered into the following agreements prior to the Merger.

(a) Agreement Regarding Sale of Shares of Common Stock dated May 9, 2011 by and between Excaliber and Stephanie Y. Jones, whereby Excaliber purchased from Mrs. Jones 4,982,103 shares of Excaliber common stock for $10.00.  Prior to the Merger, Mrs. Jones was President and Chief Executive Officer of Excaliber.  Mrs. Jones is currently a director of Excaliber and will remain in that role until the expiration of the Rule 14f-1 Notice Review Period.

(b) Agreement Regarding Sale of Shares of Common Stock dated May 9, 2011 by and between Excaliber and Nicole Jones, whereby Excaliber purchased from Nicole Jones 82,104 shares of Excaliber common stock for $10.00.

(c) Joinder Agreement dated May 11, 2011 by and between Excaliber, Platinum Long Term Growth VII, LLC (“Platinum”) and VistaGen, whereby we agreed to assume all obligations and indebtedness of VistaGen to Platinum under a loan agreement and the amended and restated promissory note issued by VistaGen to Platinum in the original aggregate principal amount of $4 million (the “Amended and Restated Platinum Note”).

(d)  VistaGen entered into subscription agreements with certain investors immediately prior to and conditioned upon the Merger pursuant to which VistaGen issued 1,108,056 Units at a price of $3.50 per Unit for aggregate gross proceeds to VistaGen of approximately $3,878,196 ("2011 Private Placement").  Each Unit consisted of one share of VistaGen's Common Stock and a warrant to purchase one fourth of one share of VistaGen's Common Stock at an exercise price of $5.00 per share.

(e) VistaGen entered into that certain Amendment to Letter Loan Agreement dated May 5, 2011 with Platinum whereby Platinum agreed that the Amended and Restated Platinum Note would be convertible upon our consummation of an equity or equity based financing or a series of equity financings resulting in gross proceeds to Excaliber totaling at least $5,000,000 (“$5,000,000 Qualified Financing”) into our securities issued in the $5,000,000 Qualified Financing.  Platinum further agreed that the approximately $3,878,196 of proceeds (including cancellation of indebtedness) from the 2011 Private Placement shall be deemed to have been received by Excaliber for purposes of the automatic conversion provisions of the Amended and Restated Platinum Note and determining when a $5,000,000 Qualified Financing shall have occurred thereunder.

Item 2.01.   Completion of Acquisition or Disposition of Assets.

The information in response to this Item 2.01 is keyed to the Item numbers of Form 10.

PART I

FORWARD-LOOKING STATEMENTS

Certain statements in this current report on Form 8-K may be “forward-looking statements.”  Statements about our current and future plans, expectations and intentions, results, levels of activity, performance, goals or achievements or any other future events or developments constitute forward-looking statements. The words “may”, “will”, “would”, “should”, “could”, “expect”, “plan”, “intend”, “trend”, “indication”, “anticipate”, “believe”, “estimate”, “predict”, “likely” or “potential”, or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements. Discussions containing forward-looking statements in this current report on Form 8-K may be found, among other places, under “Business”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Forward-looking statements are based on estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable in the circumstances.

Many factors could cause our actual results, level of activity, performance or achievements or future events or developments to differ materially from those expressed or implied by the forward-looking statements, including, but not limited to, the factors which are discussed in greater detail in this current report under the section entitled “Risk Factors”. However, these factors are not intended to represent a complete list of the factors that could affect us.  The purpose of the forward-looking statements is to provide the reader with a description of management’s expectations regarding, among other things, our financial performance and research and development activities and may not be appropriate for other purposes.

Furthermore, unless otherwise stated, the forward-looking statements contained in this current report are made as of the date of this report, and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. The forward-looking statements contained in this current report are expressly qualified by this cautionary statement. New factors emerge from time to time, and it is not possible for us to predict which factors may arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The forward-looking statements in this current report include, but are not limited to:

•	our expectation to satisfy post-closing conditions to the Merger Agreement;

•	our plans to develop predictive toxicology screening assay systems based on our pluripotent stem cell biology platform;

•
our belief that assay systems based upon our pluripotent stem cell biology platform can become capable of discovering, validating and prioritizing drug candidates, or efficiently screening libraries of chemical compounds and drug candidates for potential therapeutic utility or toxicity;

•
our anticipation that the recognition of the value of pluripotent stem cell technology for drug rescue, including our Human Clinical Trials in a Test Tubetm platform, will markedly increase at pharmaceutical companies in the coming years;

•	our expectation that we will gain access to drug rescue candidates through collaborations with pharmaceutical companies or selective licensing and acquisition transactions;

•	our expectation that we be successful in identifying those factors which make a drug candidate toxic to the heart or liver;

•	our expectation that we will be able to engage medicinal chemistry partners to assist us in developing drug rescue variants;

•	our expectation that we will be able to develop drug rescue variants that are less toxic than the original drug candidates from which they are derived;

•
our anticipation that our drug rescue collaborations will include terms addressing the ownership of the drug rescue variants we expect to generate during our drug rescue programs and the underlying intellectual property;

•
our expectation that we will derive revenues principally from drug rescue collaborations, research and development fees, technology access fees, license fees, milestone payments and royalties from collaborators and government grant awards;

•	our belief that we will have sufficient capital to fund our operations for 12 months from the date of this current report;

•	our expectation that we will license or sell drug rescue variants developed by us, or on our behalf by our medicinal chemistry collaborators, to pharmaceutical companies;

•
our ability to produce stem cell-derived human liver cells within 12 months after the date of this current report, and our ability to develop a predictive toxicity assay system for liver toxicity using this technology;

•
our expectation that we will leverage our stem cell biology platform to develop assay systems for applications beyond predicting heart or liver toxicity of drug candidates, including stem cell therapy;

•
our expectations with respect to preclinical stem cell therapy initiatives focused on pluripotent stem cell-based cartilage, heart and liver repair and reconstitution and next-generation autologous bone marrow transplantation; and

•	our expectation that we will complete Phase I clinical development of AV-101 in the United States in 2011.

Because the factors discussed in this current report could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. These statements are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate, among other factors, to:

•	our ability to rescue a drug candidate;

•	our ability to effectively predict toxicity of drug candidates;

•	our internal validation study of our first predictive toxicology screening assay system, CardioSafe 3Dtm, has not been subject to peer review or third party validation;

•	whether the assay systems based on our stem cell biology platform are more efficient or accurate at predicting the toxicity of drug candidates than current nonclinical testing models;

•	our history of operating losses;

•	our ability to obtain additional capital in the future to conduct operations, research and development activities and develop our drug rescue pipeline;

•	our ability to obtain government grant funding;

•	our ability to find collaborators in the pharmaceutical industry for drug rescue using our stem cell technology;

•	our ability to license or acquire drug rescue candidates from pharmaceutical companies on terms and conditions acceptable to us;

•	our ability to compete against other companies and research institutions with greater financial and other resources;

•	pharmaceutical industry need, acceptance and productive application of our stem cell technologies for drug rescue applications;

•	our ability to engage with third party medicinal chemistry providers to develop drug variants and our ability to license potential drug rescue candidates on terms and conditions acceptable to us;

•
our ability to secure adequate protection for our intellectual property, especially the intellectual property underlying our stem cell biology platform and the drug rescue variants that are created for us by our medical chemistry collaborators;

•	our ability (or the ability of our collaborators) to obtain regulatory approval of drug rescue variants; and

•	our ability to attract and retain key personnel.

These and other risks are detailed in this current report under Item 1A, “Risk Factors”.

ITEM 1.  BUSINESS

Overview of Business of  Excaliber Enterprises, Ltd.

On October 6, 2005, we incorporated with the name Excaliber Enterprises, Ltd. under the laws of the State of Nevada to market specialty gift baskets to real estate and health care professionals and organizations through the Internet.  After assessing both the prospects associated with our original business plan and the opportunities associated with a merger with a business seeking the perceived advantages of being a publicly held corporation, we entered into the Merger Agreement with Merger Sub and VistaGen. Upon completion of the Merger, we adopted VistaGen’s business plan.

Overview of Business of VistaGen Therapeutics, Inc.

VistaGen Therapeutics, Inc. (“VistaGen”) is our wholly-owned subsidiary and a California corporation based in South San Francisco, California.  VistaGen is a biotechnology company applying human pluripotent stem cell technology for drug rescue and cell therapy.

Drug rescue involves the combination of human pluripotent stem cell technology with modern medicinal chemistry to generate new chemical variants (“drug rescue variants”) of promising small molecule drug candidates that pharmaceutical companies have discontinued during preclinical development (“put on the shelf”) due to heart or liver toxicity. We anticipate that our stem cell technology platform, Human Clinical Trials in a Test Tubetm, will allow us to assess the heart and liver toxicity profile of new drug candidates with greater speed and precision than nonclinical in vitro techniques and technologies currently used in the drug development process.  Our drug rescue model is designed to leverage both the pharmaceutical company’s prior investment in preclinical development of promising drug candidates put on the shelf and the predictive toxicology and drug development capabilities of our Human Clinical Trials in a Test Tubetm platform.

Our Human ClinicalTrials in a Test Tubetm platform is based a combination of proprietary and exclusively licensed stem cell technologies, including technologies developed over the last 20 years by Canadian scientist, Dr. Gordon Keller, and Dr. Ralph Snodgrass, VistaGen’s founder and our President and Chief Scientific Officer. Dr. Keller is currently the Director of the University Health Network’s McEwen Centre for Regenerative Medicine in Toronto (“UHN”). Dr. Keller’s research is focused on understanding and controlling stem cell differentiation (development) and production of multiple types of mature, functional, human cells from pluripotent stem cells, including heart cells and liver cells that can be used in our biological assay systems (drug screening systems) for drug rescue. Dr. Snodgrass has nearly 20 years experience in both academia and industry in the development and application of stem cell differentiation systems for drug discovery and development.

With mature heart cells produced from stem cells, we have developed CardioSafe 3D™, a three-dimensional (“3D”) bioassay system. We believe CardioSafe 3D™ is capable of predicting the in vivo cardiac effects, both toxic and non-toxic, of small molecule drug candidates before they are tested in humans. Our immediate goal is to leverage CardioSafe 3D™ to generate and monetize a pipeline of small molecule drug candidates through drug rescue collaborations. We intend to expand our drug rescue capabilities by introducing LiverSafe 3D™, a human liver cell-based toxicity and metabolism bioassay system.

In parallel with our drug rescue activities, we plan to advance preclinical development of several cell therapy programs focused on heart, liver and cartilage repair, as well as next-generation autologous bone marrow transplantation. Each of these cell therapy programs is based on the proprietary differentiation and production capabilities of our Human Clinical Trials in a Test Tubetm platform.

With grant funding from the U.S. National Institutes of Health (“NIH”), we are developing AV-101, an orally available small molecule prodrug candidate aimed at the multi-billion dollar neurological disease and disorders market. AV-101 is currently in Phase I development in the U.S. for treatment of neuropathic pain, a serious and chronic condition causing pain after an injury or disease of the peripheral or central nervous system. Neuropathic pain affects approximately 1.8 million people in the U.S. alone. To date, we have been awarded over $8.3 million of grant funding from the NIH for preclinical and Phase I clinical development of AV-101. We anticipate expanding our small molecule pipeline beyond AV-101 through CardioSafe 3D™ and LiverSafe 3D™ drug rescue programs.

We anticipate acquiring rights to drug candidates that pharmaceutical companies have put on the shelf due to heart or liver toxicity, collaborating with contract medicinal chemistry collaborators, and generating a pipeline of proprietary small molecule drug rescue variants which may be as effective and commercially promising as the pharmaceutical company’s original (toxic) drug candidate but without the toxicity that caused it to be put on the shelf.  We also anticipate having economic participation rights in each lead drug rescue variant generated in connection with our drug rescue programs.

Stem Cell Basics

Human stem cells have the potential to develop into mature cells in the human body. Human pluripotent stem cells can differentiate into any of the more than 200 types of cells in the human body, can be expanded readily, and have diverse medical research, drug development and therapeutic applications. We believe pluripotent stem cells can be used to develop numerous cell types and tissues that can mimic complex human biology, including heart and liver biology for our proposed drug rescue applications.

Pluripotent stem cells are either embryonic stem cells (“ES Cells”) or induced pluripotent stem cells (“iPS Cells”).  Both ES Cells and iPS Cells have the capacity to be maintained and expanded in an undifferentiated (undeveloped) state indefinitely. We believe these features make them useful research tools and a source of normal cell populations for creating bioassays to test potential toxicity of drug candidates and for cell therapy.

Embryonic Stem Cells (ES Cells)

ES Cells are derived from excess embryos that develop from eggs that have been fertilized in an in vitro fertilization (“IVF”) clinic and then donated for research purposes with the informed consent of the donors after a successful IVF procedure. ES Cells are not derived from eggs fertilized in a woman’s body. ES Cells are isolated when the embryo is approximately 100 cells, thus long before organs, tissues or nerves have developed.

ES Cells have the greatest and most documented potential to both self-renew (create large numbers of cells identical to themselves) and differentiate (develop) into any of the over 200 types of cells in the body. ES Cells undergo increasingly restrictive developmental decisions during their differentiation. These “fate decisions” commit the ES Cells to becoming only certain types of mature cells and tissues. At one of the first fate decision points, ES Cells differentiate into epiblasts. Although epiblasts cannot self-renew, they can differentiate into the major tissues of the body. This epiblast stage can be used as the starting population of cells that develop into millions of blood, heart, muscle, liver and pancreas cells, as well as neurons. In the next step, the presence or absence of certain growth factors, together with the differentiation signals resulting from the physical attributes of the culture techniques, induce the epiblasts to differentiate into neuroectoderm or mesendoderm cells. Neuroectoderm cells are committed to developing into cells of the skin and cells of the nervous system. Mesendoderm cells are precursor cells that differentiate into mesoderm and endoderm. Mesoderm cells develop into muscle, bone and blood, among other cell types. Endoderm cells develop into the internal organs such as the heart, liver, pancreas and intestines, among other cell types.

Induced Pluripotent Stem Cells (iPS Cells)

Over the past several years, developments in stem cell research have made it possible to obtain pluripotent stem cell lines from individuals without the use of embryos. iPS Cells are adult cells, typically human skin or fat cells, that have been genetically “reprogrammed” to behave like ES Cells by being forced to express genes necessary for maintaining the pluripotential property of ES Cells. Although researchers are exploring non-viral methods, most iPS Cells are produced by using various viruses to activate and/or express three or four genes required for the immature pluripotential property similar to ES Cells. It is not yet precisely known, however, how each gene actually functions to induce cellular pluripotency, nor whether each of the three or four genes is essential for this reprogramming. Although ES Cells and iPS Cells are believed to be similar in many respects, including their ability to form all cells in the body and to self-renew, scientists do not yet know whether they differ in clinically significant ways or have the same ability to self-renew and make more of themselves.

Although there are remaining questions in the field about the lifespan, clinical utility and safety of iPS Cells, we believe that the biology and differentiation capabilities of ES Cells and iPS Cells are likely to be comparable. There are, however, specific situations in which we may prefer to use iPS technologies based on the relative ease of generating pluripotent stem cells from:

•	individuals with specific inheritable diseases and conditions that predispose the individual to respond differently to drugs; or

•	individuals with specific variations in genes that directly affect drug levels in the body or alter the manner or efficiency of their metabolism, breakdown and elimination of drugs.

Because they can significantly affect the therapeutic and/or toxic effects of drugs, these genetic variations have an impact on drug development and the ultimate success of the drug. We believe that iPS technologies may allow the rapid and efficient generation of pluripotent stem cells from individuals with the desired specific genetic variation. These stem cells might then be used to develop stem cell-based bioassays, for both efficacy and toxicity screening, which reflect the effects of these genetic variations, as well as for cell therapy applications.

Current Drug Development Process

The current drug development process is designed to assess whether a drug candidate is both safe and effective at treating the disease to which it is targeted. A major challenge in that process is that conventional animal and in vitro testing can, at best, only approximate human biology. A pharmaceutical company can spend millions of dollars to discover, optimize and validate the potential efficacy of a promising lead drug candidate and advance it through nonclinical development, only to see it fail due to unexpected heart or liver toxicity. The pharmaceutical company then often discontinues the development program for the once promising drug candidate and it is simply put on the shelf despite the positive efficacy data indicating its potential therapeutic and commercial benefits. As a result, the pharmaceutical company’s significant prior investment may be lost.

It has been estimated that the drug discovery, development and commercialization programs of major pharmaceutical companies have required an average investment of approximately $800 million to $1.7 billion and 12 to 15 years before a new drug candidate reaches the market. It is also estimated that about one-third of all potential new drugs candidates fail in preclinical or clinical trials due to safety concerns. In a 2004 white paper entitled “Stagnation or Innovation”, the FDA noted that even only a 10% improvement in predicting the failure of a drug due to toxicity before the drug enters clinical trials could, when averaged over a pharmaceutical company’s drug development efforts, avoid $100 million in development costs per marketed drug.

We believe there is an unmet need for predictive toxicology screening assays that more closely approximate human biology. By differentiating stem cells into mature, human cells which can then be used as the basis for our in vitro toxicology screening bioassays, we have the potential to identify drug candidates having human toxicity early in the drug development process, resulting in efficient focusing of resources on compounds with the highest probability of success. We believe this has the potential to substantially reduce development costs while producing effective and safer drugs.

Our Human Clinical Trials in a Test Tubetm Platform for Drug Rescue

We intend to leverage investments by pharmaceutical companies in drug candidates that have been put on the shelf by combining our Human Clinical Trials in a Test Tubetm platform with medicinal chemistry and 3D “micro-organ” culture systems to create, together with our collaborators, new, safer, proprietary chemical variants of the original drug candidates. We refer to these chemical variants as “drug rescue variants”. Drug rescue variants that retain the efficacy of the pharmaceutical company’s original drug candidate, but with reduced toxicity, will be the focus of our drug rescue programs. We believe that our drug rescue business model will be able to demonstrate to pharmaceutical companies a potential opportunity to recapture value from their investment in drug candidates which they have put on the shelf during preclinical development.

Proprietary Stem Cell Differentiation Protocols

Through several years of research, Dr. Keller has developed proprietary stem cell differentiation protocols covering key conditions involved in the differentiation of a pluripotent stem cell. The human cells generated by following these proprietary differentiation protocols are integral to our Human Clinical Trials in a Test Tubetm platform as we believe they are more clinically predictive of human biology than animal cells or human tumor cells currently used in drug discovery and development. Our exclusive licenses with NJH and MSSM related to proprietary stem cell differentiation protocols developed by Dr. Keller that cover, among other things, the following:

•	specific growth and differentiation factors used in the tissue culture medium, applied in specific combinations, at critical concentrations, and at critical times unique to each desired cell type;

•	modified developmental genes and the experimentally controlled regulation of developmental genes, which is critical for determining what differentiation path a cell will take; and

•	biological markers characteristic of precursor cells, which are committed to becoming specific cells and tissues, and which can be used to identify, enrich and purify the desired mature cell type.

We believe our Human Clinical Trials in a Test Tubetm platform will allow us to assess the toxicity profile of new drug candidates for a wide range of diseases and conditions with greater speed and precision than nonclinical in vitro techniques and technologies currently used by pharmaceutical companies in the drug development process.

Growth Factors that Direct and Stimulate the Differentiation Process

The proprietary and licensed technologies underlying our Human Clinical Trials in a Test Tubetm platform allow us to direct and stimulate the differentiation process of human pluripotent stem cells. As an example, for pluripotent ES Cells, the epiblast is the first stage in differentiation. One biological factor that controls the first fate decision of the epiblast is the relative concentrations of serum growth factors and activin, a protein involved in early differentiation and many cell fate decisions. Eliminating serum growth factors and adding the optimal amount of activin is an important step in inducing the reproducible development of functional cells and, in our view, is essential for the development of a robust, efficient, and reproducible model of human biological systems suitable for drug rescue applications. The use of activin in these applications is core to many of the claims in the patent applications underlying our licensed technology. Replacing activin with continuous exposure to serum factors results in an inefficient and variable differentiation into cells of the heart, liver, blood and other internal organs. See Item 1, “Business – Mount Sinai School of Medicine Exclusive Licenses.”

In addition to activin, Dr. Keller’s studies have identified a number of other growth and serum-derived factors that play important roles in the differentiation of ES Cells. Some of the patents and patent applications underlying our licensed technology are directed to the use of a variety of specific growth factors that increase the efficiency and reproducibility of the pluripotent stem cell differentiation process. We have exclusive rights to certain patents and patent applications for the use of growth factor concentrations for ES Cell differentiation that we believe are core and essential for our drug rescue and development applications. See Item 1, “Business – Mount Sinai School of Medicine Exclusive Licenses” and “National Jewish Health Exclusive Licenses.”

Developmental Genes that Direct and Stimulate the Differentiation Process

For the purpose of creating our Human Clinical Trials in a Test Tubetm platform, we further control the differentiation process by controlling regulation of key developmental genes. By studying natural organ and tissue development, researchers have identified many genes that are critical to the normal differentiation, growth and functioning of tissues of the body. We engineer ES Cells in a way that enables us to regulate genes that have been identified as critical to control and direct the normal development of specific types of cells. We can then mimic human biology in a way that allows us to turn on and off the expression of a selected gene by the addition of a specific compound to a culture medium. By adding specific compounds, we have the ability to influence the expression of key genes that are critically important to the normal biology of the cell.

Cell Purification Approaches

The proprietary protocols we have licensed for our Human Clinical Trials in a Test Tubetm platform also establish specific marker genes and proteins which can be used to identify, enrich, purify, and study important populations of intermediate precursor cells that have made specific fate decisions and are on a specific developmental pathway towards a mature functional cell. These protocols enable a significant increase in the efficiency, reproducibility, and purity of final cell populations. For example, we are able to isolate millions of purified specific precursor cells which, together with a specific combination of growth factors, develop full culture wells of functional, beating human heart cells. Due to their functionality and purity, we believe these cell cultures are ideal for supporting our drug rescue activities.

3D “Micro-Organ” Culture Systems

In addition to standard two-dimensional (“2D”) cultures which work well for some cell types and assays, the proprietary stem cell technologies underlying our Human Clinical Trials in a Test Tubetm platform enable us to grow large numbers of normal, non-transformed, human cells in vitro 3D “micro-organ” culture systems. For example, we can grow large numbers of normal, non-transformed, human heart cells in vitro in 3D micro-organ culture systems. The 3D micro-organ cultures induce the cells to grow, mature, and develop 3D cell networks and tissue structures. We believe these 3D cell networks and structures more accurately reflect the structures and biology inside the human body than traditional flat, 2D, single cell layers grown on plastic, which are widely used by pharmaceutical companies today. We believe that the more representative human biology afforded by the 3D system will yield responses to drug candidates that are more clinically predictive of human drug responses.

Medicinal Chemistry

Medicinal chemistry involves designing, synthesizing, modifying and developing small molecule drugs suitable for therapeutic use. It is a highly interdisciplinary science combining organic chemistry, biochemistry, physical chemistry, computational chemistry, pharmacology, and statistics. The combination of medicinal chemistry with our proprietary and licensed stem cell technologies underlying our Human Clinical Trials in a Test Tubetm platform are the core components of our drug rescue business model. We intend to collaborate with medicinal chemistry companies to create a pipeline of effective and safer drug candidates from our successful drug rescue variants in a more efficient and cost-effective manner than the processes currently used for drug development.

We have established relationships with several medicinal chemistry companies with whom we expect to collaborate in connection with our drug rescue programs. The quality, efficiency and cost effectiveness of a project-based strategic services relationship with leading medicinal chemistry companies, rather than building a large internal medicinal chemistry team, is a key component of our business model.

Application of Stem Cell Technology to Drug Rescue

By using CardioSafe 3Dtm, we intend to identify and optimize a lead drug rescue variant (developed by our medicinal chemistry collaborator) with reduced heart toxicity compared to the original drug candidate. We believe each lead drug rescue variant will be a new drug candidate (to which we expect to have certain intellectual property and commercialization rights) that preserves the therapeutic potential of the original drug candidate, and thus retains its potential commercial value to a pharmaceutical company, but substantially reduces or eliminates its toxicity risks. We believe that focusing on failed drug candidates with positive efficacy data will allow us to leverage a pharmaceutical company’s prior investment in the original drug candidate to develop our new lead drug rescue variant. We anticipate that this positive efficacy data will give us a “head start”, resulting in faster, less expensive development of our drug rescue candidates than drug candidates discovered and developed using only conventional animal and in vitro testing.

CardioSafe 3Dtm

We have used the proprietary stem cell technologies underlying our Human Clinical Trials in a Test Tubetm platform to develop CardioSafe 3Dtm, a human heart cell-based toxicity screening assay that we believe is stable, reproducible and capable of generating data to allow our scientists to more accurately predict the in vivo cardiac effects, both toxic and non-toxic, of drug candidates. A single CardioSafe 3Dtm assay is stable for many weeks and can be used for evaluating the heart toxicity of numerous drug candidates.

We have completed an internal validation study to test the ability of CardioSafe 3Dtm to generate data to allow our scientists to predict the in vivo cardiac effects of drug candidates. The study included 10 drugs previously approved for human use by the FDA and one experimental research compound widely accepted for studying cardiac electrophysiological effects. We selected these drugs and the research compound because of their known toxic or non-toxic cardiac effects on human hearts that we believe represent the testing characteristics we expect to encounter during our drug rescue campaigns. More specifically:

•	five of the FDA-approved drugs (astemizole, sotalol, cisapride, terfenadine and sertindole) were withdrawn from the market due to heart toxicity concerns;

•
the other five FDA-approved drugs (fexofenadine, nifedipine, verapamil, lidocaine and propranolol) are currently available in the U.S. market and demonstrate certain measurable clinical non-toxic cardiac effects, one of which (fexofenadine) is a non-cardiotoxic drug variant (similar in concept to our planned rescued drug variants) of terfenadine (one of the FDA-approved drugs withdrawn from the market due to heart safety concerns); and

•	the research compound (E-4031) failed in a small Phase I human clinical study before being discontinued due to heart toxicity concerns.

In our study analysis, we found that results obtained with CardioSafe 3Dtm were consistent with the known human cardiac effects of all 10 FDA-approved drugs and the experimental research compound. By using CardioSafe 3Dtm, we were also able to distinguish between the cardiac effects of terfenadine (Seldanetm), withdrawn by the FDA due to cardiotoxicity, and the cardiac effects of the closely related fexofenadine (Allegratm), the non-cardiotoxic chemical variant of terfenadine.

The results obtained with CardioSafe 3Dtm were consistent with the cardiac effects of all five FDA-approved drugs that were later withdrawn from the market due to concerns of heart toxicity. With respect to the results for sertindole, CardioSafe 3Dtm indicated the same cardiac effects found in clinical testing that caused it to be withdrawn from the market. However, additional clinical studies have been conducted since the withdrawal of sertindole that have indicated lower incidents of severe cardiac effects than those originally predicted when the drug was withdrawn. As of the date of this report, sertindole has been approved for limited use by humans in the U.S. for the treatment of schizophrenia, but the cardiac effects of sertindole are still being researched.

We believe the results of our internal validation study indicate that CardioSafe 3Dtm may be effectively used to identify drug rescue variants with reduced heart toxicity by providing more accurate and timely indications of direct heart toxicity of drug candidates than animal models or in vitro tumor cell-based testing systems currently used by pharmaceutical companies.

We also believe that the preliminary results of the study support a central premise of our drug rescue business model, which is that by using our bioassay systems at the front end of the drug development process, we may help pharmaceutical companies recapture value from their prior investment in drug candidates that have been put on the shelf due to toxicity. This internal validation study has not been subject to peer review or third party validation. See Item 1A, “Risk Factors”.

With CardioSafe 3Dtm, we intend to focus a substantial portion of our resources over the next twelve months to attempt to rescue promising drug candidates that a pharmaceutical company has put on the shelf due to heart toxicity in preclinical studies, despite data indicating their promising therapeutic and commercial benefits.

LiverSafe 3Dtm

Current human stem cell-based liver cell cultures produce proteins produced by and characteristic of immature and adult liver cells, including albumin and liver-specific enzymes important for normal drug metabolism. In addition, these liver cells have biochemical pathways and subcellular structures that are characteristic of normal human liver cells. Although they express many of the mature adult liver proteins and drug processing enzymes, they do not yet express certain essential enzymes at levels typically seen in mature adult liver cells.

Working with Dr. Keller, we anticipate that we will be able to produce stem cell-derived normal, non-transformed, fully mature human liver cells within twelve months of the date of this report. We expect these mature liver cells to support development and application of LiverSafe 3Dtm as our follow-on assay system suitable for use in predicting liver toxicity and liver metabolism of drug rescue candidates in a manner similar to the way we believe CardioSafe 3Dtm can predict heart toxicity. This liver cell research project has been funded, in part, through a grant from the California Institute of Regenerative Medicine (“CIRM”). We anticipate that our future research and development will focus on the improvement of techniques and production of engineered human ES Cell and iPS Cell lines used to develop mature functional liver cells as a biological system for testing drugs and liver repair.

Our Drug Rescue Business Model

Following the date of this report, we intend to initiate drug rescue programs focused on heart toxicity using our CardioSafe 3Dtm heart cell bioassay system. We intend to select only those drug candidates that have positive efficacy data indicating their potential therapeutic and commercial benefits but have been put on the shelf due to heart toxicity in preclinical studies. Once we have acquired or licensed a drug candidate, the initial goal of our drug rescue program for that candidate will be to design and generate, with a medicinal chemistry collaborator, a portfolio of drug rescue variants. We plan to use CardioSafe 3Dtm to identify a lead drug rescue variant that demonstrates an improved therapeutic index compared to the original drug candidate (that is, equal or improved efficacy with reduced heart toxicity). We intend to validate that each lead drug rescue variant demonstrates reduced heart toxicity in both CardioSafe 3Dtm and in the same preclinical testing model that the pharmaceutical company used to determine heart toxicity for its original drug candidate. We anticipate that the results of these confirmatory animal safety studies will be drug rescue collaboration milestones demonstrating to a pharmaceutical company the improvement of our lead drug rescue variant compared to its original drug candidate.

Our Human Clinical Trials in a Test Tubetm Platform for Stem Cell Therapy

Although we believe the best near term use of pluripotent stem cell technologies is in the context of drug rescue, we believe the therapeutic potential of pluripotent stem cells for cell transplant therapy and other applications will be significant in the long term.

Working with Dr. Keller and UHN, we intend to advance several pilot preclinical proof-of-concept studies with respect to iPS Cell-based cell therapy programs, including cartilage, heart and liver repair, as well as autologous bone marrow transplantation.

Strategic Transactions and Relationships

Strategic collaborations are a cornerstone of our corporate development strategy. We believe that our strategic outsourcing and sponsoring of application-focused research gives us flexible access to clinical expertise at a lower overall cost than attempting to develop such expertise internally, at least over the twelve-month period following the date of this report. In particular, we collaborate with the types of third parties identified below for the following functions:

•	academic research institutions, such as UHN, for stem cell research collaborations;

•	CROs, such as Cato Research Ltd., for regulatory and drug development expertise and to identify and assess potential drug rescue candidates; and

•	medicinal chemistry companies to analyze drug rescue candidates and develop drug rescue variants.

McEwen Centre for Regenerative Medicine, University Health Network

University Health Network (“UHN”) in Ontario, Canada consists of Toronto General Hospital, Toronto Western Hospital and Princess Margaret Hospital. The scope of research and complexity of cases at UHN has made it an international source for discovery, education and patient care. UHN has the largest hospital-based research program in Canada, with major research in transplantation, cardiology, neurosciences, oncology, surgical innovation, infectious diseases, and genomic medicine.  UHN’s McEwen Centre for Regenerative Medicine (UHN’s “McEwen Centre”) is the stem cell research affiliate of UHN.

In September 2007, we entered into a sponsored stem cell research and development collaboration with UHN. In December 2010, we extended the collaboration to September 2017. The primary goal of this ten-year collaboration is to leverage the stem cell research, technology and expertise of Dr. Gordon Keller, the Director of UHN’s McEwen Centre, to develop and commercialize industry-leading human pluripotent stem cell differentiation technology and bioassay systems for drug rescue and cell therapy applications. This sponsored research collaboration builds on our existing strategic licenses from NJH and MSSM to certain stem cell technologies developed by Dr. Keller, and is directed to multiple stem cell-based research projects, including advancing use of human pluripotent stem cell-derived cardiomyocytes and hepatocytes to screen new drugs for potential heart toxicity and liver toxicity and for cell therapies for cartilage, heart and liver repair and autologous bone marrow transplantation. In April 2011, we further expanded the scope of the collaboration to include therapeutic and cell therapy applications of iPS Cells and cells derived from iPS Cells, create additional options to fund research and development with respect to future research projects relating to therapeutic applications of iPS Cells and certain cells derived from iPS Cells and extend the date that we shall have to exercise our options under the agreement.  See Item 1, “Business – Sponsored Research Collaborations and Intellectual Property Rights – University Health Network, McEwen Centre for Regenerative Medicine, Toronto, Ontario”, “Business – National Jewish Health Exclusive Licenses” and “Business – Mount Sinai School of Medicine Exclusive Licenses.”

Cato Research and Cato BioVentures

Cato Research

Cato Research is a contract research and development organization (“CRO”), with international resources dedicated to helping a network of biotechnology and pharmaceutical companies navigate the regulatory approval process in order to bring new biologics, drugs, and medical devices to markets throughout the world. Cato Research has in-house capabilities to assist its sponsors with aspects of the drug development process, including, regulatory strategy, nonclinical and toxicology development, clinical development, data processing, data management, statistical analysis, regulatory applications, including INDs and NDAs, chemistry, manufacturing, and control programs, cGCP, cGLP and cGMP audit and compliance activities, and due diligence review of emerging technologies. Cato Research’s senior management team, including co-founders Allen Cato, M.D., Ph.D. and Lynda Sutton, have over 20 years of experience interacting with the FDA and international regulatory agencies and a successful track record of product approvals.

Cato BioVentures

Cato Holding Company, doing business as Cato BioVentures (“Cato BioVentures”), is the venture capital affiliate of Cato Research. For over 20 years, Cato BioVentures and Cato Research have collaborated with biotechnology and pharmaceutical companies to advance a portfolio of platform technologies and product development programs. Cato BioVentures offers its biotechnology and pharmaceutical industry collaborators immediate access to the wide range of CRO services and expertise available from Cato Research, generally on a non-cash or partial-cash basis. Through strategic CRO service agreements with Cato Research, Cato BioVentures invests in therapeutics and medical devices, as well as platform technologies such as our Human Clinical Trials in a Test Tubetm platform, which its principals believe are capable of improving the drug development process and the research and development productivity of a pharmaceutical company. Cato BioVentures often invests in a “bridge mode” to provide companies non-cash access to key CRO services in a manner and at a time that can extend the investee’s internal development capabilities and financial runway in order to achieve key value-added developmental and regulatory milestones.

Our Relationship with Cato Research and Cato BioVentures

Prior to joining us as Chief Executive Officer in August 2009, Shawn K. Singh, JD, served as Managing Principal of Cato BioVentures. With co-founders Dr. Cato and Ms. Sutton, Mr. Singh designed and executed Cato BioVentures’ CRO Service Capitaltm investment model. Mr. Singh also served as Chief Business Officer and General Counsel of Cato Research and was instrumental in expanding its CRO business in Canada, Europe and the United States.

Cato Research currently serves as the primary CRO providing strategic development and regulatory expertise and services with respect to our development of AV-101. See Item 1, “Business – AV-101.”

Cato BioVentures is among our largest institutional investors. A significant portion of the VistaGen securities in Cato BioVentures’ equity portfolio were acquired through its investment of CRO Service Capitaltm (that is, CRO services from Cato Research rendered to us on a strategic, non-cash basis) for development of AV-101.

As a result of a number of factors, including:

•	the access Cato Research has to drug rescue candidates from its biotechnology and pharmaceutical industry network;

•	Cato BioVentures’ equity interest in VistaGen;

•	Cato BioVentures’ business model which involves partnering with innovators in exchange for an equity interest and product participation rights; and

•	Mr. Singh’s prior senior management experience with Cato BioVentures and Cato Research,

we anticipate that our relationship with Cato BioVentures and Cato Research may provide us with strategic access to potential drug rescue candidates. We further anticipate that this relationship will permit us not only to acquire or license drug rescue candidates from companies within their respective corporate networks, but also to leverage the CRO resources of Cato Research and financial community relationships of Cato BioVentures to assist our efforts to develop lead drug rescue candidates internally, should we elect to do so.

United States National Institutes of Health

Since our inception in 1998, the NIH has awarded us a total of $11.3 million in non-dilutive research and development grants, including $2.3 million for research to support our Human Clinical Trials in a Test Tube™ platform and $8.8 million for development of AV-101.

California Institute for Regenerative Medicine — Stem Cell Initiative (Proposition 71)

The California Institute for Regenerative Medicine (“CIRM”) funds stem cell research at research institutions and companies throughout California. CIRM was established in 2004 with the passage of Stem Cell Initiative (Proposition 71) by California voters. The Stem Cell Initiative authorized $3 billion in funding for stem cell research in California, including research involving ES, iPS and adult stem cells. As a stem cell company based in California since 1998, we are eligible to apply for and receive grant funding under the Stem Cell Initiative. To date, we have been awarded approximately $1 million of grant funding from CIRM for stem cell research and development related to liver cells and LiverSafe 3D™. This research and development is focused on the improvement of techniques and the production of engineered human ES Cell lines used to develop mature functional liver cells as a biological system for testing drugs.

NuPotential, Inc.

In January 2011, the National Heart, Lung and Blood Institute of the NIH awarded NuPotential, Inc. and VistaGen a grant of approximately $500,000 to accelerate development of safer approaches to generate patient-specific iPS Cells for regenerative medicine, drug discovery and drug rescue.

Most approaches to produce human iPS Cells use retroviruses to activate and/or express multiple key genes, including an oncogene that is associated with production of cancer cells.  The use of retroviruses and oncogenes are potentially problematic for clinical applications involving cells derived from iPS Cells due to the significant increased risk of inducing a cancer transformation.  NuPotential’s innovative cell programming technology involves the use of proprietary small molecule-based cell reprogramming processes for generating patient-specific iPS Cells instead of commonly-used retroviruses or cancer-inducing oncogenes.  NuPotential’s cell reprogramming technology could represent an improvement in the safety profile of iPS Cells.

The NIH grant is currently supporting further development of patient-specific iPS Cell programming processes by NuPotential, as well as our iPS Cell differentiation protocols and processes focused on the validation and use of the iPS Cells for cell therapy applications and in clinically-relevant bioassays for small molecule drug discovery and drug rescue.  We anticipate that these patient-specific iPS Cells may play a key role in our cell therapy initiatives focused on heart and liver disease and cartilage-repair.

AV-101

We are currently working with Cato Research and other drug development service providers to develop AV-101, also known as “L-4-chlorokynurenine” and “4-Cl-KYN”. AV-101 is a prodrug candidate for the treatment of neuropathic pain. Our current active AV-101 IND application on file at the FDA covers our initial Phase I clinical development of the drug candidate for neuropathic pain.  Neuropathic pain is a serious and chronic condition causing pain after an injury or disease of the peripheral or central nervous system. The neuropathic pain market is large, including approximately 1.8 million people in the U.S. alone.

We believe the safety studies done in the initial Phase I clinical study of AV-101 will support development of AV-101 for other indications, including epilepsy and neurodegenerative diseases, such as Huntington’s and Parkinson’s. To date, the NIH has provided us with grant funding for substantially all of our AV-101 development expenses, including $8.2 million for preclinical and clinical development. We successfully completed our initial Phase I safety study of AV-101 for neuropathic pain in December 2010.  We expect to complete our second AV-101 Phase I safety study during 2011.

AV-101 is an orally available prodrug that is converted in the brain into an active metabolite, 7-chlorokynurenic acid (“7-Cl-KYNA”), which regulates the N-methyl-D-aspartate (“NMDA”) receptors. 7-Cl-KYNA is a synthetic analogue of kynurenic acid, a naturally occurring neural regulatory compound, and is one of the most potent and selective blockers of the regulatory GlyB-site of the NMDA receptor. In preclinical studies, AV-101 has very good oral bioavailability, is rapidly and efficiently transported across the blood-brain barrier, and is converted into 7-Cl-KYNA in the brain and spinal cord, preferentially, at the site of seizures and potential neural damage.

The effect of AV-101 on chronic neuropathic pain due to inflammation and nerve damage was assessed in rats by using the Chung nerve ligation model. AV-101 effects were compared to either saline and MK-801, or gabapentin (NeurontinTM) as positive controls. Similarly to the therapeutic effects seen in the acute formalin and thermal pain models, AV-101 had a positive effect on chronic neuropathic pain in the Chung model that were greater than two (2) standard deviations of the control, with no adverse behavioral observations. As expected, MK-801 and gabapentin also demonstrated reduced pain readouts in the Chung model. The effects observed by AV-101 in both the acute and chronic neuropathic pain model systems was dose dependent, and was not associated with any side effects at the range of doses administered. Preclinical AV-101 data demonstrated the potential clinical utility of AV-101 as an analgesic.

Intellectual Property

Intellectual Property Rights Underlying our Human Clinical Trials in a Test Tubetm Platform

We have established our intellectual property rights to the technology underlying our Human Clinical Trials in a Test Tubetm platform through a combination of exclusive and non-exclusive licenses, patent, and trade secret laws. To our knowledge, we are the first stem cell company focused primarily on stem cell technology-based drug rescue. We have assembled an intellectual property portfolio around the use of pluripotent stem cell technologies in drug discovery and development and with specific application to drug rescue. The differentiation protocols we have licensed direct the differentiation of pluripotent stem cells through:

•	a combination of growth factors (molecules that stimulate the growth of cells);

•	modified developmental genes; and

•	precise selection of immature cell populations for further growth and development.

By influencing key branch points in the cellular differentiation process, our pluripotent stem cell technologies can produce fully-differentiated, non-transformed, highly functional human cells in vitro in an efficient, highly pure and reproducible process.

As of the date of this report, we either own or have licensed 27 issued U.S. patents and 28 U.S. patent applications and certain foreign counterparts relating to the stem cell technologies that underlie our Human Clinical Trials in a Test Tubetm platform. Our material rights and obligations with respect to these patents and patent applications are summarized below:

Licenses

National Jewish Health Exclusive Licenses

We have exclusive licenses to six issued U.S. patents held by NJH and a U.S. patent application filed by NJH. No foreign counterparts to these U.S. patents and patent application have been obtained. These U.S. patents and U.S. patent application contain claims covering composition of matter relating to specific populations of cells and precursors, methods to produce such cells, and applications of such cells for ES Cell-derived immature pluripotent precursors of all the cells of the mesoderm and endoderm lineages. Among other cell types, this covers cells of the heart, liver, pancreas, blood, connective tissues, vascular system, gut and lung cells.

Under this license agreement, we must pay to NJH 1% of our total revenues up to $30 million in each calendar year and 0.5% of all revenues for amounts greater than $30 million, with minimum annual payments of $25,000. Additionally, we are obligated under the agreement to make certain royalty payments on sales of products based on NJH’s patents or the sublicensing of such technology. The royalty payments are subject to anti-stacking provisions which reduce our payments by a percentage of any royalty payments and fees paid to third parties who have licensed necessary intellectual property to us. This agreement remains in force for the life of the patents so long as neither party elects to terminate the agreement upon the other party’s uncured breach or default of an obligation under the agreement. We also have the right to terminate the agreement at any time without cause.

Mount Sinai School of Medicine Exclusive Licenses

We have an exclusive, field restricted, license to one U.S. patent and three U.S. patent applications, one of which has been allowed, and their foreign counterparts filed by MSSM. Foreign counterparts have been filed in Australia, Canada, Europe (two), Japan, Hong Kong and Singapore. One of the U.S. applications has been issued and the foreign counterpart in Singapore has been issued, while the two counterparts in Europe are pending. These patent applications have claims covering composition of matter relating to specific populations of cells and precursors, methods to produce such cells, and applications of such cells, including:

•
the use of certain growth factors to generate mesoderm (that is, the precursors capable of developing into cells of the heart, blood system, connective tissues, and vascular system) from human ES Cells;

•
the use of certain growth factors to generate endoderm (that is, the precursors capable of developing into cells of the liver, pancreas, lungs, gut, intestines, thymus, thyroid gland, bladder, and parts of the auditory system) from human ES Cells; and

•
applications of cells derived from mesoderm and endoderm precursors, especially those relating to drug discovery and testing for applications in the field of in vitro drug discovery and development applications.

This license agreement requires us to pay annual maintenance fees, a patent issue fee and royalty payments based on product sales and services that are covered by the MSSM patent applications, as well as for any revenues received from sublicensing. Any drug candidates that we develop will only require royalty payments to the extent they require the practice of the licensed technology. To the extent we incur royalty payment obligations from other business activities, the royalty payments are subject to anti-stacking provisions which reduce our payments by a percentage of any royalty payments or fees paid to third parties who have licensed necessary intellectual property to us. The license agreement will remain in force for the life of the patents so long as neither party terminates the agreement for cause (i) due to a material breach or default in performance of any provision of the agreement that is not cured within 60 days or (ii) in the case of failure to pay amounts due within 30 days.

Wisconsin Alumni Research Foundation Non-Exclusive License

We have non-exclusive licenses to 23 issued stem cell-related U.S. patents, 19 stem cell-related U.S. patent applications, of which two have been allowed, and certain foreign counterparts held by WARF, for applications in the field of in vitro drug discovery and development. Foreign counterparts have been filed in Australia, Canada, Europe, China, India, Hong Kong, Israel, Brazil, South Korea, India, Mexico, and New Zealand. The subject matter of these patents includes specific human ES Cell lines and composition of matter and use claims relating to human ES Cells important to drug discovery, and drug rescue screening. We have rights to:

•	use the technology for internal research and drug development;

•	provide discovery and screening services to third parties; and

•	market and sell research products (that is, cellular assays incorporating the licensed technology).

This license agreement requires us to make royalty payments based on product sales and services that incorporate the licensed technology. We do not believe that any drug rescue candidates to be developed by us will incorporate the licensed technology and, therefore, no royalty payments will be payable. Nevertheless, there is a minimum royalty of $20,000 per calendar year. There are also milestone fees related to the discovery of therapeutic molecules, though no royalties are owed on such molecules. The royalty payments are subject to anti-stacking provisions which reduce our payments by a percentage of any royalty payments paid to third parties who have licensed necessary intellectual property to us. The agreement remains in force for the life of the patents so long as we pay all monies due and do not breach any covenants, and such breach or default is uncured for 90 days. We may also terminate the agreement at any time upon 60 days’ notice. There are no reach through royalties on customer-owned small molecule or biologic drug products developed using the licensed technologies.

Our Patents

We have filed a U.S. patent application on liver stem cells and their applications in drug development relating to toxicity testing. Of the related international filings, European and Korean patents were issued. The European patent has been validated in 11 European countries. We have filed a U.S. patent application, with foreign counterpart filing in Canada and Europe, directed to methods for producing human pluripotent stem cell-derived endocrine cells of the pancreas, with a specific focus on beta-islet cells, the cells that produce insulin, and their uses in diabetes drug discovery and screening. In addition, we have filed a U.S. provisional patent application on a novel, non-viral, approach to produce iPS Cells.

Trade Secrets

We rely, in part, on trade secrets for protection of some of our intellectual property. We attempt to protect trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Our employees and consultants also sign agreements requiring that they assign to us their interests in patents and copyrights arising from their work for us.

Sponsored Research Collaborations and Intellectual Property Rights

University Health Network, McEwen Centre for Regenerative Medicine, Toronto, Ontario

We are currently sponsoring stem cell research by Dr. Gordon Keller, Director of the UHN’s McEwen Centre, focused on developing improved methods for differentiation of cardiomyocytes (heart cells) from pluripotent stem cells, and their uses as biological systems for drug discovery and drug rescue, as well as cell therapy. Pursuant to our sponsored research collaboration agreement with UHN, we have the right to acquire exclusive worldwide rights to any inventions arising from these studies under pre-negotiated terms. Such pre-negotiated terms provide for royalty payments based on product sales that incorporate the licensed technology and milestone payments based on the achievement of certain events. Any drug rescue candidates that we develop will not incorporate the licensed technology and, therefore, will not require any royalty payments. To the extent we incur royalty payment obligations from other business activities, the royalty payments will be subject to anti-stacking provisions which reduce our payments by a percentage of any royalty payments paid to third parties who have licensed necessary intellectual property to us. These licenses will remain in force for so long as we have an obligation to make royalty or milestone payments to UHN, but may be terminated earlier upon mutual consent, by us at any time, or by UHN for our breach of any material provision of the license agreement that is not cured within 90 days. We also have the exclusive option to sponsor research for similar cartilage, liver, pancreas and blood cell projects with similar licensing rights.

The sponsored research collaboration agreement with UHN, as amended, has a term of ten years, ending on September 18, 2017. The options to sponsor research for therapeutic and cell therapy applications of iPS Cells and cells derived from iPS Cells, including programs involving cartilage, liver, pancreas and blood cells derived from iPS Cells, expire on April 30, 2012. The agreement is subject to renewal upon mutual agreement of the parties and subject to automatic extensions for options that we exercise prior to April 30, 2012 so that such additional project will have a three year term from the date of our exercise of our option. The agreement may be terminated earlier upon a material breach by either party that is not cured within 30 days. UHN may elect to terminate the agreement if we become insolvent or if any license granted pursuant to the agreement is prematurely terminated. We have the option to terminate the agreement if Dr. Keller stops conducting his research or ceases to work for UHN.

AV-101-related Intellectual Property

We have exclusive licenses to 7 issued U.S. patents related to the use and function of AV-101, and various CNS-active molecules related to AV-101. These underlying patents are held by the University of Maryland, Baltimore, the Cornell Research Foundation, Inc. and Aventis, Inc. Many of these issued patents have corresponding foreign patents.

Under the terms of the license agreement, we are obligated to make royalty payments on 2% of net sales of products using the patent rights, including products containing compounds covered by the patent rights. Additionally, we must pay a 1% royalty on net sales of combination products that use the patent rights, or contain compounds covered by the patent rights, but also contain a non-licensed component, so long as the non-licensed component is also sold separately in at least one country. We anticipate that any sales of AV-101 will be subject to a 2% royalty. There are no license, milestone or maintenance fees under the agreement. The agreement remains in force until the later of: (i) the expiration or invalidation of the last patent right; and (ii) 10 years after the first commercial sale of the first product that uses the patent rights or contains a compound covered by the patent rights. This agreement may also be terminated earlier at the election of the licensor upon our failure to pay any monies due, our failure to provide updates and reports to the licensor, our failure to provide the necessary financial and other resources required to develop the products, or our failure to cure within 90 days any breach of any provision of the agreement. We may also terminate the agreement at any time upon 90 days’ written notice so long as we make all payments due through the effective date of termination.

Competition

We believe that our Human Clinical Trials in a Test Tubetm platform is capable of being competitive in growing markets for pluripotent stem cell technology-based drug discovery, drug rescue, cell therapy, and other applications. We have elected to focus a substantial portion of our resources on drug rescue applications and, to a lesser but increasingly significant degree, on emerging iPS Cell-based cell therapy applications.

We believe that the technologies underlying our Human Clinical Trials in a Test Tubetm platform and our primary focus on drug rescue opportunities provide us substantial advantages. Although we believe that our model for the application of pluripotent stem cell technologies for drug rescue is novel, competition may increase considerably as the use of stem cell technologies for drug discovery, rescue and development continues to increase throughout the pharmaceutical and biotechnology industries.

Competition may arise, especially as to cell therapy applications, from academic research institutions worldwide, as well as stem cell companies that seek to sell in vitro heart cell, liver cell and other cellular assays and cell populations, including stem cell-based assays and stem cell-derived cells for predictive toxicity screening, including Advanced Cell Technology, Inc., BioTime, Cellartis AB, Cellular Dynamics International, Inc., California Stem Cell, Inc., Cellerant Therapeutics, Inc., Cellzdirect Inc., Cambrex Corporation, HemoGenix, International Stem Cell Corp., iPierian Inc., Stem Cells, Inc. and Stemina BioMarker Discovery, Inc., and possibly others. Pharmaceutical companies may also develop their own stem cell-based research programs. We anticipate that acceptance of pluripotent stem cell technology, including our Human Clinical Trials in a Test Tubetm platform, will increase at pharmaceutical and biotechnology companies over at least the next five years, providing us with drug rescue and cell therapy partnering opportunities.

With respect to AV-101, we believe that a range of pharmaceutical and biotechnology companies have programs to develop small molecule drug candidates for the treatment of epilepsy, neuropathic pain and Parkinson’s disease, including Abbott Laboratories, GlaxoSmithKline plc, Johnson & Johnson Inc., Novartis AG, Pfizer Inc., and Warner-Lambert Company. We expect that AV-101 will have to compete with a variety of therapeutic products and procedures.

Government Regulation

United States

With respect to our stem cell research and development in the U.S., the U.S. government has established requirements and procedures relating to the isolation and derivation of certain stem cell lines and the availability of federal funds for research and development programs involving those lines. All of the stem cell lines that we are using were either isolated under procedures that meet U.S. government requirements and are approved for funding from the U.S. government, or were isolated under procedures that meet U.S. government requirements and are approved for use by regulatory bodies associated with the CIRM.

With respect to drug development, government authorities at the federal, state and local levels in the U.S. and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution, marketing, pricing and export and import of pharmaceutical products such as those we are developing. In the U.S., pharmaceuticals, biologics and medical devices are subject to rigorous FDA regulation. Federal and state statutes and regulations in the United States govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, export, record keeping, approval, marketing, advertising and promotion of our potential drug rescue variants. The information that must be submitted to the FDA in order to obtain approval to market a new drug varies depending on whether the drug is a new product whose safety and effectiveness has not previously been demonstrated in humans, or a drug whose active ingredient(s) and certain other properties are the same as those of a previously approved drug. Product development and approval within this regulatory framework takes a number of years and involves significant uncertainty combined with the expenditure of substantial resources.

Canada

In Canada, stem cell research and development is governed by two policy documents and by one legislative statute: the Guidelines for Human Pluripotent Stem Cell Research (the “Guidelines”) issued by the Canadian Institutes of Health Research; the Tri-Council Statement: Ethical Conduct for Research Involving Humans (the “TCPS”); and the Assisted Human Reproduction Act (the “Act”). The Guidelines and the TCPS govern stem cell research conducted by, or under the auspices of, institutions funded by the federal government. Should we seek funding from Canadian government agencies or should we conduct research under the auspices of an institution so funded, we may have to ensure the compliance of such research with the ethical rules prescribed by the Guidelines and the TCPS.

The Act subjects all research conducted in Canada involving the human embryo, including ES Cell derivation (but not the stem cells once derived), to a licensing process overseen by a federal licensing agency.  However, as of the date of this report, the provisions of the Act regarding the licensing of ES Cell derivation were not in force

We are not currently conducting stem cell research in Canada.  We are, however, sponsoring stem cell research by Dr. Gordon Keller at UHN’s McEwen Centre.  We anticipate conducting stem cell research (with both ES Cells and iPS Cells), in collaboration with Dr. Keller and is research team, at UHN during 2011 and beyond pursuant to our long term sponsored research collaboration with Dr. Keller and UHN.  Should the provisions of the Act come into force, we may have to apply for a license for all ES Cell research we may sponsor or conduct in Canada and ensure compliance of such research with the provisions of the Act.

Foreign

In addition to regulations in the U.S., we may be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products outside of the U.S. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Subsidiaries and Inter-corporate Relationships

VistaGen is our wholly-owned subsidiary.  VistaGen has two wholly-owned subsidiaries, VistaStem Canada Inc., a corporation incorporated pursuant to the laws of the Province of Ontario, intended to facilitate our stem cell-based research and development and drug rescue activities in Ontario, Canada, including our collaboration with Dr. Keller and UHN, and Artemis Neuroscience, Inc., a corporation incorporated pursuant to the laws of the State of Maryland and focused on the clinical development of AV-101. The operations of each of VistaGen and each of its subsidiaries are managed by our management team based in South San Francisco, California.

Employees

We have seven full-time employees, four of whom have doctorate degrees. We anticipate adding up to four additional employees, including at least one of whom will have a doctorate degree, within the next twelve months.  Currently, five full-time employees work in research and development and laboratory support services and two full-time employees work in general and administrative roles. Staffing for all other functional areas is achieved through strategic relationships with service providers and consultants, each of whom provides services on an as-needed basis, including human resources and payroll, accounting, information technology, facilities, stock plan administration, web site maintenance, regulatory affairs, and FDA program management.  In addition, we currently conduct some of our research and development efforts through sponsored research relationships with stem cell scientists at academic research institutions in the U.S. and Canada, including Dr. Keller’s laboratories at UHN. See Item 1, “Business – Strategic Transactions and Relationships.”

ITEM 1A.  RISK FACTORS

Risks Related to Our Business

We have never rescued a drug candidate and cannot be certain that we will be able to do so in the future.

Our ability to rescue drug candidates is highly dependent upon the accuracy and efficiency of our Human Clinical Trials in a Test Tubetm platform. We have no operating history with respect to the rescue of drug candidates and cannot be certain we will be able to develop or rescue drug candidates in the future. There are a number of factors that may impact our ability to rescue a drug candidate, including:

•
Our ability to identify promising drug candidates that pharmaceutical companies have put on the shelf due to heart or liver toxicity concerns. We have no prior experience in identifying drug candidates that may be suitable for our proposed drug rescue model. If we cannot identify drugs that can be rescued in an efficient and cost-effective manner, our business will be adversely affected.

•
Our ability to negotiate licenses with pharmaceutical companies to drug candidates that the pharmaceutical companies have put on the shelf due to heart or liver toxicity concerns. We have no experience in negotiating these licenses and there can be no assurances that we will be able to obtain licenses on commercially reasonable terms, if at all. If we are unable to obtain licenses to drug candidates we seek to rescue, our business will be adversely affected.

•
Our medicinal chemistry collaborators’ ability to design and produce a range of drug rescue variants that are structurally related to the original drug candidate that was put on the shelf. If our chosen medicinal chemistry collaborators are unsuccessful for any reason in designing and producing these drug rescue variants, our business will be adversely affected.

•
Our ability to execute our drug rescue programs in a timely and cost-effective manner. If our drug rescue programs are less efficient and more expensive than we expect, our business will be adversely affected.

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Our ability to research, develop, obtain regulatory approval for, manufacture, introduce, market, and distribute our drug rescue variants, or secure a collaborator to provide financial and other assistance with these steps. The time necessary to achieve these goals for any individual pharmaceutical product is long and can be uncertain. Only a small number of research and development programs ultimately result in commercially successful drugs. We cannot assure you that toxicity results indicated by our drug rescue testing models are indicative of results that would be achieved in future animal studies, in in vitro testing or human clinical studies, all or some of which will be required in order to obtain regulatory approval of our drug rescue variants.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

Our consolidated financial statements for the year ended March 31, 2010 included elsewhere in this report, have been prepared assuming that we will continue to operate as a going concern. The report of our independent registered public accounting firm on our consolidated financial statements includes an explanatory paragraph discussing conditions that raise a substantial doubt about our ability to continue as a going concern. We incurred accumulated losses of $33.1 million and $38.9 million, and shareholders’ deficit of $26 million and $30 million as of March 31, 2010 and December 31, 2010, respectively. Our cash and equivalents, including contract payments receivable, was $448,000 and $535,000 as of March 31, 2010 and December 31, 2010, respectively.

We require additional funds to continue operations. These funds, if available, may be from one or more public or private stock offerings, borrowings under bank or lease lines of credit, grants awards or other sources. Any additional financing may not be available on a timely basis on terms acceptable to us, or at all. Our ability to obtain such financing may be impaired by the current economic conditions and the lack of liquidity in the credit markets. Such financing, if available, may also be dilutive to stockholders or may require us to grant a lender a security interest in our assets. The amount of money we will need will depend on many factors, including:

•	revenues, if any, generated by the development or licensing of a drug rescue candidate;

•	expenses we incur in developing and selling our drug rescue applications;

•	the commercial success of our research and development efforts; and

•	the emergence of competing technological developments.

If we are unable to secure additional funding or adequate funds are not available, we may have to discontinue operations; delay development or commercialization of our Human Clinical Trials in a Test Tubetm platform and our drug rescue applications; license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize; reduce marketing, customer support, or other resources devoted to our system; or any combination of these activities. Any of these results would materially harm our business, financial condition, and results of operations, and there can be no assurance that any of these results will result in cash flows that will be sufficient to fund our current or future operating needs.

Our internal validation study of CardioSafe 3Dtm has not been subject to peer review or third party validation.

Our internal validation study, conducted to validate the ability of our CardioSafe 3Dtm assay system to predict the cardiac effects of prospective drug rescue candidates referred to under “Business – Application of Stem Cell Technology to Drug Rescue – CardioSafe 3D™”, has not been subject to peer review or third party validation. It is possible that the results we obtained from our internal validation study may not be able to be replicated by third parties. If third parties cannot replicate such results, it will be difficult to negotiate and obtain licenses from pharmaceutical companies to drug candidates we seek to rescue. Even if such results can be replicated, pharmaceutical companies may nevertheless conclude their current drug testing models are better than our testing model, CardioSafe3Dtm, and that our testing model does not merit a license to the drug candidate we seek to rescue. Our business model is predicated on our ability to obtain licenses from pharmaceutical companies to promising drug rescue candidates. If we cannot obtain licenses to suitable drug rescue candidates, our business will be adversely affected.

CardioSafe 3Dtm is still in an early stage of development and we cannot say with certainty that it will be more efficient or accurate at predicting the toxicity of drug candidates than the drug testing models currently used by pharmaceutical companies.

The success of our plan to rescue drug candidates is dependent upon CardioSafe 3Dtm and any other predictive toxicology screening bioassay systems we develop being more accurate and efficient than current animal and tumor cell-based testing models. The accuracy and efficiency of our bioassay systems is central to our ability to rescue drugs. If our bioassay systems are less accurate and less efficient than current animal and tumor cell-based testing models, our business will be adversely affected.

We have a history of losses and anticipate future losses, and continued losses could impair our ability to sustain operations.

We have incurred operating losses every year since our operations began in July 1998. As of December 31, 2010, our accumulated deficit since inception was approximately $38.9 million. Losses have resulted principally from costs incurred in connection with our research and development activities and from general and administrative costs associated with our operations. We expect to incur additional operating losses and, as our research and development efforts, and drug rescue- and stem cell therapy-related activities continue, we expect our operating losses to increase.

Substantially all of our revenues to date have been from research support payments under collaboration agreements, government and private foundation grants, and revenues from our stem cell technology licensing arrangements. Our near-term revenues are highly dependent on entering into stem cell technology-based drug rescue and development collaborations with pharmaceutical companies and strategic predictive toxicology screening collaborations with government entities. In the event that we are unable to generate projected revenues related to drug rescue or predictive toxicology screening collaborations or government grants, we will need to modify our operating plan to the extent necessary to make up for the revenue shortfall which would harm our business and prospects. We may not be successful in entering into any new collaboration or license agreement that results in material or timely revenues. We do not expect that the revenues generated from these arrangements will be sufficient alone to continue or expand our stem cell research, drug rescue, drug development and stem cell therapy activities and otherwise sustain our operations. In addition, in order to fund a substantial portion of future operations, we will need to secure additional capital.

We also expect to experience negative cash flows for the foreseeable future as we fund our operating losses and capital expenditures. This will result in decreases in our working capital, total assets and shareholders’ equity, which may not be offset by future funding. We will need to generate significant revenues to achieve profitability. We may not be able to generate these revenues, and we may never achieve profitability. Our failure to achieve profitability could negatively impact the value of our stock. Even if we do become profitable, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis.

We will need substantial additional capital to conduct our operations, complete our research and development activities, develop our stem cell technology platform, execute our drug rescue and cell therapy business model, and our ability to obtain the necessary funding is uncertain.

We will require substantial capital resources in order to conduct our operations and develop our stem cell technology platform, and execute our drug rescue and cell therapy business model, and we cannot assure you that our existing capital resources, even after completion of the Merger, will be sufficient to fund our current and planned operations. There can be no assurances that we will be able to raise more capital or on what terms. We may seek additional funds from public and private stock offerings, borrowings under lease lines of credit or government loan programs, or other sources. The timing and degree of any future capital requirements will depend on many factors, including: revenues generated, if any; the commercial success of our research and development efforts; the emergence of competing technological developments; the accuracy of the assumptions underlying our estimates for our capital needs; the magnitude and scope of our research and development programs; our ability to enter into collaboration agreements; our ability to successfully obtain additional grant funding from government agencies and private research organizations that support research such as ours; our ability to establish, enforce and maintain strategic arrangements for research, development, clinical testing, manufacturing and marketing; the number and type of drug rescue and other pipeline opportunities that we pursue and develop; the time and costs involved in obtaining regulatory approvals; and the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims.

We do not have any committed sources of additional capital. Additional financing through strategic collaborations, public or private equity financings, capital lease transactions or other financing sources may not be available on acceptable terms, or at all. The receptivity of the public and private equity markets to proposed financings is substantially affected by the general economic, market and political climate and by other factors which are unpredictable and over which we have no control. Additional equity financings, if we obtain them, could result in significant dilution to our shareholders. Further, in the event that additional funds are obtained through arrangements with collaborators, these arrangements will likely require us to relinquish rights to some of our technologies, product candidates or proposed products that we would otherwise seek to develop and commercialize ourselves. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our programs, reduce marketing or other resources devoted to our products and technologies. Any of these results could have a material adverse effect on our business.

If we cannot continue to obtain grant funding from government entities or private research foundations or research, drug rescue and development funding from pharmaceutical or biotechnology companies, or if we fail to replace these sources of funding, our ability to continue operations will be harmed.

Historically we have funded a substantial portion of our operating expenses from U.S. government and private grant funding and funding from pharmaceutical companies with which we have collaborative relationships. In order to fund a substantial portion of future operations, particularly future operations related to our proposed drug rescue activities and development of AV-101, we will need to apply for and receive additional grant funding from governments and governmental organizations such as NIH, the NIH’s National Institute of Neurological Disease and Stroke, the California Institute for Regenerative Medicine and the government of the Province of Ontario, Canada, however, we may not secure any additional funding from any governmental organization or private research foundation or otherwise. We cannot assure you that we will continue to receive grant funding. If grant funds are no longer available or the funds no longer meet our needs, some of our current and future operations may be delayed or terminated. In addition, our business, financial condition and results of operations will be adversely affected if we are unable to obtain grants or replace these sources of funding.

If we cannot enter into and successfully manage a sufficient number of drug rescue and predictive toxicology screening collaborations with pharmaceutical or biotechnology companies or government entities it will harm our ability to develop drug rescue candidates for our drug pipeline and fund our future operations.

A principal element of our drug rescue business model is to enter into multiple stem cell technology-based drug rescue and predictive toxicology screening collaborations with established pharmaceutical and biotechnology companies and government entities to finance or otherwise assist in the rescue, development, marketing and manufacture of drugs developed utilizing our stem cell-based toxicity screening assays. Our goal is to derive a recurring stream of revenues principally from research and development payments, license fees, milestone payments and royalties from our projected drug rescue and predictive toxicology screening collaborations. Our prospects, therefore, will depend in large part upon our ability to attract and retain collaborators and to rescue and develop drug candidates that meet the requirements of our prospective collaborators. In addition, our collaborators will generally have the right to abandon research projects and terminate applicable agreements, including funding obligations, prior to or upon the expiration of the agreed-upon research terms. There can be no assurance that we will be successful in establishing multiple future collaborations on acceptable terms or at all, that current or future collaborations will not terminate funding before completion of projects, that our existing or future collaborative arrangements will result in successful product commercialization or that we will derive any revenues from such arrangements. To the extent that we are unable to maintain existing or establish new drug rescue and predictive toxicology screening collaborations, it would require substantial additional capital for us to undertake research, development and commercialization activities on our own.

In varying degrees for each of the drug candidates we may seek to rescue and develop during the next 18 months, we will likely rely on our collaborators to develop, conduct human clinical trials on, obtain regulatory approvals for, manufacture, market and/or commercialize our drug rescue pipeline candidates. Such collaborators’ diligence and dedication of resources in conducting these activities will depend on, among other things, their own competitive, marketing and strategic considerations, including the relative advantages of competitive products. The failure of our collaborators to conduct their collaborative activities successfully and diligently would have a material adverse effect on us.

Some of our competitors or pharmaceutical companies may develop technologies that are superior to or more cost-effective than ours, which may impact the commercial viability of our technologies and which may significantly damage our ability to sustain operations.

The pharmaceutical and biotechnology industries are intensely competitive. Other pluripotent stem cell biology-based assay systems and drug candidates that could compete directly with the bioassay technologies and product candidates that we seek to discover, develop and commercialize currently exist or are being developed by pharmaceutical and biotechnology companies and by academic and other research organizations.

Many of the pharmaceutical and biotechnology companies developing and marketing these competing products and technologies have significantly greater financial resources and expertise than we do in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing and distribution. Pharmaceuticals companies with whom we are seeking to collaborate may develop their own competing internal programs.

Small companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations are conducting research, seeking patent protection and establishing collaborative arrangements for research, clinical development and marketing of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel, obtaining collaborators and licensees, as well as in acquiring technologies complementary to our programs.

In addition to the above factors, we expect to face competition in the areas of evaluation of product efficacy and safety, the timing and scope of regulatory consents, availability of resources, reimbursement coverage, price and patent position, including potentially dominant patent positions of others.

As a result of the foregoing, our competitors may develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than we do. Most significantly, competitive products may render any technologies and product candidates that we develop obsolete, which would negatively impact our business and ability to sustain operations.

Restrictions on the use of ES Cells, political commentary and the ethical and social implications of research involving ES Cells could prevent us from developing or gaining acceptance for commercially viable products based upon such stem cells and adversely affect the market price of our Common Stock.

Some of our most important programs involve the use of ES Cells. Some believe the use of ES Cells gives rise to ethical and social issues regarding the appropriate use of these cells. Our research related to ES Cells may become the subject of adverse commentary or publicity, which could significantly harm the market price of our Common Stock.

Certain political and religious groups in the United States have voiced opposition to ES Cell technology and practices. All procedures we use to obtain clinical samples and the procedures we use to isolate ES Cells are consistent with the informed consent and ethical guidelines promulgated by the U.S. National Academy of Science, the International Society of Stem Cell Research (“ISSCR”), and the NIH. These procedures and documentation have been reviewed by an external Stem Cell Research Oversight Committee, and all cell lines we use have been approved under these guidelines. We use stem cells derived from human embryos that have been created for use in in vitro fertilization (“IVF”) procedures but that have been donated with appropriate informed consent for research use after a successful IVF procedure because they are no longer desired or suitable for IVF. Many research institutions, including some of our scientific collaborators, have adopted policies regarding the ethical use of human embryonic tissue. These policies may have the effect of limiting the scope of research conducted using ES Cells, thereby impairing our ability to conduct research in this field.

The U.S. government and its agencies on July 7, 2009 published guidelines for the ethical derivation of human ES Cells required for receiving federal funding for ES Cell research. All of the ES Cell lines we use meet these guidelines for NIH funding. In the U.S., the President’s Council on Bioethics monitors stem cell research, and may make recommendations from time to time that could place restrictions on the scope of research using human embryonic or fetal tissue. Although numerous states in the U.S. are considering, or have in place, legislation relating to stem cell research, including California whose voters approved Proposition 71 to provide up to $3 billion of state funding for stem cell research in California, it is not yet clear what affect, if any, state actions may have on our ability to commercialize stem cell technologies. The use of embryonic or fetal tissue in research (including the derivation of ES Cells) in other countries is regulated by the government, and varies widely from country to country. These regulations may affect our ability to commercialize ES Cell-based bioassay systems.

Government-imposed restrictions with respect to use of ES Cells in research and development could have a material adverse effect on us by harming our ability to establish critical collaborations, delaying or preventing progress in our research and development, and causing a decrease in the market interest in our stock. These ethical concerns do not apply to iPS Cells because their derivation does not involve the use of embryonic tissues.

We have assumed that the biological capabilities of iPS Cells and ES Cells for in vitro bioassays is likely to be comparable. If it is discovered that this assumption is incorrect, our ability to develop our Human Clinical Trials in a Test Tubetm platform could be harmed.

We plan to use both ES Cells and iPS Cells as the basis for the continued development of our Human Clinical Trials in a Test Tubetm platform. With respect to iPS Cells, scientists are still unsure about the clinical utility, life span, and safety of such cells, and whether such cells differ in any clinically significant ways from ES Cells. If we discover that iPS Cells will not be useful for whatever reason for our Human Clinical Trials in a Test Tubetm platform, we could be limited to using only ES Cells. This could negatively affect our ability to develop our Human Clinical Trials in a Test Tubetm platform, particularly in circumstances where it would be preferable to produce iPS Cells to reflect the effects of desired specific genetic variations.

Regulation of Biological Products

Some of our products, especially our potential stem cell therapy products, and the products of our collaboration partners, may be subject to the biological product regulations. During their clinical development, biological products are regulated pursuant to Investigational New Drug (“IND”) requirements. Product development and approval takes a number of years, involves the expenditure of substantial resources and is uncertain. Many biological products that appear promising ultimately do not reach the market because they cannot meet FDA or other regulatory requirements. In addition, there can be no assurance that the current regulatory framework will not change through regulatory, legislative or judicial actions or that additional regulation will not arise during our product development that may affect approval, delay the submission or review of an application, if required, or require additional expenditures by us.

The activities required before a new biological product may be approved for marketing in the U.S. primarily begin with preclinical testing, which includes laboratory evaluation and animal studies to assess the potential safety and efficacy of the product as formulated. Results of preclinical studies are summarized in an IND application to the FDA. Human clinical trials may begin 30 days following submission of an IND application, unless the FDA requires additional time to review the application or raise questions.

Clinical testing involves the administration of the drug or biological product to healthy human volunteers or to patients under the supervision of a qualified principal investigator, usually a physician, pursuant to an FDA-reviewed protocol. Each clinical study is conducted under the auspices of an institutional review board (“IRB”) at each of the institutions at which the study will be conducted. A clinical plan, or “protocol,” accompanied by the approval of an IRB, must be submitted to the FDA as part of the IND application prior to commencement of each clinical trial. Human clinical trials are conducted typically in three sequential phases. Phase I trials consist of, primarily, testing the product’s safety in a small number of patients or healthy volunteers. In Phase II, the safety and efficacy of the product candidate is evaluated in a specific patient population. Phase III trials typically involve additional testing for safety and clinical efficacy in an expanded patient population at geographically dispersed sites. The FDA may order the temporary or permanent discontinuance of a preclinical or clinical trial at any time for a variety of reasons, particularly if safety concerns exist.

A company seeking FDA approval to market a biological product must file a Biologics License Application (“BLA”). In addition to reports of the preclinical and human clinical trials conducted under the IND application, the BLA includes evidence of the product’s safety, purity, potency and efficacy, as well as manufacturing, product identification and other information. Submission of a BLA does not assure FDA approval for marketing. The application review process generally takes one to three years to complete, although reviews of drugs and biological products for life-threatening diseases may be accelerated or expedited. However, the process may take substantially longer.

The FDA requires at least one and often two properly conducted, adequate and well-controlled clinical studies demonstrating efficacy with sufficient levels of statistical assurance. However, additional information may be required. Notwithstanding the submission of such data, the FDA ultimately may decide that the BLA does not satisfy the regulatory criteria for approval and not approve the application. The FDA may impose post-approval obligations, such as additional clinical tests following BLA approval to confirm safety and efficacy (Phase IV human clinical trials). The FDA may, in some circumstances, also impose restrictions on the use of the biological product that may be difficult and expensive to administer. Further, the FDA requires reporting of certain safety and other information that becomes known to a manufacturer of an approved biological product. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market.

Prior to approving an application, the FDA will inspect the prospective manufacturer to ensure that the manufacturer conforms to the FDA’s current good manufacturing practice (“cGMP”) regulations that apply to biologics. To comply with the cGMP regulations, manufacturers must expend time, money and effort in product recordkeeping and quality control to assure that the product meets applicable specifications and other requirements. The FDA periodically inspects manufacturing facilities in the U.S. and abroad in order to assure compliance with applicable cGMP requirements. Our failure to comply with the FDA’s cGMP regulations or other FDA regulatory requirements could have a significant adverse effect on us.

After a product is approved for a given indication in a BLA, subsequent new indications or dosage levels for the same product are reviewed by the FDA via the filing and approval of a BLA supplement. The BLA supplement is more focused than the BLA and deals primarily with safety and effectiveness data related to the new indication or dosage. Applicants are required to comply with certain post-approval obligations, such as compliance with cGMPs.

Entry into clinical trials with one or more drug or biologic product candidates may not result in any commercially viable products.

We may never generate revenues from drug or biologic product sales because of a variety of risks inherent in our business, including the following risks:

•	clinical trials may not demonstrate the safety and efficacy of our product candidates;

•	completion of clinical trials may be delayed, or costs of clinical trials may exceed anticipated amounts;

•	we may not be able to obtain regulatory approval of our products, or may experience delays in obtaining such approval;

•	we may not be able to manufacture our product candidates economically on a commercial scale;

•	we and any licensees of ours may not be able to successfully market our products;

•	physicians may not prescribe our product candidates, or patients or third party payors may not accept such product candidates;

•	others may have proprietary rights which prevent us from marketing our products; and

•	competitors may sell similar, superior or lower-cost products.

Risks Related to Our Intellectual Property

If we fail to meet our obligations under license agreements, we may lose our rights to key technologies on which our business depends.

Our business depends on several critical technologies that are based in part on patents licensed from third parties. Those third-party license agreements impose obligations on us, such as payment obligations and obligations to diligently pursue development of commercial products under the licensed patents. If a licensor believes that we have failed to meet our obligations under a license agreement, the licensor could seek to limit or terminate our license rights, which could lead to costly and time-consuming litigation and, potentially, a loss of the licensed rights. During the period of any such litigation our ability to carry out the development and commercialization of potential products could be significantly and negatively affected. If our license rights were restricted or ultimately lost, our ability to continue our business based on the affected technology would be severely adversely affected.

It is uncertain what ownership rights, if any, we will obtain over intellectual property we derive from licenses by pharmaceutical companies to lead drug rescue candidates and drug rescue variants.

We expect to negotiate and obtain licenses from pharmaceutical companies to drug rescue candidates that these companies have put on the shelf (discontinued development) because of toxicity and, in the near-term, heart toxicity specifically, as well as drug rescue variants derived from the drug rescue candidates. Although we have substantial experience in negotiating licenses to drug candidates and stem cell technologies, we have limited experience in negotiating licenses to drug candidates and drug rescue variants related to our drug rescue business model, and there can be no assurances that we will obtain ownership rights over intellectual property we derive from our licenses to the drug rescue candidates, including rights to drug rescue variants. Such intellectual property may include rights to drug rescue variants that we discover to be safer than and as effective as the original drug rescue candidate. If we are unable to obtain ownership rights over intellectual property related to drug rescue variants, our business will be adversely affected.

If we are not able to obtain and enforce patent protection or other commercial protection for AV-101 or our pluripotent stem cell technologies, the value of AV-101 and our stem cell technologies and product candidates will be harmed.

Commercial protection of AV-101 and our proprietary pluripotent stem cell technologies is critically important to our business. Our success will depend in large part on our ability to obtain and enforce our patents and maintain trade secrets, both in the U.S. and in other countries.

Additional patents may not be granted, and our existing U.S. and foreign patents might not provide us with commercial benefit or might be infringed upon, invalidated or circumvented by others. In addition, the availability of patents in foreign markets, and the nature of any protection against competition that may be afforded by those patents, is often difficult to predict and vary significantly from country to country. We, our licensors, or our licensees may choose not to seek, or may be unable to obtain, patent protection in a country that could potentially be an important market for AV-101 and our stem cell technologies.

The patent positions of pharmaceutical and biopharmaceutical companies, including ours, are highly uncertain and involve complex legal and technical questions. In particular, legal principles for biotechnology patents in the U.S. and in other countries are evolving, and the extent to which we will be able to obtain patent coverage to protect our technology, or enforce issued patents, is uncertain.

For example, the European Patent Convention prohibits the granting of European patents for inventions that concern “uses of human embryos for industrial or commercial purposes”. The European Patent Office is presently interpreting this prohibition broadly, and is applying it to reject patent claims that pertain to human embryonic stem cells. However, this broad interpretation is being challenged through the European Patent Office appeals system. As a result, we do not yet know whether or to what extent we will be able to obtain European patent protection for our proprietary ES Cell-based technology and systems.

Publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by at least several months and sometimes several years. Therefore, the persons or entities that we or our licensors name as inventors in our patents and patent applications may not have been the first to invent the inventions disclosed in the patent applications or patents, or the first to file patent applications for these inventions. As a result, we may not be able to obtain patents for discoveries that we otherwise would consider patentable and that we consider to be extremely significant to our future success.

Where several parties seek U.S. patent protection for the same technology, the U.S. Patent and Trademark Office (“U.S. PTO”) may declare an interference proceeding in order to ascertain the party to which the patent should be issued. Patent interferences are typically complex, highly contested legal proceedings, subject to appeal. They are usually expensive and prolonged, and can cause significant delay in the issuance of patents. Moreover, parties that receive an adverse decision in interference can lose patent rights. Our pending patent applications, or our issued patents, may be drawn into interference proceedings, which may delay or prevent the issuance of patents or result in the loss of issued patent rights. If more groups become engaged in scientific research related to ES Cells, the number of patent filings by such groups and therefore the risk of our patents or applications being drawn into interference proceedings may increase. The interference process can also be used to challenge a patent that has been issued to another party.

Outside of the U.S., certain jurisdictions, such as Europe, Japan, New Zealand and Australia, permit oppositions to be filed against the granting of patents. Because our intent is to commercialize our products internationally, securing both proprietary protection and freedom to operate outside of the U.S. is important to our business.

Patent opposition proceedings are not currently available in the U.S. patent system, but legislation is pending to introduce them. However, issued U.S. patents can be re-examined by the U.S. PTO at the request of a third party. Patents owned or licensed by us may therefore be subject to re-examination. As in any legal proceeding, the outcome of patent re-examinations is uncertain, and a decision adverse to our interests could result in the loss of valuable patent rights.

Successful challenges to our patents through interference, opposition or re-examination proceedings could result in a loss of patent rights in the relevant jurisdiction(s). As more groups become engaged in scientific research and product development areas of hES Cells, the risk of our patents being challenged through patent interferences, oppositions, re-examinations or other means will likely increase. If we institute such proceedings against the patents of other parties and we are unsuccessful, we may be subject to litigation, or otherwise prevented from commercializing potential products in the relevant jurisdiction, or may be required to obtain licenses to those patents or develop or obtain alternative technologies, any of which could harm our business.

Furthermore, if such challenges to our patent rights are not resolved promptly in our favor, our existing business relationships may be jeopardized and we could be delayed or prevented from entering into new collaborations or from commercializing certain products, which could materially harm our business.

The confidentiality agreements that are designed to protect our trade secrets could be breached, and we might not have adequate remedies for the breach. Additionally, our trade secrets and proprietary know-how might otherwise become known or be independently discovered by others, all of which could materially harm our business.

We may have to engage in costly litigation to enforce or protect our proprietary technology, particularly our pluripotent stem cell technology and systems, or to defend challenges to our proprietary technology by our competitors, which may harm our business, results of operations, financial condition and cash flow.

Litigation may be necessary to protect our proprietary rights, especially our rights to our pluripotent stem cell technology and bioassay systems. Such litigation is expensive and would divert material resources and the time and attention of our management. We cannot be certain that we will have the required resources to pursue litigation or otherwise to protect our proprietary rights. In the event that we are unsuccessful in obtaining and enforcing patents, our business would be negatively impacted. Further, our patents may be challenged, invalidated or circumvented, and our patent rights may not provide proprietary protection or competitive advantages to us.

Patent litigation may also be necessary to enforce patents issued or licensed to us or to determine the scope and validity of our proprietary rights or the proprietary rights of others. We may not be successful in any patent litigation. An adverse outcome in a patent litigation, patent opposition, patent interference, or any other proceeding in a court or patent office could subject our business to significant liabilities to other parties, require disputed rights to be licensed from other parties or require us to cease using the disputed technology, any of which could severely harm our business.

We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

Our business may bring us into conflict with our licensees, licensors, or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. If we are unable to resolve such conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us. Any such litigation is likely to be expensive and may require a significant amount of management’s time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business.

Much of the information and know-how that is critical to our business is not patentable and we may not be able to prevent others from obtaining this information and establishing competitive enterprises.

We rely, in significant part, on trade secrets to protect our proprietary technologies, especially in circumstances that we believe patent protection is not appropriate or available. We attempt to protect our proprietary technologies in part by confidentiality agreements with our employees, consultants, collaborators and contractors. We cannot assure you that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors, any of which would harm our business significantly.

We may be subject to infringement claims that are costly to defend, and which may limit our ability to use disputed technologies and prevents us from pursuing research and development or commercialization of potential products.

Our commercial success depends significantly on our ability to operate without infringing patents and the proprietary rights of others. Our technologies may infringe on the patents or proprietary rights of others. In addition, we may become aware of discoveries and technology controlled by third parties that are advantageous to our programs. In the event our technologies infringe the rights of others or we require the use of discoveries and technologies controlled by third parties, we may be prevented from pursuing research, development or commercialization of potential products or may be required to obtain licenses to those patents or other proprietary rights or develop or obtain alternative technologies. We have obtained licenses from several universities and companies for technologies that we anticipate incorporating into our Human Clinical Trials in a Test Tubetm platform, and are in negotiation for licenses to other technologies. We may not be able to obtain a license to patented technology on commercially favorable terms, or at all. If we do not obtain a necessary license, we may need to redesign our technologies or obtain rights to alternate technologies, the research and adoption of which could cause delays in product development. In cases where we are unable to license necessary technologies, we could be prevented from developing certain potential products. Our failure to obtain alternative technologies or a license to any technology that we may require to research, develop or commercialize our product candidates would significantly and negatively affect our business.

Risks Related to Development, Clinical Testing and Regulatory Approval of Drug Candidates

We have limited experience as a corporation conducting clinical trials, or in other areas required for the successful commercialization and marketing of drug candidates.

We will need to receive regulatory approval for any product candidate before it may be marketed and distributed. Such approval will require, among other things, completing carefully controlled and well-designed clinical trials demonstrating the safety and efficacy of each product candidate. This process is lengthy, expensive and uncertain. As a company, we have limited experience in conducting clinical trials. Such trials will require additional financial and management resources, collaborators with the requisite clinical experience or reliance on third party clinical investigators, contract research organizations and consultants. Relying on third parties may force us to encounter delays that are outside of our control, which could materially harm our business.

We also do not currently have marketing and distribution capabilities for product candidates. Developing an internal sales and distribution capability would be an expensive and time-consuming process. We may enter into agreements with collaborators or third parties that would be responsible for marketing and distribution. However, these collaborators or third parties may not be capable of successfully selling any of our product candidates.

Because we and our collaborators must complete lengthy and complex development and regulatory approval processes required to market drug products in the U.S. and other countries, we cannot predict whether or when we or our collaborators will be permitted to commercialize our product candidates or product candidates to which we have commercial rights.

Federal, state and local governments in the U.S. and governments in other countries have significant regulations in place that govern many of our activities and may prevent us from creating commercially viable products derived from our drug rescue and stem cell therapy operations.

The regulatory process, particularly for pharmaceutical product candidates, is uncertain, can take many years and requires the expenditure of substantial resources. Any product candidate that we or our collaborators develop must receive all relevant regulatory agency approvals before it may be marketed in the U.S. or other countries. Biological drugs and non-biological drugs are rigorously regulated. In particular, human pharmaceutical therapeutic product candidates are subject to rigorous preclinical and clinical testing and other requirements by the FDA in the U.S. and similar health authorities in other countries in order to demonstrate safety and efficacy. Because our product candidates involve or are expected to involve the application of new technologies or are based upon new therapeutic approaches, they may be subject to substantial additional review by various government regulatory authorities, and, as a result, the process of obtaining regulatory approvals for them may proceed more slowly than for drug candidates based upon more conventional technologies. We may never obtain regulatory approval to market our drug candidates.

Data obtained from preclinical and clinical activities is susceptible to varying interpretations that could delay, limit or prevent regulatory agency approvals. In addition, delays or rejections may be encountered as a result of changes in regulatory agency policy during the period of product development and/or the period of review of any application for regulatory agency approval for a product candidate. Delays in obtaining regulatory agency approvals could significantly harm the marketing of any product that we or our collaborators develop, impose costly procedures upon our activities or the activities of our collaborators, diminish any competitive advantages that we or our collaborators may attain, or adversely affect our ability to receive royalties and generate revenues and profits.

If we obtain regulatory agency approval for a new product, this approval may entail limitations on the indicated uses for which it can be marketed that could limit the potential commercial use of the product. Additionally, approved products and their manufacturers are subject to continual review, and discovery of previously unknown problems with a product or its manufacturer may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The sale by us or our collaborators of any commercially viable product will be subject to government regulation from several standpoints, including the processes of manufacturing, advertising and promoting, selling and marketing, labeling and distribution. Failure to comply with regulatory requirements can result in severe civil and criminal penalties, including but not limited to product recall or seizure, injunction against product manufacture, distribution, sales and marketing and criminal prosecution. The imposition of any of these penalties could significantly impair our business, financial condition and results of operations.

Entry into clinical trials with one or more drug or biologic candidates may not result in any commercially viable products.

We may never generate revenues from product sales because of a variety of risks inherent in our business, including the following risks:

•	clinical trials may not demonstrate the safety and efficacy of our drug rescue variants or stem cell therapies;

•	completion of clinical trials may be delayed, or costs of clinical trials may exceed anticipated amounts;

•	we may not be able to obtain regulatory approval of our drug rescue variants or biologics, or may experience delays in obtaining such approval;

•	we may not be able to manufacture our drug rescue variants economically on a commercial scale;

•	we and any licensees of ours may not be able to successfully market our drug rescue variants;

•	physicians may not prescribe our products, or patients or third party payors may not accept our drug rescue variants or stem cell therapies;

•	others may have proprietary rights which prevent us from marketing our drug rescue variants or stem cell therapies; and

•	competitors may sell similar, superior or lower-cost products.

To be successful, our drug rescue variants and stem cell therapies must be accepted by the healthcare community, which can be very slow to adopt or unreceptive to new technologies and products.

Our drug rescue variants and stem cell therapies, if approved for marketing, may not achieve market acceptance because hospitals, physicians, patients or the medical community in general may decide not to accept and utilize these products. The drug rescue variants and stem cell therapies that we are attempting to develop may represent substantial departures from established treatment methods and will compete with a number of conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our product candidates will depend on a number of factors, including:

•	our establishment and demonstration to the medical community of the clinical efficacy and safety of our drug rescue variants and stem cell therapies;

•	our ability to create product candidates that are superior to alternatives currently on the market;

•	our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

•	reimbursement policies of government and third-party payors.

If the healthcare community does not accept our developed drug rescue variants or stem cell therapies for any of the foregoing reasons, or for any other reason, our business would be materially harmed.

Risks Related to Our Dependence on Third Parties

Our reliance on the activities of our non-employee advisors, consultants, research institutions and scientific contractors, whose activities are not wholly within our control, may lead to delays in development of our product candidates.

We rely upon and have relationships with scientific consultants at academic and other institutions, some of whom conduct research at our request, and other advisors, contractors and consultants with expertise in drug discovery, drug development, medicinal chemistry, regulatory strategy, corporate development or other matters. These parties are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of our advisors, consultants and contractors and, except as otherwise required by our collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to our activities.

In addition, we have formed, and anticipate forming, sponsored research collaborations with academic and other research institutions throughout the world. We are highly dependent on these sponsored research collaborations for the development of our intellectual property. These research facilities may have commitments to other commercial and non-commercial entities. There can also be no assurances that any intellectual property will be created from our sponsored research collaborations and, even if it is created, that the intellectual property will have any value or application to our business. We have limited control over the operations of these laboratories and can expect only limited amounts of their time to be dedicated to our research goals.

If any third party with whom we have or enter into a relationship is unable or refuses to contribute to projects on which we need their help, our ability to generate advances in our technologies and develop our product candidates could be significantly harmed.

Our business model involves reliance on collaborations with other companies

Our business model contemplates making arrangements with third parties:

•	to access failed drug candidates to rescue and develop;

•	to license drug rescue variants that we develop; and

•	to perform stem cell research and development and supply services, such as medicinal chemistry, that is our key to our future success.

Our strategy is to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others for the research, development and clinical testing. There can be no assurance, however, that we will be able to establish such additional collaborations on favorable terms, if at all, or that our current or future collaborative arrangements will be successful.

Should any collaborator fail to develop or commercialize successfully any product candidates to which it has rights, or any of the collaborator’s product candidates to which we may have rights, our business may be adversely affected. In addition, while we believe that collaborators will have sufficient economic motivation to continue their funding, there can be no assurance that any of these collaborations will be continued or result in successfully commercialized product candidates. Failure of a collaborator to continue funding any particular program could delay or halt the development or commercialization of any product candidates arising out of such program. In addition, there can be no assurance that the collaborators will not pursue alternative technologies, change strategy, re-allocate resources, terminate our agreement, develop alternative product candidates either on their own or in collaboration with others, including our competitors.

If a conflict of interest arises between us and one or more of our collaborators, they may act in their own self-interest and not in our interest or in the interest of our shareholders. Some of our collaborators are conducting, and any of our future collaborators may conduct, multiple product candidate development efforts within the disease area that is the subject of collaboration with us.

Given these risks, our current and future collaborative efforts with third parties may not be successful. Failure of these efforts could require us to devote additional internal resources to the activities currently performed, or to be performed, by third parties, to seek alternative third-party collaborators, or to delay product candidate development or commercialization, which could have a material adverse effect on our business, financial conditions or results of operations.

Risks Related to Our Operations

We depend on key scientific and management personnel and collaborators for the implementation of our business plan, the loss of whom would slow our ability to conduct research and develop and impair our ability to compete.

Our future success depends to a significant extent on the skills, experience and efforts of our executive officers and key employees of our scientific staff. Competition for personnel is intense and we may be unable to retain our current personnel, attract or assimilate other highly qualified management and scientific personnel in the future. The loss of any or all of these individuals would result in a significant loss in the knowledge and experience that we, as an organization, possess and could harm our business and might significantly delay or prevent the achievement of research, development or business objectives. Our management and key employees can terminate their employment with us at any time.

We also rely on consultants, advisors and strategic collaborators, especially our strategic collaboration with Dr. Gordon Keller, who assists us in formulating our stem cell research and development strategies. We face intense competition for qualified individuals from numerous pharmaceutical, biopharmaceutical and biotechnology companies, as well as academic and other research institutions. We may not be able to attract and retain these individuals on acceptable terms. Failure to do so could materially harm our business.

Although the current term of our sponsored research collaboration agreement with UHN and Dr. Keller does not expire until September 2017, there can be no assurances that we will be able to renew or extend the agreement beyond 2017 on mutually agreeable terms. Additionally, there can be no assurances that we will receive any invention notices or secure a license to any intellectual property resulting from such sponsored research.

We will need to hire additional highly specialized, skilled personnel to achieve our business plan. Our inability to hire qualified personnel in a timely manner will harm our business.

Our ability to execute on our business plan will largely depend on the talents and efforts of highly skilled individuals with specialized training in the field of stem cell research and drug candidate screening. Our future success depends on our ability to identify, hire and retain these highly skilled personnel during our early stages of development. Competition in our industry for qualified employees with the specialized training we require is intense. In addition, our compensation arrangements may not always be successful in attracting the new employees we require. Our ability to execute our drug rescue business model effectively depends on our ability to attract these new employees.

Our activities involve hazardous materials, and improper handling of these materials by our employees or agents could expose us to significant legal and financial penalties.

Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. As a consequence, we are subject to numerous environmental and safety laws and regulations, including those governing laboratory procedures exposure to blood-borne pathogens and the handling of biohazardous materials. We may be required to incur significant costs to comply with current or future environmental laws and regulations and may be adversely affected by the cost of compliance with these laws and regulations.

Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, state or federal authorities could curtail our use of these materials and we could be liable for any civil damages that result, the cost of which could be substantial. Further, any failure by us to control the use, disposal, removal or storage, or to adequately restrict the discharge, or assist in the cleanup, of hazardous chemicals or hazardous, infectious or toxic substances could subject us to significant liabilities, including joint and several liability under certain statutes. Any such liability could exceed our resources and could have a material adverse effect on our business, financial condition and results of operations. Additionally, an accident could damage our research and manufacturing facilities and operations.

Additional federal, state and local laws and regulations affecting us may be adopted in the future. We may incur substantial costs to comply with these laws and regulations and substantial fines or penalties if we violate any of these laws or regulations.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage against potential liabilities in order to protect ourselves against product liability claims.

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products and testing technologies. We may become subject to product liability claims if the use of our potential products is alleged to have injured subjects or patients. This risk exists for product candidates tested in human clinical trials as well as potential products that are sold commercially. In addition, product liability insurance is becoming increasingly expensive. As a result, we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities that could have a material adverse effect on our business.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, and to interruption by man-made problems such as computer viruses or terrorism.

Our corporate headquarters are located in the San Francisco Bay Area, a region known for seismic activity. A significant natural disaster, such as an earthquake, fire or a flood, could harm our business. In addition, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. In addition, acts of terrorism or war could cause disruptions in our business or the economy as a whole.

We may select and develop product candidates that fail

We may select for development and expend considerable resources including time and money on product candidates that fail to complete trials, obtain regulatory approval or achieve sufficient sales, if any, to be profitable.

Additional Risks

Our principal shareholders and management own a significant percentage of our stock and will be able to exercise significant influence.

Our executive officers, directors and principal shareholders and their affiliates own a significant percentage of our outstanding capital stock. Accordingly, these shareholders may be able to determine the composition of a majority of our Board of Directors, retain the voting power to approve certain matters requiring shareholder approval, and continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control. See Item 4 of this report, “Security Ownership of Certain Beneficial Owners and Management” for further information about the ownership of our capital stock by our executive officers, directors, and principal shareholders.

If we require future capital, we may not be able to secure additional funding in order to expand our operations and develop new products.

We may seek additional funds from public and private stock offerings, borrowings under lease lines of credit, or other sources. This additional financing may not be available on a timely basis on terms acceptable to us, or at all. Additional financing may be dilutive to shareholders or may require us to grant a lender a security interest in our assets. The amount of money we will need will depend on many factors, including:

•           revenues generated, if any;

•           development expenses incurred;

•           the commercial success of our research and development efforts; and

•           the emergence of competing technological developments.

If adequate funds are not available, we may have to delay development or commercialization of our product candidates and technologies or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. We also may have to reduce marketing, customer support, or other resources devoted to our products and technologies. Any of these results would materially harm our business, financial condition and results of operations.

The market price of our Common Stock will fluctuate significantly in response to factors, some of which are beyond our control.

We anticipate that the market price of our Common Stock will fluctuate significantly in response to many factors, some of which are beyond our control, including the announcement of new products or product enhancements by us or our competitors, developments concerning intellectual property rights and regulatory approvals, quarterly variations in our and our competitors’ results of operations, changes in earnings estimates or recommendations by any securities analysts, developments in our industry, and general market conditions and other factors, including factors unrelated to our own operating performance or the condition or prospects of the biotechnology industry.

Further, the stock market in general, and securities of small-cap companies in particular, have recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our Common Stock, which could cause a decline in the value of our Common Stock. You should also be aware that price volatility might be worse if the trading volume of our Common Stock is low.

There may not ever be an active market for our Common Stock.

Although our Common Stock is quoted on the OTC Bulletin Board, our public float is currently limited and trading of our Common Stock may be extremely sporadic. For example, several days may pass before any shares are traded. There can be no assurance that an active market for our Common Stock will develop. Accordingly, investors must bear the economic risk of an investment in our Common Stock for an indefinite period of time.

We are subject to the reporting requirements of federal securities laws, which can be expensive.

We are a public reporting company in the United States, and, accordingly, subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act. The legal, accounting and other costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to shareholders are significant. In addition, we will incur substantial legal, accounting and other expenses in connection with the preparation of registration statements and related documents with respect to the registration of resales of certain of our securities.

Because we became a public company by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a “reverse merger” transaction. Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our Common Stock. No assurance can be given that brokerage firms will want to conduct any securities offerings on behalf in the future.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time consuming, difficult and costly.

Our management team has limited experience as officers of a publicly-traded company, and we have never operated as a publicly-traded company. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by Sarbanes-Oxley. We will need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with Sarbanes-Oxley’s internal controls and disclosure requirements, we may not be able to obtain the independent registered public accounting firm attestations that Sarbanes-Oxley Act requires publicly-traded companies to obtain. If it is determined that we have a material weakness in our internal control over financial reporting, we could incur additional costs and suffer adverse publicity and other consequences of any such determination.

We cannot assure you that our Common Stock will be liquid or that our Common Stock will be listed on the New York Stock Exchange, the Nasdaq Stock Market, or other similar exchanges.

We do not yet meet the initial listing standards of the New York Stock Exchange, the Nasdaq Stock Market, or other similar exchanges. Until our Common Stock is listed on an exchange, we anticipate that it will remain quoted on the OTC Bulletin Board, another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, investors may find it difficult to obtain accurate quotations as to the market value of our Common Stock. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Common Stock, which may further affect their liquidity. This would also make it more difficult to raise additional capital.

There may be issuances of shares of Preferred Stock in the future.

Although we do not currently have any shares of Preferred Stock outstanding, nor are we authorized to issue Preferred Stock, our Board of Directors and stockholders could authorize an amendment of our Articles of Incorporation to authorize the issuance of a series of Preferred Stock in the future and such Preferred Stock could grant holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends would be declared to holders of our Common Stock, and the right to the redemption of such shares, possibly together with a premium, prior to the redemption of the Common Stock. In the event and to the extent that we do issue Preferred Stock in the future, the rights of holders of our Common Stock could be impaired thereby, including without limitation, with respect to liquidation.

Our Common Stock may be considered a “penny stock.”

The Securities and Exchange Commission (“SEC”) has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. In the event that the market price of our Common Stock is less than $5.00 per share and therefore may be considered a “penny stock,” broker and dealers effecting transactions in our Common Stock must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our Common Stock and may affect your ability to sell the shares of our Common Stock. In addition, as long as our Common Stock remains quoted on the OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of the stock, and may find few buyers to purchase such stock and few market makers to support its price.

We do not intend to pay cash dividends on our Common Stock in the foreseeable future.

We have never declared or paid any dividends on our shares of Common Stock and we do not currently anticipate paying any such dividends in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, contractual restrictions, financing agreement covenants, solvency tests imposed by corporate law, results of operations, anticipated cash requirements and other factors and will be at the discretion of our Board of Directors. Furthermore, we may incur indebtedness that may severely restrict or prohibit the payment of dividends.

We are at risk of securities class action litigation that could result in substantial costs and divert management’s attention and resources.

In the past, securities class action litigation has been brought against a company following periods of volatility in the market place of its securities, particularly following the company’s initial public offering. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources.

ITEM 2.  FINANCIAL INFORMATION

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables summarize our consolidated financial data for the periods presented. You should read the following financial information together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those consolidated financial statements appearing elsewhere in this report. The selected consolidated statements of operations data for the fiscal years ended March 31, 2010, 2009 and 2008, and the selected consolidated balance sheet data as of March 31, 2010 and 2009 are derived from our audited consolidated financial statements.  The selected consolidated financial data as of and for the nine-month periods ended December 31, 2010 and 2009 are derived from our unaudited interim consolidated financial statements included elsewhere in this report.  The unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, that management considers necessary for the fair presentation under U.S. Generally Accepted Accounting Principles (“GAAP”) of the financial information set forth in those statements.

Consolidated Statement of Operations Data (in thousands, except net loss per share data)	Nine Months Ended December 31,		Fiscal Years Ended March 31,
	2010	2009	2010	2009	2008
	(unaudited)
Total revenues	$1,718	$2,002	$2,207	$50	$1,891
Operating expenses:
Research and development	1,191	2,021	2,519	2,042	3,297
General and administrative	4,377	1,505	2,481	1,792	3,083
Total operating expenses	5,568	3,526	5,000	3,834	6,380
Loss from operations	(3,850)	(1,524)	(2,793)	(3,784)	(4,489)
Other expenses, net	(2,094)	(843)	(1,330)	(910)	(956)
Loss before income taxes	(5,944)	(2,367)	(4,123)	(4,694)	(5,445)
Income taxes	(2)	(2)	(2)	(2)	(2)
Net loss	$(5,946)	$(2,369)	(4,125)	(4,696)	$(5,447)
Basic and diluted net loss per common share	$(1.62)	$(.89)	$(1.53)	$(2.54)	$(2.98)
Weighted average shares used in computing basic and diluted net loss per common share	3,672	2,665	2,697	1,846	1,831

Consolidated Balance Sheet Data			As of December 31,	As of March 31,
(in thousands)			2010	2010	2009
			(unaudited)
Current assets			$561	$1,102	$29
Property and equipment, net			101	75	126
Security deposits and other assets			32	36	39
Total assets			$694	$1,213	$194
Total liabilities			$15,912	$13,015	$12,343
Preferred stock			14,535	14,535	14,535
Common stock			3,173	3,172	439
Additional paid-in capital			6,293	3,757	2,153
Notes receivable from sale of stock to related parties			(182)	(175)	(167)
Deficit accumulated during development stage			(39,037)	(33,091)	(29,109)
Total shareholders’ deficit			(29,753)	(26,337)	(26,684)
Total liabilities, preferred stock and shareholders’ deficit			$694	$1,213	$194

See Note 3 to our consolidated financial statements included elsewhere in this report for an explanation of the determination of the number of shares of Common Stock used in computing per share data.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of our operations together with the section entitled “Selected Consolidated Financial Information” and our financial statements and related notes appearing elsewhere in this report. In addition to historical information, the following discussion contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, estimates, expectations, beliefs and intentions. The cautionary statements made under the heading “Forward-Looking Statements” and elsewhere in this report should be read as applying to all related forward-looking statements wherever they appear in this report.

Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this report, particularly in the section entitled Item 1A “Risk Factors”.

Overview

On May 11, 2011, the Merger was completed, and the business of VistaGen was adopted as our business.  As such, this Management Discussion and Analysis of Financial Condition and Results of Operation is focused on the current and historical operations of VistaGen, and excludes the prior operations of Excaliber Enterprises, Ltd.

VistaGen is a biotechnology company applying proprietary human pluripotent stem cell technology for drug rescue and cell therapy. Our stem cell technology platform, Human ClinicalTrials in a Test Tubetm, is based on directed differentiation (development) of stem cells into multiple types of mature cells. With mature heart cells produced from stem cells, we have developed CardioSafe 3D™, a 3D bioassay (screening) system. We believe CardioSafe 3D™ is capable of predicting the in vivo cardiac effects, both toxic and non-toxic, of small molecule drug candidates before they are tested in humans. Our immediate goal is to leverage CardioSafe 3D™ to generate and monetize a pipeline of small molecule drug candidates through drug rescue collaborations. We intend to expand our drug rescue capabilities by introducing LiverSafe 3D™, a human liver cell-based toxicity and metabolism screening assay system.  In parallel with our drug rescue activities, we intend to advance preclinical development of large market stem cell therapy programs focused on heart, liver and cartilage repair, as well as next-generation bone marrow transplantation. Each of these cell therapy programs is based on the proprietary differentiation and production capabilities of our Human ClinicalTrials in a Test Tubetm platform.

Financial Operations Overview

Sources of Revenue

To date, we have derived our revenue primarily from research grants from governmental entities, such as the CIRM and NIH, collaborations with pharmaceutical companies and technology license fees.

Our revenue in the past three years has consisted primarily of CIRM funding for stem cell research and NIH funding for development of AV-101 for treatment of neuropathic pain and other neurological disorders.

Operating Expenses

Research and Development.  Most of our operating expenses to date have been for research and development activities. Research and development expenses consist primarily of costs for personnel, including salaries and benefits, regulatory and development activities conducted by third parties, preclinical studies, materials and supplies and allocations of other research and development-related costs. External research and development expenses include fees paid to other entities that provide certain materials for use in our research and development activities and that conduct certain research and development activities on our behalf. Also included in research and development expenses are the legal and other costs associated with acquiring and protecting our intellectual property rights. All research and development costs are expensed as they are incurred. We anticipate that research and development expenses will continue to increase as we seek to further enhance our stem cell technology platform, expand our intellectual property portfolio, explore new applications of our technologies and pursue drug rescue pipeline opportunities.

General and Administrative.  General and administrative expenses consist primarily of salaries and related costs for personnel in executive, finance, business development, regulatory, quality assurance, human resources and information technology, as well as consulting costs, legal fees and accounting fees. Related costs for personnel include stock option compensation. Other general and administrative expenses include facility expenses not otherwise included in research and development expenses and share-based compensation. We anticipate that our general and administrative expenses will increase as we expand our accounting staff, add infrastructure and incur additional costs related to operating as a public company, including directors’ and officers’ insurance, investor relations programs, increased director fees, increased professional fees and share-based compensation expenses.

Inflation.  Inflation and price changes do not have a material impact on our operating expenses.

Critical Accounting Policies and Estimates

We prepare our financial statements in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as reported revenues and expenses during the reporting periods. We evaluate our estimates and assumptions on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making assumptions about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

We consider the following accounting policies to be both those most important to the portrayal of our financial condition and those that require the most subjective judgment:

•	revenue recognition;

•	impairment or disposal of long-lived assets;

•	research and development expenses;

•	share-based compensation; and

•	income taxes.

Revenue Recognition.  We generate revenue principally from collaborative research and development arrangements, fees generated by out-licensing of our technology, and government grants. Revenue arrangements with multiple components are divided into separate units of accounting if certain criteria are met, including whether the delivered component has stand-alone value to the customer, and whether there is objective and reliable evidence of the fair value of the undelivered items. Consideration received is allocated among the separate units of accounting based on their respective fair values, and the applicable revenue recognition criteria are then applied to each of the units.

We recognize revenue when the following four basic criteria of revenue recognition are met:

•	a contractual agreement exists;

•	the transfer of technology has been completed or services rendered;

•	the fee is fixed or determinable; and

•	collectability is reasonably assured.

For each source of revenue, we comply with the above revenue recognition criteria in the following manner:

•
Collaborative Arrangements.  Collaborative arrangements typically consist of non-refundable and/or exclusive technology access fees, cost reimbursements for specific research and development spending, and various milestone and future product royalty payments. If the delivered technology does not have stand-alone value or if we do not have objective or reliable evidence of the fair value of the undelivered component, the amount of revenue allocable to the delivered technology is deferred. Non-refundable upfront fees with stand-alone value that are not dependent on future performance under these agreements are recognized as revenue when received, and deferred if we have continuing performance obligations and have no evidence of the fair value of those obligations. Cost reimbursements for research and development spending are recognized when the related costs are incurred and when collectability is reasonably assured. Payments received related to substantive, performance-based “at-risk” milestones are recognized as revenue upon achievement of the milestone event specified in the underlying contracts, which represent the culmination of the earnings process. Amounts received in advance are recorded as deferred revenue until the technology is transferred, costs are incurred, or a milestone is reached.

•
Technology License Agreements.  Technology license agreements typically consist of non-refundable upfront license fees, annual minimum license maintenance fees or royalty payments. Non-refundable upfront license fees and annual minimum payments received with separable stand-alone values are recognized when the technology is transferred or accessed, provided that the technology transferred or accessed is not dependent on the outcome of our continuing research and development efforts.

•
Government Grants.  Government grants, which support our research efforts in specific projects, generally provide for reimbursement of approved costs as defined in the notice of grant awards. We recognize grant revenue when associated project costs are incurred.

Impairment or Disposal of Long-Lived Assets.  We evaluate our long-lived assets for impairment, primarily property and equipment, whenever events or changes in circumstances indicate that their carrying value may not be recoverable from the estimated future cash flows expected to result from their use or eventual disposition. If the estimates of future undiscounted net cash flows are insufficient to recover the carrying value of our assets, we record an impairment loss in the amount by which the carrying value of the assets exceeds their fair value. If the assets are determined to be recoverable, but the useful lives are shorter than originally estimated, we depreciate or amortize the net book value of the assets over the newly determined remaining useful lives. There have been no impairment charges recorded to date.

Research and Development Expenses.  Our research and development expenses include internal and external costs. Internal costs include salaries and employment related expenses of scientific personnel and direct project costs. External research and development expenses consist of sponsored stem cell research and development costs, costs associated with development of AV-101, our small molecule drug candidate, and costs related to application and prosecution of patents related to our stem cell technology platform and AV-101. All such costs are charged to expense as incurred.

Share-Based Compensation.  We recognize compensation cost for all share-based awards to employees in our consolidated financial statements based on grant date-fair value. Share-based compensation expense is recognized over the period during which the employee is required to perform services in exchange for the award, which generally represents the scheduled vesting period. We have no awards with market or performance conditions. For equity awards to non-employees, we re-measure the fair value of the awards as they vest and the resulting value is recognized as an expense during the period over which the services are performed. We elected to calculate the historical pool of windfall tax benefits using the simplified method to establish the beginning balance of the pool of windfall benefits related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the pool of windfall tax benefits and statements of cash flows of the tax effects of employee share-based compensation awards that were outstanding upon our adoption of fair value accounting for share-based awards. See Notes 3 and 13 to our consolidated financial statements included elsewhere in this report.

Income Taxes.  We account for income taxes under an asset and liability approach for the financial reporting of income taxes. Under this asset and liability approach, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce the deferred tax assets to an amount expected to be realized.

Overall Performance

Since inception in May 1998 through December 31, 2010, VistaGen has expended nearly $26 million for stem cell research and development relating to our Human Clinical Trials in a Test Tubetm platform, including CardioSafe 3Dtm and LiverSafe 3Dtm, and development of AV-101, our initial small molecule drug candidate in U.S. Phase I clinical development for neuropathic pain and other neurological disorders. Funding of our operations over that time frame has been generally achieved through a mix of equity and convertible debt capital (69%) and multiple non-dilutive sources (31%), including primarily government grants and strategic collaborations with pharmaceutical companies. VistaGen has two wholly-owned subsidiaries, VistaStem Canada Inc. and Artemis Neuroscience, Inc., but VistaGen, is the sole operating segment.

We are a development stage company. We do not have any product revenues or commercial products. We will continue to generate losses for the foreseeable future and, as a result, we are at least partially dependent on continued access to capital markets to achieve its short and long-term business objectives. We currently have seven employees with other functions outsourced on an as-needed basis through our long-term strategic collaborations and relationships, including with Dr. Keller and institutions such as UHN and Cato Research Ltd.

In addition, with traditional sources of capital highly limited since mid-2007, VistaGen has relied upon in-kind contribution funding from Cato BioVentures with proceeds to VistaGen of approximately $1.9 million, issuances and sales of convertible promissory notes to an institutional investor with proceeds to VistaGen of approximately $4.0 million and individual accredited investors with proceeds to VistaGen of approximately $4.8 million, and issuances and sales of short-term promissory notes and warrants with proceeds to VistaGen of approximately $800,000. Throughout fiscal years 2010 and 2009, VistaGen supplemented this paid-in capital with multiple years of substantial voluntary salary reductions by management and general and administrative expense reductions to ensure that VistaGen’s core research and development and intellectual property programs were not compromised.

Our fiscal year ended March 31, 2010 showed substantial improvement in our results with the approval of our first CIRM grant award of $971,558 to support development of LiverSafe 3Dtm, the completion of key proof of concept experiments involving CardioSafe 3Dtm and other potential applications our Human Clinical Trials in a Test Tubetm platform, an NIH two-year Phase I Clinical Research grant award for $4.6 million for initial Phase I clinical development of AV-101 and expansion of our sponsored research collaborations with Dr. Gordon Keller and UHN.

Selected Annual Information
	As of and for the Fiscal Years Ended March 31,
(in thousands, except for net loss per share data)	2010	2009	2008
Total revenues	$2,207	$50	$1,891
Total net loss	$(4,125)	$(4,696)	$(5,447)
Total basic and diluted net loss per common share	$(1.53)	$(2.54)	$(2.98)
Total assets	$1,213	$194	$706
Total liabilities	$13,015	$12,343	$8,338
Weighted average common shares used in computing basic and diluted net loss per common share	2,697	1,846	1,831

With uncertainty in the global capital markets during the last three years, which, among other things, resulted in difficulties accessing traditional equity financing, our strategic utilization of non-dilutive funding sources and emphasis on flexible staffing plans resulted in annual net losses from 2008 through 2010 of $5.4 million, $4.7 million and $4.1 million, respectively, while our revenue decreased from $1.9 million in 2008, to almost zero for the fiscal year ended March 31, 2009 and increased to $2.2 million in the fiscal year ended March 31, 2010.  In each of such periods, the impact of inflation and changing prices on our revenues and on income (loss) from continuing operations was negligible.  See Item 2, “Financial Information – Results of Operations.”

Results of Operations

The following table sets forth a summary of our results of operations for the periods indicated:

	Nine Months Ended December 31,		Fiscal Years Ended March 31,
(in thousands, except net loss	2010	2009	2010	2009	2008
per share data)	(unaudited)

Revenues:
Grant revenue:
NIH AV-101, CIRM, and NuPotential grants	$1,718	$1,964	$2,169	$—	$1,228
Collaboration revenue:
SKK diabetes	—	—	—	—	375
Other	—	38	38	50	288
Total revenues	1,718	2,002	2,207	50	1,891
Operating expenses:
Research and development	1,191	2,021	2,519	2,042	3,297
General and administrative	4,377	1,505	2,481	1,792	3,083
Total operating expenses	5,568	3,526	5,000	3,834	6,380
Loss from operations	(3,850)	(1,524)	(2,793)	(3,784)	(4,489)
Other expenses, net:
Interest expense, net	(2,251)	(738)	(1,182)	(1,081)	(1,093)
Change in put and note extension option and warrant liabilities	157	(105)	(148)	170	128
Other income	—	—	—	1	9
Loss before income taxes	(5,944)	(2,367)	(4,123)	(4,694)	(5,445)
Income taxes	(2)	(2)	(2)	(2)	(2)
Net loss	$(5,946)	$(2,369)	$(4,125)	$(4,696)	$(5,447)
Basic and diluted net loss per common share	$(1.62)	$(.89)	$(1.53)	$(2.54)	$(2.98)
Weighted average shares used in computing basic and diluted net loss per common share	3,672	2,665	2,697	1,846	1,831

See Note 3 to our consolidated financial statements included elsewhere in this report for an explanation of the determination of the number of shares used in computing per share data.

Comparison of Years Ended March 31, 2010 and 2009

Revenues.  Revenues increased by 4,313% to $2.2 million for the fiscal year ended March 31, 2010 from $50,000 for the fiscal year ended March 31, 2009. This increase was primarily attributable to an increase in government grant funding for the period as we received previously delayed contract grant revenues from NIH and CIRM. Early in fiscal 2010, we received initial government grant funding for both the CIRM stem cell research and NIH AV-101 Phase I clinical development programs.

Research and Development Expenses.  Research and development expenses increased by 23.4% to $2.5 million for the fiscal year ended March 31, 2010 from $2.0 million for the fiscal year ended March 31, 2009. This increase was primarily attributable to an increase in our grant-related research and development activities for the NIH and CIRM grants.

General and Administrative Expenses.  General and administrative expenses increased by 38.5% to $2.5 million for the fiscal year ended March 31, 2010 from $1.8 million for the fiscal year ended March 31, 2009. This increase was primarily the result of an increase in strategic consulting expense.

Other Expenses, Net.  Interest expense for the fiscal year ended March 31, 2010, increased by $100,000 (9.3%) compared to the fiscal year ended March 31, 2009 primarily due to the amendment of the three outstanding Old Platinum Notes (as defined below) and warrants and our ability to amortize those costs over a holding period extended by twelve months as a result of the amendment. Additionally, our convertible promissory notes increased during the year and interest-bearing accounts payable were converted to equity.

Comparison of Years Ended March 31, 2009 and 2008

Revenues.  Revenues decreased by 97.7% to $50,000 for the fiscal year ended March 31, 2009 from $1.9 million for the fiscal year ended March 31, 2008. This decrease was caused by the combined effects of the completion of the preclinical phase grant funding by NIH of our AV-101 development program and the delay in initial grant receipts from both our CIRM grant and initial payments from a $4.2 million NIH Phase I clinical development grant for AV-101 to be paid out over two years. Payments from both the CIRM stem cell research grant and NIH Phase I clinical development grant were delayed by three to six months.

Research and Development Expenses. Research and development expense decreased by $1.3 million in fiscal year 2009 compared to 2008. As a percentage of revenue, research and development expense substantially increased during the period because revenue decreased as described above.

General and Administrative Expenses. General and administrative expenses also decreased by $1.3 million in fiscal year 2009 compared to 2008. We managed our overhead expenses down during the transition period of reduced grant funding.

Other Expenses, Net.  Interest expense of $1.1 million is identical for the fiscal years ended March 31, 2009 and 2008. Interest income was immaterial in both periods due to our minimal cash position and lack of short-term investment balances.

Comparison of Nine Months Ended December 31, 2010 and 2009

Revenues.  Revenues decreased by 14% to $1.7 million for the nine-month period ended December 31, 2010 compared to $2.0 million for the nine-month period ended December 31, 2009. This decrease was due to a decrease in revenue from our NIH Phase I clinical development grant for AV-101 of $376,000, an increase in revenue from our CIRM stem cell research grant of $37,000, an increase in revenue from our NIH grant with NuPotential of $92,000, and a decrease in our technology licensing fees of $37,500.

Research and Development Expenses. Research and development expenses decreased by 41% to $1.2 million for the nine-month period ended December 31, 2010 from $2.0 million for the nine-month period ended December 31, 2009. This decrease was due to a reduction in our research expenses of $830,000 due principally to a reduction in our NIH clinical development grant for AV-101 expenditures of $744,000, a reduction in our UHN research project of $143,000, a reduction of our royalty expense of $89,000, an increase of our technical license expense of $56,000, and an increase in our research staff compensation of $90,000.

General and Administrative Expenses. General and administrative expenses increased by 193% to $4.4 million for the nine-month period ended December 31, 2010 from $1.5 million for the nine-month period ended December 31, 2009. This increase, primarily non-cash, was caused primarily by higher levels of equity-based compensation (stock option grants) to our Named Executive Officers in lieu of cash compensation, and also due to Mr. Singh, our Chief Executive Officer, joining us on a full-time basis.  Additionally, financing costs incurred in conjunction with investigation of obtaining a listing on the Toronto Stock Exchange were expensed.

Other Expenses, Net.  Other expenses increased by 148% to $2.1 million for the nine-month period ended December 31, 2010 from $0.8 million for nine-month period ended December 31, 2009.  This increase, also primarily non-cash, was caused by higher interest expense accruals due to additional sales of convertible promissory notes issued and additional notes payable issued to trade creditors and service providers as a result of conversions of ordinary course accounts payable and accrued expenses during fiscal 2009 and 2010.

Summary of Quarterly Results

The following tables and related commentary provide a summary and highlights of our unaudited quarterly operating results for our eight most recently completed quarters. The unaudited quarterly operating results are prepared on the same basis as our consolidated financial statements included elsewhere in this report.

	2010				2009
(unaudited/in thousands)	Quarter Ended				Quarter Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
Total revenues	$585	$400	$734	$205	$703	$969	$329	$13
Total operating expenses	3,975	1,976	1,716	1,961	1,861	1,608	803	880
Net ordinary loss	(3,390)	(1,576)	(982)	(1,756)	(1,158)	(639)	(474)	(867)
Total other income	2	-	-	-	(17)	(84)	3	2
Net loss	$3,388	$(1,576)	$(982)	$(1,756)	$(1,175)	$(723)	$(471)	$(865)
Basic and diluted net loss per common share	$(0.92)	$(0.70)	$(0.27)	$(0.65)	$(0.44)	$(0.39)	$(0.25)	$(0.42)

Our quarterly revenue over the most recent eight quarters consists primarily of grant funding. Quarterly revenues decreased starting in the quarter ended June 30, 2008 as a result of the combined effects of the completion of our $3.7 million preclinical development grant funding by NIH for AV-101 and a delay in the receipt of initial funding for the CIRM grant and NIH grant for  Phase I clinical development of AV-101. Payments from both the CIRM and NIH grants were received during the quarters ended June 30, September 30, and December 31, 2010, which resulted in an increase in quarterly revenues.

The delay in grant funding resulted in a corresponding decrease in quarterly third-party contract operating expenses during the first two quarters of the fiscal year ended March 31, 2010. The increase in expenses for the quarter ended December 31, 2010 was attributable to the receipt of funding related to the CIRM and NIH grants, and an increase in professional fees (legal and accounting) related to financing activities.

The increase in expenses for the quarter ended December 31, 2010 is attributable primarily to the expensing of financing costs incurred in conjunction with investigation of obtaining a listing on the Toronto Stock Exchange.

Interest expenses incurred over the last eight quarters also contributed to an increase in operating expenses as capital was raised from the issuance of our convertible promissory notes and unsecured short-term notes associated with private placements.

Liquidity and Capital Resources

Since our inception in May 1998, we have financed our operations and technology acquisitions primarily through the issuance and sale of equity securities for cash consideration and convertible promissory notes, as well as from government research grant awards and strategic collaboration payments.

We have not earned any product revenues and are considered to be in the development stage. The continuation of our research and development activities and the commercialization of our Human Clinical Trials in a Test Tubetm platform are dependent upon our ability to successfully finance and complete our research and development programs through a combination of equity financing, research grant awards and payments from collaborators. We have no current sources of revenues from collaborators.

We have incurred significant accumulated net losses since our inception. As of December 31, 2010, our accumulated deficit since inception was $39.0 million and total shareholders’ deficit was $29.8 million. We incurred net losses of $4.1 million, $4.7 million and $5.4 million for the fiscal years ended 2010, 2009 and 2008 and $5.9 million and $2.4 million during the nine-month periods ended December 31, 2010 and 2009, respectively.

We expect our net losses to continue and to increase as we initiate CardioSafe 3D™ drug rescue programs and seek to expand commercial applications of our Human Clinical Trials in a Test Tubetm programs, including LiverSafe 3D™ and preclinical cell therapy programs, and add personnel to support our operations as a public company. From inception to December 31, 2010, VistaGen has financed its operations primarily through private placements of $14.5 million of VistaGen Preferred Stock, net of stock issuance costs, the private placement of $10.5 million of convertible promissory notes, and the issuance of $1,120,000 in short-term promissory notes and warrants.

We do not currently generate sufficient cash flows to fund our operations and meet current obligations. In the event the projected funds are not obtained, we intend to reduce our discretionary overhead costs substantially, including research and development and general administrative expenses.

We believe our current cash and cash equivalents will not enable us to fund our operations through the next twelve months.  We anticipate that our cash expenditures during the next twelve months will be approximately $6 million and we expect to meet our cash needs and our working capital requirements through government grant awards, a private placement of our securities, which may include both debt and equity securities, and strategic collaborations. We cannot assure you that additional financing will be available when needed or that, if available, such financing will be obtained on terms favorable to us or our shareholders. If we are unable to complete a private placement, or otherwise obtain sufficient financing through strategic collaborations or government grant awards, we may be required to delay, scale back or discontinue certain drug rescue and/or research and development activities, or may adversely affect our ability to operate as a going concern. If additional funds are obtained by issuing equity or debt securities, substantial dilution to existing shareholders may result. Our future working capital requirements will depend on many factors, including without limitation, the scope and nature of our drug rescue and research and development efforts, the success of such programs, our ability to obtain government grant awards and our ability to enter into strategic collaborations with institutions on terms acceptable to us.

Cash and Cash Equivalents

The following table summarizes our cash and cash equivalents for the periods stated:

	Nine Months Ended December 31,		Fiscal Years Ended March 31,
(in thousands)	2010	2009	2010	2009	2008
	(unaudited)
Cash and cash equivalents, beginning of period	$201	$21	$21	$269	$256
Net cash used in operating activities	(751)	(596)	(937)	(1,978)	(3,574)
Net cash used in investing activities	(58)	(—)	—	(8)	(6)
Net cash provided by financing activities	887	718	1,117	1,738	3,593
Cash and cash equivalents, end of period	$279	$143	$201	$21	$269

Net Cash Used in Operating Activities

Net cash used in operating activities was $1.0 million, $2.0 million and $3.6 million for the fiscal years ended March 31, 2010, 2009 and 2008, respectively.  Cash used in operating activities for the nine-month periods ended December 31, 2010 and 2009 was $0.8 million and $0.6 million, respectively.  Cash used in all periods was attributable primarily to net losses after adjustment for certain non-cash items including, but not limited to, depreciation and amortization charges.

Net Cash Used in Investing Activities

Net cash used in investing activities was related to equipment purchases in the fiscal years ended March 31, 2010, 2009 and 2008 and was $0, $8,000 and $6,000, respectively and was $58,000 and $0 for the nine-month periods ended December 31, 2010 and 2009, respectively.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the fiscal year ended March 31, 2010 and 2009 was primarily as a result of our issuance of convertible promissory notes. Net cash provided by financing activities was $3.6 million for the fiscal year ended March 31, 2008, which primarily reflects the proceeds received upon the issuance of convertible promissory notes.  Net cash provided by financing activities was $0.9 million and $0.7 million in the nine-month periods ended December 31, 2010 and 2009, respectively, primarily as a result of our issuance of convertible promissory notes and non-interest bearing promissory notes.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements.

Contractual Obligations and Capital Expenditure Requirements

The following table summarizes our contractual obligations as of December 31, 2010:

	Payments Due By Period
Contractual Obligations (in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Long-term debt, including convertible promissory notes	$14,284	$7,516	$6,261	$507	$—
Capital lease obligations	41	29	12	—	—
Facilities lease	74	74	—	—	—
Purchase obligations (trade payables)	2,279	2,279	—	—	—
Total contractual obligations	$16,678	$14,637	$2,379	$507	$—

We expect that our research and development and general and administrative expenses will continue to increase in connection with the increasing scope of our drug rescue activities. We expect to fund these increased costs and expenditures from our existing cash balance and financing activities, including the issuance of equity and/or debt securities. However, our future capital requirements will depend on numerous factors. These factors include, without limitation, the amount of revenues generated by our drug rescue programs, the costs associated with expanding our organization, business development initiatives, the rate of progress and cost of our stem cell research and development activities and our success in securing government grant funding, the costs of obtaining and maintaining FDA and other regulatory clearances of product candidates in development, and the effects of competing technological and market developments.

Financial Instruments and Other Instruments

A summary of significant accounting policies and adoption of new accounting methods is given in Note 3 to our consolidated financial statements included elsewhere in this report.

Changes in Accounting Policies

Effective April 1, 2009, we adopted a new accounting standard which clarified whether equity linked instruments (or embedded features), such as convertible securities and warrants to purchase shares of our Common Stock, are considered to be indexed to our own Common Stock and therefore qualify for a scope exception under previously issued accounting standards. As a result of the adoption of the new standard, we consider the warrants to purchase 280,000 of our shares of our Common Stock issued with the Old Platinum Notes to be a warrant liability. Previously, the warrants were treated as equity. These warrants include certain exercise price adjustment features and accordingly are no longer deemed to be indexed to our Common Stock. They therefore no longer qualify for a scope exception under the previously issued accounting standards. We have recorded the estimated fair value of the warrant liability of $396,765 as a non-current liability in the consolidated balance sheet included elsewhere in this report. See Note 3 to our consolidated financial statements for a more detailed explanation.

ITEM 3.  PROPERTIES

Our headquarters are located at 384 Oyster Point Boulevard, No. 8, South San Francisco, California 94080-1967, where we occupy approximately 6,900 square feet of office and lab space under a lease expiring on June 30, 2013.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our capital stock as of the date of this report for (a) each person or entity who is known by us to own beneficially 5% or more of our outstanding capital stock, (b) each of our named executive officers and directors, and (c) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of our Common Stock issuable upon the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days after the date of this report. Except as otherwise indicated, all of the shares reflected in the table are shares of Common Stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations for beneficial ownership are based on 7,621,009 shares of Common Stock outstanding. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding shares of Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this report. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of VistaGen Therapeutics, Inc., 384 Oyster Point Blvd., No. 8, South San Francisco, California 94080.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Directors and Named Executive Officers
Shawn K. Singh, J.D. (1)	819,524	9.8%
H. Ralph Snodgrass, Ph.D. (2)	796,770	9.5%
A. Franklin Rice MBA (3)	308,900	3.9%
Jon S. Saxe (4)	95,030	1.2%
Stephanie Y. Jones (5)	17,897	0.2%
Matthew Jones (6)	0	0%
Directors and Named Executive Officers as a group (6 persons)	2,038,120	23.0%
Persons owning more than 5% of our Common Stock
Platinum Long Term Growth VII (7)	735,717	9.7%
Cato BioVentures (8)	1,862,790	23.1%
University Health Network	541,250	7.1%
__________

(1)
Includes 92,659 shares of Common Stock held by the 1997 Singh Family Trust U/R/D 5/29/97, options to purchase 662,659 shares of Common Stock exercisable within 60 days of the date of this report and warrants to purchase 750 shares of Common Stock exercisable within 60 days of the date of this report.

(2)	Includes options to purchase 251,353 shares of Common Stock exercisable within 60 days of the date of this report.

(3)	Includes options to purchase 177,948 shares of Common Stock exercisable within 60 days of the date of this report and excludes 100,000 shares of Common Stock subject to a divorce decree.

(4)	Includes options to purchase 83,246 shares of Common Stock within 60 days and 11,784 shares of Common Stock.

(5)	The address for Stephanie Y. Jones is 13834 W. Hoyt Road, Rathdrum, ID 83858.

(6)	The address for Matthew Jones is 13834 W. Hoyt Road, Rathdrum, ID 83858.

(7)
Based solely on information available to us from our internal records, as of the date of this report: Consists of  735,717 shares of common stock held by Platinum Long Term Growth VII, LLC (“Platinum”). Excludes (i) 799,929 shares held by Platinum that may be acquired within 60 days upon the exercise of warrants, and (ii) 1,653,925 shares that may be acquired by Platinum upon conversion of senior convertible promissory bridge notes. The warrants and convertible promissory notes provide a limitation on the exercise of such warrants and notes, such that the number of shares of common stock that may be acquired by the holder upon exercise of the warrants or conversion of the notes is limited to the extent necessary to ensure that, following such exercise, the total number of shares of common stock then beneficially owned by the holder does not exceed 9.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise or conversion) of the Company without providing the Company with 61 days’ prior notice thereof. The effect of this 9.99% limitation, based on total capitalization of the Company as of the date of this report, is that Platinum is currently prohibited from exercising 799,929 warrants without providing the Company with 61 days’ prior notice of thereof.  The address for Platinum is 152 West 57th Street, 4th Floor, New York, NY 10019.

(8)
Includes 1,443,356 shares of Common Stock and 419,434 warrants to purchase Common Stock exercisable within 60 days of the date of this report, held by Cato BioVentures; excludes 8,567 shares of Common Stock and warrants to purchase 23,210 shares of Common Stock exercisable within 60 days of the date of this report held by Dr. Allen Cato, principal shareholder of Cato BioVentures; Dr. Cato disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Cato BioVentures. The address for Cato BioVentures is 4364 South Alston Avenue, Durham, North Carolina 27713.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

Our senior management is composed of individuals with significant management experience.  The following table sets forth specific information regarding our executive officers and directors as of the date of this report:

Name	Age	Position
Shawn K. Singh, J.D.	48	Chief Executive Officer and Director
H. Ralph Snodgrass, Ph.D. (3)	61	President, Chief Scientific Officer and Director
A. Franklin Rice, MBA	57	Chief Financial Officer and Secretary
Jon S. Saxe	74	Director
Stephanie Y. Jones (1)	37	Director
Matthew L. Jones (2)	42	Director
Gregory A. Bonfiglio, J.D.(3)	58	Director
Brian J. Underdown, PhD. (3)	70	Director
_______________

(1)	Former President and Chief Executive Officer prior to May 11, 2011 and current director until the expiration of the Rule 14f-1 Notice Review Period.

(2)	Current director until the expiration of the Rule 14f-1 Notice Review Period.

(3)	We anticipate Mr. Bonfiglio and Mr. Underdown will become directors upon the expiration of the Rule 14f-1 Notice Review Period.

The following is a brief summary of the background of each of our executive officers, and directors, including their principal occupation during the five preceding years. All directors serve until their successors are elected and qualified.

Shawn K. Singh, J.D. joined as VistaGen’s Chief Executive Officer in August 2009; he joined VistaGen’s Board of Directors in 2000.  Upon completion of the Merger, Mr. Singh became Chief Executive Officer and a director of Excaliber. Mr. Singh served on VistaGen’s management team on a part-time basis from late-2003, following VistaGen’s acquisition of Artemis Neuroscience, of which he was President, to August 2009. Mr. Singh has 20 years of experience working with biotechnology, medical device and pharmaceutical companies, both private and public. From February 2001 to August 2009, Mr. Singh served as Managing Principal of Cato BioVentures, a life science venture capital firm and one of our largest institutional investors, and as Chief Business Officer and General Counsel of Cato Research, a global contract research organization affiliated with Cato BioVentures. Mr. Singh served as President (part-time) of Echo Therapeutics (OTCBB: ECTE), from September 2007 to June 2009 and as Chief Executive Officer (part-time) of Hemodynamic Therapeutics from November 2004 to August 2009. From late-2000 to February 2001, Mr. Singh served as Managing Director of Start-Up Law, a management consulting firm serving early-stage biotechnology companies. Mr. Singh served as Chief Business Officer of SciClone Pharmaceuticals (Nasdaq: SCLN) from late-1993 to late-2000 and as a corporate finance associate of Morrison & Foerster LLP, an international law firm, from 1991 to late-1993. Mr. Singh also currently serves as a member of the Board of Directors of Echo Therapeutics (OTCBB: ECTE), a medical device company focused on diabetes management, Armour Therapeutics, a privately-held company focused on prostate cancer, and Hemodynamic Therapeutics, a privately-held company focused on cardiovascular disease. Mr. Singh is a member of the State Bar of California.

H. Ralph Snodgrass, Ph.D. founded VistaGen in 1998 and served as VistaGen’s Chief Executive Officer until August 2009. Upon completion of the Merger, Dr. Snodgrass became our President and Chief Scientific Officer. Dr. Snodgrass will become a director of Excaliber upon the effective date of the resignations of Stephanie Y. Jones and Matthew L. Jones. Prior to joining us, Dr. Snodgrass was a key member of the executive management team which lead Progenitor, Inc., a biotechnology company focused on developmental biology, through its initial public offering, and was its Chief Scientific Officer from June 1994 to May 1998, and its Executive Director from July 1993 to May 1994. He received his Ph.D. in immunology from the University of Pennsylvania, and has more than 15 years of experience in senior biotechnology management and over 10 years research experience as a professor at the Lineberger Comprehensive Cancer Center, University North Carolina Chapel Hill School of Medicine, and as a member of the Institute for Immunology, Basel, Switzerland. Dr. Snodgrass is a past Board Member of the Emerging Company Section of the Biotechnology Industry Organization (BIO), and past member of the International Society Stem Cell Research Industry Committee. Dr. Snodgrass has published more than 50 scientific papers, is the inventor on more than 17 patents and a number of patent applications, is, or has been, the principal investigator on U.S. federal and private foundation sponsored research grants with budgets totaling more than $14.5 million and is recognized as an expert in stem cell biology with more than 17 years experience in the uses of stem cells as biological tools for drug discovery and development.

A. Franklin Rice, MBA serves as VistaGen’s Chief Financial Officer and Secretary. Since joining VistaGen in 1999, Mr. Rice has previously served as Senior Vice President, Finance and Administration and Vice President, Business Development of VistaGen. Upon completion of the Merger, Mr. Rice became our Chief Financial Officer and Secretary. Mr. Rice has been employed in the biotechnology industry since 1988 during which time he has held positions of increasing responsibility. From 1988 to 1998, Mr. Rice served as Senior Director of Business Development at Genencor International and from 1998 to 1999 as Vice President of Biotechnology and Pharmaceuticals for Bechtel Group where he was responsible for global sales and marketing of consulting services to biotechnology and pharmaceutical companies. Mr. Rice serves on the Board of Directors of PrognosDx Health, Inc.  Mr. Rice earned his B.S.Ch.E. with honors from Clarkson University, an MBA degree with a double major in finance and marketing from University of Rochester’s Simon School of Business and a second Master’s degree in business from Massachusetts Institute of Technology.

Jon S. Saxe, J.D. has served as Chairman of VistaGen’s Board of Directors since 2000. He was also the Chairman of VistaGen’s Audit Committee. Upon completion of the Merger, Mr. Saxe became a director of Excaliber. He is the retired President and was a director of PDL BioPharma. From 1989 to 1993, he was President, Chief Executive Officer and a director of Synergen, Inc. (acquired by Amgen). Mr. Saxe served as Vice President, Licensing & Corporate Development for Hoffmann-Roche from 1984 through 1989, and Head Patent Law from 1978 through 1989. Mr. Saxe currently is a director of SciClone Pharmaceuticals, Inc. (Nasdaq: SCLN) and Durect Corporation (Nasdaq: DRRX), and two private biotechnology companies, Arbor Vita Corporation and Arcuo Medical, LLC. Mr. Saxe also has served as a director of other biotechnology and pharmaceutical companies, including ID Biomedical (acquired by GlaxoSmithKline), Sciele Pharmaceuticals, Inc. (acquired by Shionogi), Amalyte (acquired by Kemin Industries), Cell Pathways (acquired by OSI Pharmaceuticals), and other companies, both public and private. Mr. Saxe has a B.S.Ch.E. from Carnegie-Mellon University, a J.D. degree from George Washington University and an LL.M. degree from New York University.

Stephanie Y. Jones was the President and Chief Executive Officer prior to the Merger and is currently a director of Excaliber. On the date of the Merger, Mrs. Jones submitted her resignation as a director, which will become effective upon the expiration of the Rule 14f-1 Notice Review Period. Mrs. Jones is a bookkeeper for Finishing Touch Lawn Maintenance in Rathdrum, Idaho.  Her responsibilities include maintaining accounts payable and receivable and managing customer accounts.  She has been in her present position since 2001.  Mrs. Jones was previously an elementary school teacher for four years, between 1998 and 2002, at Falls Christian Academy, a private school located in Rathdrum, Idaho, where she taught kindergarten.  Prior to her teaching position, Mrs. Jones was a stay-at-home mother, where she began creating gift baskets in her spare time.  She attended Northern Idaho College from 1991 to 1993.

Matthew L. Jones is currently a director of Excaliber. On the date of the Merger, Mr. Jones submitted his resignation as a director, which will become effective upon the expiration of the Rule 14f-1 Notice Review Period. Mr. Jones has been employed by Huntwood Industries in Liberty Lake, Washington as a Sales Representative in the custom cabinetry department since October 2005.  Mr. Jones was employed by La Mesa RV in Liberty Lake, Washington from 2004 through 2005, where he was a sales representative for several lines of Recreational Vehicles.  From 2001 to 2004, Mr.  Jones was a department manager at Lowes Home Improvement Center in Rathdrum, Idaho. From 1995 to 2001, he had an active real estate license and was a broker at Coldwell Banker Real Estate in Rathdrum, Idaho.  Mr. Jones attended Northern Idaho College from 1991 to 1993.  He is a disabled veteran.

Gregory A. Bonfiglio, J.D. joined VistaGen’s Board of Directors in February 2007 and will become a director of Excaliber upon the effective date of the resignations of Stephanie Y. Jones and Matthew L. Jones. Mr. Bonfiglio has over 25 years experience working with technology companies. In January 2006, he founded Proteus, LLC and has acted as the managing partner of such company since then. Proteus is an investment and advisory firm focused solely on regenerative medicine (“RM”). Proteus operates three separate businesses: Proteus Venture Partners, which manages RM funds; Proteus Insights, which provides strategic consulting services to RM companies regarding funding, commercialization, clinical development, market entry, and sector analyses; and Proteus Advisors, which provides fundraising and M&A services to RM companies. Mr. Bonfiglio is a Member of the International Society for Stem Cell Research (ISSCR) and is on its Advisory Board, as well as their Industry and Finance Committees. He is also a Member of the International Society for Cellular Therapy (ISCT) and is on its Commercialization Committee. From 2000 through 2005, Mr. Bonfiglio was a General Partner of Anthem Venture Partners, an early-stage venture fund focused on both biotechnology and information technology. Prior to joining Anthem, he was a Partner with Morrison & Foerster LLP, an international law firm, where he worked extensively with technology companies. Mr. Bonfiglio was an Adjunct Professor of Law at Stanford Law School, from 1996 to 2000. Since 1995, he has been a regular Guest Lecturer at the UC Berkley Haas Business School in the Top Down Law program. Mr. Bonfiglio received his B.A. in Mathematics (magna cum laude) from Michigan State University in 1975, and his J.D. (magna cum laude) from the University of Michigan Law School in 1981.

Brian J. Underdown, Ph.D. joined VistaGen’s Board of Directors in November 2009 and will become a director of Excaliber upon the effective date of the resignations of Stephanie Y. Jones and Matthew L. Jones. Since September 1997, Dr. Underdown has served as the Managing Director of Lumira Capital Corp., having started in the venture capital industry in 1997 with MDS Capital Corporation (MDSCC). His investment focus has been on therapeutics in both new and established companies in both Canada and the United States. Prior to joining MDSCC, Dr. Underdown held a number of senior management positions in the biopharmaceutical industry and at universities. Dr. Underdown’s past and current board positions include: ID Biomedical, Trillium Therapeutics, Cytochroma Inc., Argos Therapeutics, Nysa Membrane Technologies, Ception Therapeutics and Transmolecular Therapeutics. He has served on a number of Boards and advisory bodies of government sponsored research organizations including CANVAC, the Canadian National Centre of Excellence in Vaccines, Ontario Genomics Institute, Allergen, the Canadian National Centre of Excellence in Allergy and Asthma. Dr. Underdown obtained his Ph.D. in immunology from McGill University and undertook post-doctoral studies at Washington University School of Medicine.

Each of our executive officers is elected by, and serves at the discretion of, the Board of Directors. Each of our executive officers devotes his full time to our affairs.

Family Relationships

Stephanie Y. Jones and Matthew L. Jones are husband and wife.

Board Composition and Committees

The Board of Directors is currently composed of four members, Jon S. Saxe, Shawn K. Singh, Stephanie Y. Jones and Matthew Jones.  Mr. and Mrs. Jones have submitted their resignations as directors which will become effective upon the expiration of the Rule 14f-1 Notice Review Period.  We anticipate H. Ralph Snodgrass, Gregory A. Bonfiglio and Brian J. Underdown will be appointed as our directors upon the expiration of the Rule 14f-1 Notice Review Period.  All actions of the Board of Directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

We currently do not have a standing Audit Committee, Compensation Committee or a Corporate Governance and Nominating Committee. Currently, our entire Board of Directors is responsible for the functions that would otherwise be handled by these committees. We intend, however, to establish an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee of our Board of Directors as soon as practicable. We envision that the Audit Committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The Compensation Committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers. The Corporate Governance and Nominating Committee will be responsible for identifying and recommending nominees to our Board of Directors and overseeing compliance with our corporate governance guidelines.

Our Board of Directors has not made a determination as to whether any member of our Board of Directors is an audit committee financial expert. Upon the establishment of an Audit Committee, the Board of Directors will determine whether any of the directors qualify as an audit committee financial expert.

ITEM 6.  EXECUTIVE COMPENSATION

The following discussion describes the significant elements of our executive compensation program, with particular emphasis on the process for determining compensation payable to our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and, other than the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity (collectively, the “Named Executive Officers” or “NEOs”). We do not currently have a Chief Operating Officer and have only three NEOs. Our NEOs are:

•	Shawn K. Singh, J.D., Chief Executive Officer;

•	H. Ralph Snodgrass, Ph.D., President and Chief Scientific Officer; and

•	A. Franklin Rice, MBA, Chief Financial Officer.

Compensation Discussion and Analysis

Our Compensation Objectives

Our compensation practices are designed to attract key employees and to retain, motivate and reward our executive officers for their performance and contribution to our long-term success. Our Board of Directors seeks to compensate our executive officers by combining short and long-term cash and equity incentives. It also seeks to reward the achievement of corporate and individual performance objectives, and to align executive officers’ incentives with shareholder value creation. Our Board of Directors seeks to tie individual goals to the area of the executive officer’s primary responsibility. These goals may include the achievement of specific financial or business development goals. The Board of Directors seeks to set our performance goals that reach across all business areas and include achievements in finance/business development and corporate development.

Our Board of Directors makes decisions regarding salaries, annual bonuses and equity incentive compensation for our executive officers, approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and our other executive officers. Our Board of Directors solicits input from our Chief Executive Officer regarding the performance of Excaliber’s other executive officers. Finally, the Board of Directors also administers our incentive compensation and benefit plans.

Although we have no formal policy for a specific allocation between current and long-term compensation, or cash and non-cash compensation, we have established a pay mix for NEOs with a relatively equal balance of both, providing a competitive set salary with a significant portion of compensation awarded on both corporate and personal performance.

Compensation Components

Our compensation going forward will consist primarily of three elements: base salary, annual bonus and long-term equity incentives. We describe each element of compensation in more detail below.

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities and their prior relevant experience, taking into account competitive market compensation paid by other companies in our industry for similar positions and the overall market demand for such executives at the time of hire. An executive officer’s base salary is also determined by reviewing the executive officer’s other compensation to ensure that the executive officer’s total compensation is in line with our overall compensation philosophy.

Base salaries are reviewed annually and increased for merit reasons, based on the executive officers’ success in meeting or exceeding individual objectives. Additionally, we adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive officer’s role or responsibilities.

Annual Bonus

The Board of Directors assesses the level of the executive officer’s achievement of meeting individual goals, as well as that executive officer’s contribution towards our corporate-wide goals. The amount of the cash bonus depends on the level of achievement of the individual performance goals, with a target bonus generally set as a percentage of base salary and based on the achievement of pre-determined milestones.

Long-Term Equity Incentives

The Board of Directors believes that in order to:

•	assist Excaliber in attracting and retaining management, key employees and non-management directors and providing such employees and directors with incentives to continue to serve Excaliber;

•	create a greater commonality of interests between such employees, directors and the shareholders of Excaliber through incentive compensation based on the value of shares of our Common Stock; and

•	where appropriate, provide such employees and directors an incentive to create or realize value for shareholders of Excaliber through potential partnership opportunities or alternative strategies,

the compensation of executive officers, other key employees and non-management directors should include, in addition to base salary and the annual cash incentive payable to executive officers, equity based compensation that is competitive with peer companies.  The Board of Directors determines the number and terms of equity based compensation granted under the 2008 Plan (as hereinafter defined); however, the executive officers of Excaliber, including the NEOs, are not entitled to any minimum annual number of stock options. Previous grants of stock options are not taken into account by the Board of Directors when considering new stock option grants. For a description of the stock option plans of Excaliber, see Item 9, “Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters – Securities Authorized Under Equity Compensation Plans.”

Comparator Group(s)

The Board of Directors intends to establish an appropriate comparator group, for purposes of setting the future compensation of the NEOs.

Compensation of Named Executive Officers

Summary Compensation Table.

The following table sets forth summary information concerning certain compensation awarded, paid to, or earned by the NEOs for all services rendered in all capacities to us for the fiscal years ended March 31, 2010 and March 31, 2011.

		Salary	Option Awards	Total
Name and Principal Position	Fiscal Year	($) (4)	($) (5)	($)

Shawn K. Singh, J.D. (1)	2010	42,565	263,950	306,515
Chief Executive Officer	2011	152,234	--	152,234
H. Ralph Snodgrass, Ph.D. (2)	2010	80,354	115,500	195,854
President, Chief Scientific Officer	2011	126,927	--	126,927
A. Franklin Rice (3)	2010	77,881	81,150	159,031
Chief Financial Officer	2011	118,921	--	118,921
_______________

(1)
On May 11, 2011, Excaliber acquired VistaGen in the Merger, and in connection with the Merger, Mr. Singh became the Chief Executive Officer of Excaliber. Prior to the effective date of the Merger, Mr. Singh served at VistaGen as Chief Executive Officer. The compensation shown in this table includes the amounts Mr. Singh received from VistaGen prior to the consummation of the Merger.

(2)
On May 11, 2011, Excaliber acquired VistaGen in the Merger, and in connection with the Merger, Dr. Snodgrass became the President and Chief Scientific Officer of Excaliber. Prior to the effective date of the Merger, Dr. Snodgrass served at VistaGen as President and Chief Scientific Officer. The compensation shown in this table includes the amounts Dr. Snodgrass received from VistaGen prior to the consummation of the Merger.

(3)
On May 11, 2011, Excaliber acquired VistaGen in the Merger, and in connection with the Merger, Mr. Rice became the Chief Financial Officer of Excaliber. Prior to the effective date of the Merger, Mr. Rice served at VistaGen as Chief Financial Officer. The compensation shown in this table includes the amounts Mr. Rice received from VistaGen prior to the consummation of the Merger.

(4)
Mr. Singh became VistaGen’s Chief Executive Officer on August 20, 2009 and on that date converted from part-time to full-time status. To conserve cash for VistaGen’s operations in VistaGen’s fiscal year 2010, Mr. Singh voluntarily reduced his annual base salary (part-time) at VistaGen in fiscal year 2010 from $60,000 to $42,565. In VistaGen’s fiscal year 2011, Mr. Singh’s annual base salary at VistaGen pursuant to his employment agreement was $347,500. However, once again, to conserve cash for VistaGen’s operations in VistaGen’s fiscal year 2011, Mr. Singh voluntarily reduced his fiscal year 2011 salary to $152,234.

Through August 20, 2009, Dr. Snodgrass served as VistaGen’s Chief Executive Officer. To conserve cash for VistaGen’s operations in fiscal year 2010, Dr. Snodgrass voluntarily reduced his annual base salary at VistaGen in fiscal year 2010 to $80,354.  In VistaGen’s fiscal year 2011, Dr. Snodgrass’ annual base salary at VistaGen pursuant to his employment agreement was $305,000.  However, once again, to conserve cash for VistaGen’s operations in its fiscal year 2011, Dr. Snodgrass voluntarily reduced his fiscal year 2011 salary to $126,927.

To conserve cash for VistaGen’s operations in fiscal year 2010, Mr. Rice voluntarily reduced his salary to $77,881.  In fiscal year 2011, Mr. Rice’s annual base salary at VistaGen pursuant to his employment agreement was $260,000.  However, once again, to conserve cash for VistaGen’s operations in its fiscal year 2011, Mr. Rice voluntarily reduced his fiscal year 2011 salary to $118,921.

(5)	Represents the in-the-money value of vested but unexercised stock options, assuming a fair market value of the Common Stock underlying such unexercised options equal to $3.50 per share.

None of the NEOs is entitled to perquisites or other personal benefits which, in the aggregate, are worth over $50,000 or over 10% of their base salary.

Mr. Singh became VistaGen’s Chief Executive Officer on August 20, 2009 and on that date converted from part-time to full-time status. His annual base salary (on a part-time basis) at VistaGen in fiscal year 2009 was $145,000 and, in fiscal year 2010, was $60,000. However, to conserve VistaGen’s cash for its operations in fiscal years 2009 and 2010, in fiscal year 2009, Mr. Singh voluntarily reduced his salary from $145,000 to $67,000, and, in fiscal year 2010, he voluntarily reduced his salary from $60,000 to $42,565. In fiscal year 2011, Mr. Singh’s annual base salary at VistaGen was $347,500.  However, to conserve cash for VistaGen’s operations, Mr. Singh voluntarily reduced his salary to $121,074.  Mr. Singh was awarded VistaGen stock options in both fiscal years 2009 and 2010. See Item 6, “Execution Compensation – Options Granted to NEOs.”

In 2008 and through August 20, 2009, Dr. Snodgrass served as VistaGen’s Chief Executive Officer. His annual base salary in fiscal year 2009 and fiscal year 2010 at VistaGen was $325,000 and $90,000, respectively. To conserve cash for VistaGen’s operations in fiscal years 2009 and 2010, Dr. Snodgrass voluntarily reduced his fiscal year 2009 and 2010 salary to $113,464 and $80,354, respectively. In fiscal year 2011, Dr. Snodgrass’ annual base salary at VistaGen was $305,000.  However, to conserve cash for VistaGen’s operations, Dr. Snodgrass voluntarily reduced his salary to $101,927. Dr. Snodgrass was awarded VistaGen stock options in both fiscal year 2009 and 2010. See Item 6, “Execution Compensation – Options Granted to NEOs.”

Mr. Rice’s annual base salary at VistaGen in fiscal year 2009 and fiscal year 2010 was $230,000 and $85,000, respectively. However, to conserve cash for VistaGen’s operations in fiscal years 2009 and 2010, Mr. Rice voluntarily reduced his fiscal year 2009 and 2010 salary to $98,600 and $77,881, respectively. In fiscal year 2011, Mr. Rice’s annual base salary at VistaGen was $260,000.  However, to conserve cash for VistaGen’s operations, Mr. Rice voluntarily reduced his salary to $97,046. Mr. Rice was awarded VistaGen stock options in both fiscal year 2009 and 2010. See Item 6, “Execution Compensation – Options Granted to NEOs.”

Benefit Plans

401(k) Plan

We maintain a retirement and deferred savings plan for our employees. This plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code of 1986, as amended. The retirement and deferred savings plan provides that each participant may contribute a portion of his or her pre-tax compensation, subject to statutory limits. Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. The retirement and deferred savings plan also permits us to make discretionary contributions subject to established limits and a vesting schedule.

To date, we have not made any discretionary contributions to the retirement and deferred savings plan on behalf of participating employees.

Options Granted to NEOs

The following table provides information regarding each unexercised stock option held by each of the NEOs as of the date of this report.

	Option-Based Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#)	Value of Unexercised In-the-Money Options at $3.50 FMV ($)	Market or Payout Value of Share-Based Awards That Have Not Vested at $3.50 FMV ($)

Shawn K. Singh, J.D.	30,000	30,000	$2.26	3/24/2019	14,375	$105,000	$50,313
	11,250	11,250	$2.26	6/17/2019	-	$39,375	-
	500,000	500,000	$3.00	11/4/2019	125,002	$1,750,000	$437,507
	212,500	212,500	$3.00	12/30/2019	88,542	$743,750	$309,897
	10,000	10,000	$4.20	1/17/2018	1,875	$-	$6,563
	10,000	10,000	$4.20	1/17/2018	1,875	$-	$6,563
	10,000	10,000	$1.60	12/21/2016	-	$35,000	$-
	20,000	20,000	$1.44	5/17/2017	-	$70,000	$-
	50,000	50,000	$3.50	4/25/2021	50,000	$175,000	$175,000
Total:	853,750	853,750			281,669	$2,918,125	$985,842

H. Ralph Snodgrass, Ph.D.	25,000	25,000	$2.26	3/24/2014	11,979	$87,500	$41,927
	12,500	12,500	$2.26	6/17/2014	-	$43,750	$-
	75,000	75,000	$3.00	11/4/2014	18,750	$262,500	$65,625
	125,000	125,000	$3.00	12/30/2019	52,083	$437,500	$182,291
	56,818	56,818	$1.76	12/21/2011	-	$198,863	$-
	3,181	3,181	$1.76	12/20/2016	-	$11,134	$-
	20,000	20,000	$1.58	5/17/2017	-	$70,000	$-
	12,500	12,500	$4.62	1/17/2013	2,344	$-	$8,204
	50,000	50,000	$3.50	4/25/2021	50,000	$175,000	$175,000
Total:	379,999	379,999			135,156	$1,286,247	$473,046

A. Franklin Rice, MBA	20,000	20,000	$2.26	3/24/2019	9,583	$70,000	$33,541
	10,000	10,000	$2.26	6/17/2019	-	$35,000	$-
	50,000	50,000	$3.00	11/4/2019	125,000	$175,000	$437,500
	87,500	87,500	$3.00	12/30/2019	36,458	$306,250	$127,603
	5,500	5,500	$1.90	4/11/2015	-	$19,250	$-
	6,250	6,250	$1.76	7/6/2016	-	$21,875	$-
	32,500	32,500	$1.60	12/21/2016	-	$113,750	$-
	10,000	10,000	$1.44	5/17/2017	-	$35,000	$-
	12,500	12,500	$4.20	1/17/2018	2,344	$-	$8,204
	50,000	50,000	$3.50	4/25/2021	50,000	$175,000	$175,000
Total:	284,250	284,250			223,385	$951,125	$781,848

Employment Agreements

Each of our NEOs had entered into employment agreements with VistaGen which we assumed in connection with the Merger.

Singh Agreement

Mr. Singh entered into an employment agreement with VistaGen, dated as of April 28, 2010 (as amended on May 9, 2011, the “Singh Agreement”). Under the Singh Agreement, Mr. Singh’s base salary is $347,500 per year. However, in VistaGen’s fiscal year ended March 31, 2011, Mr. Singh voluntarily reduced his annual salary to $121,074 to conserve cash for its operations.  In our fiscal year ending March 31, 2012, Mr. Singh voluntarily agreed to reduce his salary to $250,000 to conserve cash for our operations.  Mr. Singh is eligible to receive an annual incentive bonus of up to 50% of his base salary. Payment of his annual incentive bonus is at the discretion of our Board of Directors. In the event we terminate Mr. Singh’s employment without cause, he is entitled to receive severance in an amount equal to:

•	twelve months of his then-current base salary payable in the form of salary continuation;

•	a pro-rated portion of the incentive bonus that the Board of Directors determines in good faith that Mr. Singh earned prior to his termination; and

•	such amounts required to reimburse him for Consolidated Omnibus Budget Reconciliation Act (“COBRA”) payments for continuation of his medical health benefits for such twelve-month period.

In addition, in the event Mr. Singh terminates his employment with good reason following a change of control, he is entitled to twelve months of his then-current base salary payable in the form of salary continuation.

In addition, the Singh Agreement provides that all our outstanding stock option agreements with Mr. Singh will be amended to provide for:

•	acceleration of vesting of 50% of his then unvested options, if any, pursuant to each such stock option agreement in the event we terminate Mr. Singh’s employment without cause; and

•
full acceleration of vesting of all of his remaining unvested shares, if any, pursuant to each such stock option agreement in the event that we terminate Mr. Singh’s employment without cause within twelve months of a “change of control” (as defined below under “ — Change of Control Provisions”).

Finally, pursuant to the Singh Agreement, the principal and accrued interest owed by Mr. Singh pursuant to that certain full recourse promissory note, dated December 21, 2006, was forgiven and cancelled by VistaGen on May 11, 2011. Within twelve months, Mr. Singh will receive a tax gross-up cash bonus in an amount equal to his U.S. and California income tax liability related to the forgiveness and cancellation of his note. See Notes 9 and 14 to our consolidated financial statements which form a part of this report.

Snodgrass Agreement

Dr. Snodgrass entered into an employment agreement with VistaGen, dated as of April 28, 2010 (as amended on May 9, 2011, the “Snodgrass Agreement”). Under the Snodgrass Agreement, Dr. Snodgrass’s base salary will be $305,000 per year.  However, in VistaGen’s fiscal year ended March 31, 2011, Dr. Snodgrass voluntarily reduced his annual salary to $101,927 to conserve cash for its operations. In the fiscal year ending March 31, 2012, Dr. Snodgrass voluntarily agreed to reduce his salary to $215,000 to conserve cash for our operations. Dr. Snodgrass will be eligible to receive an annual incentive bonus of up to 50% of his base salary. Payment of his annual incentive bonus is at the discretion of the Board of Directors. In the event we terminate Dr. Snodgrass’s employment without cause, he is entitled to receive severance in an amount equal to

•	twelve months of his then-current base salary payable in the form of salary continuation;

•	a pro-rated portion of the incentive bonus that the Board of Directors determines in good faith that Dr. Snodgrass earned prior to his termination; and

•	such amounts required to reimburse him for COBRA payments for continuation of his medical health benefits for such twelve-month period.

In addition, in the event Dr. Snodgrass terminates his employment with good reason, he is entitled to twelve months of his then-current base salary payable in the form of salary continuation.

In addition, the Snodgrass Agreement provides that all our outstanding stock option agreements with Dr. Snodgrass will be amended to provide for:

•	acceleration of vesting of 50% of his then unvested options, if any, pursuant to each such stock option agreement in the event we terminate Dr. Snodgrass’s employment without cause; and

•
full acceleration of vesting of all of his remaining unvested shares, if any, pursuant to each such stock option agreement in the event that we terminate Dr. Snodgrass’s employment without cause within twelve months of a “change of control” (as defined below under “— Change of Control Provisions”).

Rice Agreement

Mr. Rice entered into an employment agreement with VistaGen, dated as of April 28, 2010 (as amended on May 9, 2011, the “Rice Agreement”). Under the Rice Agreement, Mr. Rice’s base salary will be $260,000 per year. However, in VistaGen’s fiscal year ended 2011, Mr. Rice voluntarily reduced his annual salary to $97,046 to conserve cash for its operations.  In the fiscal year ending March 31, 2012, Mr. Rice voluntarily agreed to reduce his salary to $190,000 to conserve cash for our operations.  Mr. Rice will be eligible to receive an annual incentive bonus of up to 40% of his base salary. Payment of his annual incentive bonus is at the discretion of the Board of Directors. In the event we terminate Mr. Rice’s employment without cause, he is entitled to receive severance in an amount equal to:

•	twelve months of his then-current base salary payable in the form of salary continuation;

•	a pro-rated portion of the incentive bonus that the Board of Directors determines in good faith that Mr. Rice earned prior to his termination; and

•	such amounts required to reimburse him for COBRA payments for continuation of his medical health benefits for such twelve-month period.

In addition, in the event Mr. Rice terminates his employment with good reason following a change of control, he is entitled to twelve months of his then current base salary payable in the form of salary continuation.

In addition, the Rice Agreement provides that all our outstanding stock option agreements with Mr. Rice will be amended to provide for:

•	acceleration of vesting of 50% of his then unvested options, if any, pursuant to each such stock option agreement in the event we terminate Mr. Rice’s employment without cause; and

•
full acceleration of vesting of all of his remaining unvested shares, if any, pursuant to each such stock option agreement in the event that we terminate Mr. Rice’s employment without cause within twelve months of a “change of control” (as defined below under “— Change of Control Provisions”).

Finally, pursuant to the Rice Agreement, the principal and accrued interest owed by Mr. Rice pursuant to that certain full recourse promissory note, dated March 12, 2007, was forgiven and cancelled by VistaGen on May 11, 2011. Within twelve months thereafter, Mr. Rice shall receive a tax gross-up cash bonus in an amount equal to his U.S. and California income tax liability related to the forgiveness and cancellation of his note. See Notes 9 and 14 to our consolidated financial statements which form a part of this report.

Change of Control Provisions

Pursuant to each of their respective employment agreements, Dr. Snodgrass is entitled to severance if he terminates his employment at any time for “good reason”, (as defined below) while Mr. Singh and Mr. Rice are entitled to severance if either of them terminates his employment for good reason only after a change of control. Under their respective agreements, “good reason” means any of the following events if the event is effected by Excaliber without the executive’s consent (subject to Excaliber’s right to cure):

•	a material reduction in the executive’s responsibility; or

•	a material reduction in the executive’s base salary following the Merger except for reductions that are comparable to reductions generally applicable to similarly situated executives of Excaliber.

Furthermore, pursuant to their respective employment agreements and their stock option award agreements as amended, in the event we terminate the executive without cause within twelve months of a change of control, the executive’s remaining unvested shares become fully vested and exercisable. Upon a change of control in which the successor corporation does not assume the executive’s stock options, the stock options granted to the executive under the 1999 Plan become fully vested and exercisable.

Pursuant to their respective employment agreements, a change of control occurs when: (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (other than Excaliber, a subsidiary, an affiliate, or an Excaliber employee benefit plan, including any trustee of such plan acting as trustee) becoming the “beneficial owner” (as defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Excaliber representing 50% or more of the combined voting power of Excaliber’s then outstanding securities; (ii) a sale of substantially all of Excaliber’s assets; or (iii) any merger or reorganization of Excaliber whether or not another entity is the survivor, pursuant to which the holders of all the shares of capital stock of Excaliber outstanding prior to the transaction hold, as a group, fewer than 50% of the shares of capital stock of Excaliber outstanding after the transaction.

In the event that following termination of employment amounts are payable to an executive pursuant to his employment agreement, the executive’s eligibility for severance is conditioned on executive having first signed a release agreement.

Pursuant to their respective employment agreements, the estimated amount that could be paid by Excaliber assuming that a change of control occurred on the last business day of Excaliber’s current fiscal year, is $347,500 for Mr. Singh, $305,000 for Dr. Snodgrass, and $260,000 for Mr. Rice, excluding the imputed value of accelerated vesting of incentive stock options.

DIRECTOR COMPENSATION

Although our directors were not paid in the last fiscal year, on July 1, 2011, the Chairman of our Board of Directors, who is an independent director, will be paid $12,500 for serving in such role and will, beginning on October 1, 2011, receive $2,500 quarterly. On July 1, 2011, our independent directors will be paid $12,500 and will, beginning on October 1, 2011, receive $2,000 quarterly for serving on our Board of Directors. We currently do not have a standing Audit Committee, Compensation Committee or a Corporate Governance and Nominating Committee, but we intend, however, to establish an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee of our Board of Directors on or about July 1, 2011.  The Chairman of our Audit Committee and each independent director who serves as a member of our Audit Committee will also receive $1,000 quarterly.  In addition, from time to time, our independent directors may receive non-qualified stock option awards.

Director Independence

Our securities are not listed on a national securities exchange or on any inter-dealer quotation system which has a requirement that directors be independent.  We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards, including, without limitation, the standards for independent directors established by the New York Stock Exchange, Inc., the Nasdaq National Market, and the SEC.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues.

Jon S. Saxe qualifies as an independent director.  We anticipate that Brian J. Underdown and Gregory A. Bonfiglio, once they are appointed as directors after expiration of the Rule 14f-1 Notice Review Period, will qualify as independent directors.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Cato BioVentures

Cato BioVentures, the life sciences venture capital affiliate of Cato Research, is our largest shareholder.  Pursuant to a loan agreement dated as of February 3, 2004 by and between Cato BioVentures and VistaGen, as amended, Cato BioVentures extended to VistaGen a $400,000 revolving line of credit. As of April 29, 2011, the outstanding balance under the line of credit agreement was $242,273.  On April 29, 2011, the line of credit agreement was terminated and VistaGen issued to Cato BioVentures an unsecured promissory note in the principal amount of $352,273 (the “2011 Cato Note”), which principal amount included the $242,273 outstanding balance on the line of credit as of April 29, 2011, $105,000 of indebtedness owed to Cato BioVentures under its August 2010 Short-Term Note (as described below) and a $5,000 premium as consideration for the consolidation of the indebtedness.  The 2011 Cato Note bears interest at the rate of 7.0% per annum, is payable in installments as follows:  ten thousand dollars ($10,000) each month, beginning June 1, 2011 and ending on November 1, 2011; twelve thousand five hundred dollars ($12,500) each month, beginning December 1, 2011, and each month thereafter until the balance under the 2011 Cato Note is paid in full, with the final monthly payment to be made in the amount equal to the then current outstanding balance of principal and interest due under the 2011 Cato Note.

During VistaGen’s fiscal year ended March 31, 2007, VistaGen also entered into a strategic services agreement (the “Cato Agreement”) with Cato Research, a subsidiary of Cato BioVentures, related to contract research and project management services for the development of AV-101. Pursuant to the Cato Agreement, we submit work orders to Cato Research for CRO services for AV-101 development activities from time to time. Under the Cato Agreement, VistaGen incurred expenses of approximately $567,582, $558,302 and $820,921 for the fiscal years ended March 31, 2010, 2009 and 2008, respectively, and approximately $338,078 and $436,298 for the nine-month periods ended December 31, 2010 and 2009, respectively. As of the date of this report, VistaGen has authorized work orders for approximately $425,000 of future CRO services by Cato Research under the Cato Agreement.  An aggregate of $275,000 of such amount for future CRO services relating to our AV-101 program have been paid through the issuance of an aggregate of 78,571 shares of Common Stock in April 2011 at a purchase price of $3.50 per share.  We anticipate that substantially all of the remaining $150,000 relating to such authorized work orders will be funded by our AV-101 development grant from the NIH.

In February 2007, Cato BioVentures agreed to convert $250,000 of VistaGen’s accounts payable for such CRO services rendered by Cato Research into 2006/2007 Notes and in December 2007, VistaGen issued and sold to Cato BioVentures $562,368 of 2006/2007 Notes in exchange for cancellation of $562,368 of VistaGen’s accounts payable and accrued interest payable to Cato Research for all outstanding accounts payable related to CRO services rendered by Cato Research.

On October 30, 2009, VistaGen sold and issued to Cato BioVentures 375,000 shares of its Common Stock, at $3.00 per share, in exchange for cancellation of our approximately $1.1 million accounts payable balance to Cato Research for CRO services incurred in 2009 and 2008.

On August 19, 2010, VistaGen issued to Cato BioVentures an August 2010 Short-Term Note (as hereinafter defined) in the principal amount of $455,000 and a corresponding warrant to purchase up to 162,500 shares of Common Stock at an exercise price of $2.00 per share.  See Item 10, “Recent Sales of Unregistered Securities – August 2010 Short-Term Notes.”  In April 2011, Cato BioVentures converted $395,500 of such principal amount into 113,000 shares of Common Stock at a purchase price of $3.50 per share and warrants to purchase 28,250 shares of Common Stock at an exercise price of $5.00 per share. The remaining $105,000 of principal amount of its August 2010 Bridge Note was included in the principal amount of the 2011 Cato Note.

Shawn Singh

From January 11, 2001 until he joined VistaGen’s management team on a part-time basis on April 23, 2003, VistaGen retained Shawn K. Singh, J.D., its Chief Executive Officer, and his consulting firm, Start-Up Law, as a consultant to provide VistaGen with corporate development services. VistaGen issued to Mr. Singh three warrants to purchase a total of 55,898 shares of Common Stock at $0.80 per share and a promissory note, dated December 31, 2003, in the principal amount of $34,588, which promissory note accrued interest at the rate of 7.0% per annum through December 31, 2006 and has accrued no interest since that date. As of December 31, 2010, the outstanding principal and accrued interest under the promissory note was $35,999. In May 2011, VistaGen paid this note in full.  In December 2006, Mr. Singh exercised most of his then-outstanding options and warrants for a total of 151,817 shares of VistaGen’s Common Stock with a cash payment of $8,506 and issuance of a full-recourse promissory note in the principal amount of $103,411, which note accrued interest at a rate of 4.9% per annum and was secured by a pledge of the Common Stock purchased with the note. The outstanding balance of the full recourse note, as of May 11, 2011, was $128,185.  We cancelled the note on May 11, 2011, in connection with the Closing of the Merger.  Mr. Singh joined as VistaGen’s Chief Executive Officer on a full-time basis on August 20, 2009, and upon completion of the Merger, became Chief Executive Officer and a director of Excaliber.

Franklin Rice

In March 2007, Franklin Rice, our Chief Financial Officer, exercised three option grants for a total of 52,681 shares of VistaGen’s Common Stock and issued a full-recourse promissory note in the principal amount of $46,360, which note accrued interest at a rate of 4.9% per annum and was secured by a pledge of the Common Stock purchased with the note.  The outstanding balance of the full recourse note, as of May 11, 2011, was $56,979.  We cancelled the note on May 11, 2011, in connection with the closing of the Merger.

Jon S. Saxe

Separately from his duties as Chairman of VistaGen’s Board of Directors, VistaGen engaged Jon Saxe as a management consultant from July 1, 2000 through December 31, 2009 to provide strategic and other business advisory services. As payment for consulting services rendered through March 31, 2010 for VistaGen, VistaGen has issued him warrants and non-qualified options to purchase an aggregate of 250,815 shares of VistaGen’s Common Stock, of which he has fully exercised three warrants and exercised on a cashless basis one warrant for a total of 18,568 shares of Common Stock.  In addition, VistaGen issued him a promissory note, the outstanding principal and accrued interest of which was approximately $19,500 as of May 11, 2011.  On May 11, 2011, immediately prior to the Merger, Mr. Saxe converted this note into 5,571 shares of VistaGen’s Common Stock at a purchase price of $3.50 per share and warrants to purchase 1,392 shares of VistaGen’s Common Stock at an exercise price of $5.00 per share.

Other Relationships and Transactions

Through December 31, 2010, one of our prior officers and a current director donated cash in the amount of $9,700.  All funds were donated, are not expected to be repaid and are considered to be additional paid-in capital.

On August 7, 2010, we paid an officer and director $128 in executive compensation for services rendered.

Prior to the Merger, we used office space and received services from Mr. and Mrs. Jones, each a director and prior officer, without charge.

Conflicts of Interest

To the best of our knowledge, there are no known existing or potential conflicts of interest among us and our directors, officers or other members of management as a result of their outside business interests except that certain of our directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to us and their duties as a director or officer of such other companies.

ITEM 8.  LEGAL PROCEEDINGS

None.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market information

There is no established public trading market for our securities. Although we anticipate that a regular trading market for our securities will develop, if developed, such market may not be sustained or may be sporadic.  A shareholder may not be able to resell his or her securities at a time when he or she desires to do so, even when such securities are eligible for public resale.  Furthermore, it is possible that a lending institution might not accept our securities as pledged collateral for loans unless a regular trading market develops.  Although we anticipate that a regular trading market for our Common Stock will develop on the OTCBB, we have no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities.

As of the date of this report, there are 2,374,576 shares of common stock subject to issuance through the exercise of outstanding options, 3,219,433 shares of common stock subject to issuance through the exercise of outstanding warrants, and 1,653,925 shares of common stock subject to issuance through the conversion of other securities.

Holders

As of the date of this report, there are approximately 256 holders of Common Stock of the Company.

Item 4 of this Item 2.01 describes beneficial ownership of greater than 5% holders of equity, directors, and directors and executive officers as a group, and is incorporated herein by reference.

Dividends

We have never declared or paid any cash dividends on our Common Stock.  For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our Common Stock.  Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that the board of directors considers relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Grants

As of the date of this report, options to purchase a total of 2,374,576 shares of Common Stock are outstanding at a weighted average exercise price of $2.95 per share, of which 1,426,407 options are vested and exercisable and 948,169 are unvested and unexercisable. These options were issued under our 2008 Plan, 1999 Plan and SAB Plan, each as more particularly described below. An additional 311,850 shares remain available for future equity grants under our 2008 Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,594,009	$3.75	395,984
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	5,594,009	$3.75	395,984

2008 Stock Incentive Plan

VistaGen adopted our 2008 Plan on December 19, 2008. Upon completion of the Merger, we assumed the 2008 Plan and all awards issued thereunder. The maximum number of shares of our Common Stock that may be granted pursuant to the 2008 Plan is currently 2,500,000. In all cases, the maximum number of shares of Common Stock under the 2008 Plan will be subject to adjustments for stock splits, stock dividends or other similar changes in our Common Stock or our capital structure. Notwithstanding the foregoing, the maximum number of shares of Common Stock available for grant of options intended to qualify as “incentive stock options” under the provisions of Section 422 of the Internal Revenue Code of 1986 (the “Code”), is 2,500,000.

Our 2008 Plan provides for the grant of stock options, restricted shares of Common Stock, stock appreciation rights and dividend equivalent rights, collectively referred to as “awards”. Stock options granted under the 2008 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or non-qualified stock options. We may grant incentive stock options only to employees of Excaliber or any parent or subsidiary of Excaliber. Awards other than incentive stock options may be granted to employees, directors and consultants.

Our Board of Directors or a committee designated by the Board of Directors, referred to as the “Administrator”, administers our 2008 Plan, including selecting the award recipients, determining the number of shares to be subject to each award, determining the exercise or purchase price of each award and determining the vesting and exercise periods of each award.

The exercise price of all incentive stock options granted under our 2008 Plan must be at least equal to 100% of the fair market value of the shares on the date of grant. If, however, incentive stock options are granted to an employee who owns stock possessing more than 10% of the voting power of all classes of our stock or the stock of any parent or subsidiary of us, the exercise price of any incentive stock option granted must not be less than 110% of the fair market value on the grant date. The maximum term of these incentive stock options granted to employees who own stock possessing more than 10% of the voting power of all classes of our stock or the stock of any parent or subsidiary of us must not exceed five years. The maximum term of an incentive stock option granted to any other participant must not exceed ten years. The Administrator will determine the term and exercise or purchase price of all other awards granted under our 2008 Plan.

Under the 2008 Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. Other awards shall be transferable:

•	by will and by the laws of descent and distribution; and

•
during the lifetime of the participant, to the extent and in the manner authorized by the Administrator by gift or pursuant to a domestic relations order to members of the participant’s immediate family.

The 2008 Plan permits the designation of beneficiaries by holders of awards, including incentive stock options.

In the event of termination of a participant’s service for any reason other than disability or death, such participant may, but only during the period specified in the award agreement of not less than 30 days commencing on the date of termination (but in no event later than the expiration date of the term of such award as set forth in the award agreement), exercise the portion of the participant’s award that was vested at the date of such termination or such other portion of the participant’s award as may be determined by the Administrator. The participant’s award agreement may provide that upon the termination of the participant’s service for cause, the participant’s right to exercise the award shall terminate concurrently with the termination of the participant’s service. In the event of a participant’s change of status from employee to consultant, an employee’s incentive stock option shall convert automatically into a non-qualified stock option on the day three months and one day following such change in status. To the extent that the participant’s award was unvested at the date of termination, or if the participant does not exercise the vested portion of the participant’s award within the period specified in the award agreement of not less than 30 days commencing on the date of termination, the award shall terminate. If termination was caused by death or disability, any options which have become exercisable prior to the time of termination, will remain exercisable for twelve months from the date of termination (unless a shorter or longer period of time is determined by the Administrator).

Following the date that the exemption from application of Section 162(m) of the Code ceases to apply to awards, the maximum number of shares with respect to which options and stock appreciation rights may be granted to any participant in any calendar year will be 2,500,000 shares of Common Stock. In connection with a participant’s commencement of service with us, a participant may be granted options and stock appreciation rights for up to an additional 500,000 shares that will not count against the foregoing limitation. In addition, following the date that the exemption from application of Section 162(m) of the Code ceases to apply to awards, for awards of restricted stock and restricted shares of Common Stock that are intended to be “performance-based compensation” (within the meaning of Section 162(m)), the maximum number of shares with respect to which such awards may be granted to any participant in any calendar year will be 2,500,000 shares of Common Stock. The limits described in this paragraph are subject to adjustment in the event of any change in our capital structure as described below.

The terms and conditions of awards shall be determined by the Administrator, including the vesting schedule and any forfeiture provisions. Awards under the plan may vest upon the passage of time or upon the attainment of certain performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following:

•	increase in share price;

•	earnings per share;

•	total shareholder return;

•	operating margin;

•	gross margin;

•	return on equity;

•	return on assets;

•	return on investment;

•	operating income;

•	net operating income;

•	pre-tax profit;

•	cash flow;

•	revenue;

•	expenses;

•	earnings before interest, taxes and depreciation;

•	economic value added; and

•	market share.

Subject to any required action by the shareholders of Excaliber, the number of shares of Common Stock covered by outstanding awards, the number of shares of Common Stock that have been authorized for issuance under the 2008 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of Common Stock that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Administrator in the event of any increase or decrease in the number of issued shares of Common Stock resulting from certain changes in our capital structure as described in the 2008 Plan.

Effective upon the consummation of a Corporate Transaction (as defined below), all outstanding awards under the 2008 Plan will terminate unless the acquirer assumes or replaces such awards. The Administrator has the authority, exercisable either in advance of any actual or anticipated Corporate Transaction or Change in Control (as defined below) or at the time of an actual Corporate Transaction or Change in Control and exercisable at the time of the grant of an award under the 2008 Plan or any time while an award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested awards under the 2008 Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such awards in connection with a Corporate Transaction or Change in Control, on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such award vesting and exercisability or release from such limitations upon the subsequent termination of the service of the grantee within a specified period following the effective date of the Corporate Transaction or Change in Control. The Administrator may provide that any awards so vested or released from such limitations in connection with a Change in Control, shall remain fully exercisable until the expiration or sooner termination of the award.

Under our 2008 Plan, a Corporate Transaction is generally defined as:

•
an acquisition of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction;

•
a reverse merger in which we remain the surviving entity but: (i) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (ii) in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger;

•	a sale, transfer or other disposition of all or substantially all of the assets of our Corporation;

•	a merger or consolidation in which our Corporation is not the surviving entity; or

•	a complete liquidation or dissolution.

Under our 2008 Plan, a Change in Control is generally defined as: (i) the acquisition of more than 50% of the total combined voting power of our stock by any individual or entity which a majority of our Board of Directors (who have served on our board for at least 12 months) do not recommend our shareholders accept; (ii) or a change in the composition of our Board of Directors over a period of 12 months or less.

Unless terminated sooner, our 2008 Plan will automatically terminate in 2017. Our Board of Directors may at any time amend, suspend or terminate our 2008 Plan. To the extent necessary to comply with applicable provisions of U.S. federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we shall obtain shareholder approval of any such amendment to the 2008 Stock Plan in such a manner and to such a degree as required.

As of the date of this report, we have options to purchase an aggregate of 2,038,150 shares of Common Stock outstanding under our 2008 Plan.

1999 Stock Incentive Plan

VistaGen adopted our 1999 Plan on December 6, 1999. Upon completion of the Merger, we assumed the 1999 Plan and all awards issued thereunder. The 1999 Plan has terminated under its own terms, and as a result, no awards may currently be granted under the 1999 Plan. However, the options and awards that have already been granted pursuant to the 1999 Plan remain operative.

The 1999 Plan permitted VistaGen to make grants of incentive stock options, non-qualified stock options and restricted stock awards. VistaGen initially reserved 450,000 shares of its Common Stock for the issuance of awards under the 1999 Plan, which number was subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Generally, shares that were forfeited or cancelled from awards under the 1999 Plan also were available for future awards.

The 1999 Plan could be administered by either VistaGen’s Board of Directors or a committee designated by VistaGen’s Board of Directors. VistaGen’s Board of Directors designated its Compensation Committee as the committee with full power and authority to select the participants to whom awards were granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 1999 Plan. All directors, executive officers, and certain other key persons (including employees, consultants and advisors) of VistaGen were eligible to participate in the 1999 Plan.  After the Merger, the 1999 Plan is now administered by our Board of Directors.

The exercise price of incentive stock options awarded under the 1999 Plan could not be less than the fair market value of the Common Stock on the date of the option grant and could not be less than 110% of the fair market value of the Common Stock to persons owning stock representing more than 10% of the voting power of all classes of our stock. The exercise price of non-qualified stock options could not be less than 85% of the fair market value of the Common Stock. It is expected that the term of each option granted under the 1999 Plan will not exceed ten years (or five years, in the case of an incentive stock option granted to a 10% shareholder) from the date of grant. VistaGen’s Compensation Committee determined at what time or times each option may be exercised (provided that in no event may it exceed ten years from the date of grant) and, subject to the provisions of the 1999 Plan, the period of time, if any, after retirement, death, disability or other termination of employment during which options could be exercised.

Restricted stock could also be granted under our 1999 Plan. Restricted stock awards issued by VistaGen were shares of Common Stock that vest in accordance with terms and conditions established by VistaGen’s Compensation Committee. VistaGen’s Compensation Committee could impose conditions to vesting it determined to be appropriate. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture. VistaGen’s Compensation Committee determined the number of shares of restricted stock granted to any employee. Our 1999 Plan also gave VistaGen’s Compensation Committee discretion to grant stock awards free of any restrictions.

Unless the Compensation Committee provided otherwise, our 1999 Plan did not generally allow for the transfer of incentive stock options and other awards and only the recipient of an award could exercise an award during his or her lifetime. Non-qualified stock options shall be transferable only to the extent provided in the award agreement, in a manner consistent with the applicable law, and by will and by the laws of descent and distribution. In the event of a change in control of Excaliber, the outstanding options will automatically vest unless our Board of Directors and the Board of Directors of the surviving or acquiring entity shall, as to outstanding awards under the 1999 Plan, make appropriate provisions for the continuation or assumption of such awards.

As of the date hereof, we have options to purchase an aggregate amount of 77,796 shares of our Common Stock outstanding under our 1999 Plan.

Scientific Advisory Board Plan

VistaGen adopted our Scientific Advisory Board Plan (“SAB Plan”) in July 1998. Upon completion of the Merger, we assumed the SAB Plan and all awards issued thereunder. The SAB Plan has terminated under its own terms, and as a result, no awards may currently be granted under the SAB Plan. However, the options and awards that have already been granted pursuant to the SAB Plan remain operative.

The SAB Plan permitted VistaGen to make grants of incentive stock options, non-qualified stock options and restricted stock awards. VistaGen reserved 12,500 shares of its Common Stock for the issuance of awards under the SAB Plan. This number was subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

As of the date hereof, we have options to purchase an aggregate of 6,337 shares of our Common Stock outstanding under our SAB Plan.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this report, we issued the following securities which were not registered under the Securities Act of 1933 (the “Securities Act”):

Issuance of Common Stock in Merger Transaction

On May 11, 2011, we issued 6,836,511 shares of our Common Stock to shareholders of VistaGen in connection with the Merger. The issuance of our shares of Common Stock to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

VistaGen 2011 Private Placement

On May 11, 2011, VistaGen completed a private placement of 1,108,056 Units at a price of $3.50 per Unit (“2011 Private Placement”). Each Unit consisted of one share of VistaGen’s Common Stock and a warrant to purchase one fourth of one share of VistaGen’s Common Stock at an exercise price of $5.00 per share.

Morrison & Foerster Note

On March 15, 2010, VistaGen issued an unsecured promissory note in the aggregate principal amount of approximately $1.3 million to its legal counsel, Morrison & Foerster LLP (“Morrison & Foerster”), in exchange for cancellation of accounts payable for accrued legal fees, including legal fees relating to its intellectual property portfolio, totaling approximately $1.3 million (the “Morrison & Foerster Note”).  The Morrison & Foerster Note provides that amounts payable for services rendered by Morrison & Foerster to us from March 1, 2010 through the closing of VistaGen’s 2011 private placement shall automatically be added to the outstanding principal balance of the Morrison & Foerster Note upon delivery of an invoice for such services. As of the date of this report, the aggregate principal and accrued interest of the Morrison & Foerster Note is approximately $2.2 million.

On May 5, 2011, the Morrison & Foerster Note was amended and restated to provide for (i) the extension of the maturity date of the note to March 31, 2016 and (ii) payment of the note balance in monthly installments according to the following five-year schedule: (A) after June 1, 2011, $15,000 per month until March 31, 2012; (B) $25,000 per month from April 1, 2012 to March 31, 2013; (C) $50,000 per month from April 1, 2013 to March 31, 2016; provided, however, that beginning on January 1, 2012, we will be required to make interim cash payments to Morrison & Foerster under the Morrison & Foerster Note equal to five percent (5.0%) of the proceeds of any of our public or private equity financings during the then-remaining term of the note.  All amounts paid under the Morrison & Foerster Note shall be fully credited against the outstanding note balance at the time each payment is made.  If any amount remains unpaid as of March 31, 2016, such remaining amount shall be paid in full by such date.  In connection with the foregoing amendment and restatement of the Morrison & Foerster Note, we issued 100,000 shares of restricted Common Stock to Morrison & Foerster at a price of $3.50 per share.

McCarthy Tetrault Note

On May 5, 2011, VistaGen issued an unsecured promissory note in the aggregate principal amount of CDN $478,453 to its Canadian legal counsel, McCarthy Tetrault LLP (“McCarthy”) in exchange for cancellation of all accounts payable for accrued legal fees totaling approximately $600,000 (the “McCarthy Note”).  The terms of the McCarthy Note will provide for: (i) beginning on June 1, 2011, and on or before the last business day of each calendar month thereafter until December 31, 2011, payment of $10,000 per month (“McCarthy Monthly Payment”) until the earlier of: (a) the full payment of the McCarthy Note or (b) June 30, 2014; provided, however, that (1) beginning on January 31, 2012, the McCarthy Monthly Payment shall increase to $15,000, (2) upon the closing of a McCarthy Qualified Financing (as defined below), we will be required to pay McCarthy $100,000 within ten (10) business days of the closing of such McCarthy Qualified Financing, (3) beginning on January 1, 2012, we will be required to make interim cash payments to McCarthy under the McCarthy Note equal to one percent (1.0%) of the proceeds of all of our public or private equity financings during the term of the McCarthy Note; and (4) if, during the term of the McCarthy Note, (A) we receive a strategic loan from the federal government of Canada under a low interest long term Canadian federal loan program with net loan proceeds to us of at least CDN $5,000,000 in cash, and (B) the terms of such loan permit the use of loan proceeds by us to pay prior indebtedness to McCarthy, then we shall be required to make an interim cash payment to McCarthy equal to three percent (3%) of such loan proceeds within ten (10) days of our receipt thereof from the Canadian federal government.  All amounts paid under the McCarthy Note shall be fully credited against the outstanding note balance at the time each payment is made.  If any amount remains unpaid as of June 30, 2014, such remaining amount shall be paid in full by such date.  For purposes of the McCarthy Note, “McCarthy Qualified Financing” means an equity or equity based financing or series of equity financings between the issuance date of the McCarthy Note and June 30, 2012, resulting in gross proceeds to us of at least CDN $5,500,000. In connection with the issuance of the McCarthy Note, we issued 50,000 shares of restricted Common Stock to McCarthy at a price of $3.50 per share.

Desjardins Securities Note

On May 5, 2011, VistaGen issued an unsecured promissory note in the principal amount of $236,058 to VistaGen’s former Canadian investment bankers, Desjardins Securities Inc. (“Desjardins”), to reimburse them, pursuant to VistaGen’s prior investment banking services engagement agreement, for legal fees paid by Desjardins on VistaGen’s behalf in connection with a proposed corporate finance transaction in Canada (“Desjardins Note”).  The terms of the Desjardins Note provide for: (i) payment of approximately $2,000 on May 15, 2011; (ii) beginning on May 31, 2011, and on or before the last business day of each calendar month thereafter until December 31, 2011, payment of approximately $4,000 per month (“Desjardins Monthly Payment”) until the earlier of: (a) the full payment of the Desjardins Note or (b) June 30, 2014; provided, however, that (1) beginning on January 31, 2012, the Desjardins Monthly Payment shall increase to $6,000, (2) upon the closing of a Desjardins Qualified Financing (as defined below), we will be required to pay Desjardins approximately $40,000 within ten (10) business days of the closing of such Desjardins Qualified Financing, (3) beginning on January 1, 2012, we will be required to make interim cash payments to Desjardins under the Desjardins Note equal to one-half of one percent (0.5%) of the proceeds of all of our public or private equity financings during the term of the Desjardins Note; and (4) if, during the term of the Desjardins Note, (A) we receive a strategic loan from the federal government of Canada under a low interest long-term Canadian federal loan program with net loan proceeds to us of at least CDN $5,000,000 in cash, and (B) the terms of such loan permit the use of loan proceeds by us to pay prior indebtedness to Desjardins, then we shall be required to make an interim cash payment to Desjardins equal to one percent (1%) of such loan proceeds within ten (10) days of our receipt thereof from the Canadian federal government.  All amounts paid under the Desjardins Note shall be fully credited against the outstanding note balance at the time each payment is made.  If any amount remains unpaid as of June 30, 2014, such remaining amount shall be paid in full by such date.  For purposes of the Desjardins Note, “Desjardins Qualified Financing” means an equity or equity based financing or series of equity financings between the issuance date of the Desjardins Note and June 30, 2012, resulting in gross proceeds to us of at least CDN $5,500,000. In connection with the issuance of the Desjardins Note, we issued 19,800 shares of restricted Common Stock to Desjardins at a price of $3.50 per share.

August 2010 Short-Term Notes and Warrants

In August of 2010, VistaGen issued short-term, non-interest bearing, unsecured promissory notes (“August 2010 Short-Term Notes”) having an aggregate principal amount of $1,120,000 for a purchase price of $800,000.  $945,000 of the August 2010 Short-Term Notes converted into Units in connection with VistaGen’s 2011 Private Placement, and $125,000 of the August 2010 Short-Term Notes remain outstanding.  In connection with the issuance of the August 2010 Short-Term Notes, VistaGen issued to each holder thereof a warrant to purchase that number of shares of Common Stock determined by multiplying the purchase price of such August 2010 Short-Term Note by 0.50.  Warrants exercisable to acquire an aggregate of 200,000 shares of Common Stock have been issued in connection with the issuance of the August 2010 Short-Term Notes.  The warrants expire three (3) years from the date of issuance and have an exercise price of $4.00 per share.

2008/2010 Notes and Warrants

From May 2008 to August 4, 2010, VistaGen sold 10% convertible promissory notes in the aggregate principal amount of $2,971,815 (the “2008/2010 Notes”).  All of the 2008/2010 Notes converted into Units in connection with the 2011 Private Placement.  In connection with the sale and issuance of the 2008/2010 Notes, VistaGen issued each holder of a 2008/2010 Note a warrant to purchase that number of shares of Common Stock equal to the number of shares determined by dividing the principal amount of such holder’s 2008/2010 Note by the price per share sold under an equity or equity based financing or series of equity-based financings resulting in gross proceeds totaling at least $3 million and then multiplying the quotient by 0.5. The warrants expire on the earlier of: (i) December 31, 2013; or (ii) 10 days preceding the closing date of the sale of Excaliber or all or substantially all of its assets. The warrants are exercisable at an exercise price equal to $5.26 per share.

Cato BioVentures

Cato BioVentures, the life sciences venture capital affiliate of Cato Research, is our largest shareholder.  Pursuant to a loan agreement dated as of February 3, 2004 by and between Cato BioVentures and VistaGen, as amended, Cato BioVentures extended to VistaGen a $400,000 revolving line of credit. As of April 29, 2011, the outstanding balance under the line of credit agreement was $242,273.  On April 29, 2011, the line of credit agreement was terminated and VistaGen issued to Cato BioVentures an unsecured promissory note in the principal amount of $352,273 (the “2011 Cato Note”), which principal amount included the $242,273 outstanding balance on the line of credit as of April 29, 2011, and $105,000 of indebtedness owed to Cato BioVentures under its August 2010 Short-Term Note (as described below).  The 2011 Cato Note bears interest at the rate of 7.0% per annum, is payable in installments as follows:  ten thousand dollars ($10,000) each month, beginning June 1, 2011 and ending on November 1, 2011; twelve thousand five hundred dollars ($12,500) each month, beginning December 1, 2011, and each month thereafter until the balance under the 2011 Cato Note is paid in full, with the final monthly payment to be made in the amount equal to the then current outstanding balance of principal and interest due under the 2011 Cato Note.

During VistaGen’s fiscal year ended March 31, 2007, VistaGen also entered into a strategic services agreement (the “Cato Agreement”) with Cato Research, a subsidiary of Cato BioVentures, related to contract research and project management services for the development of AV-101. Pursuant to the Cato Agreement, we submit work orders to Cato Research for CRO services for AV-101 development activities from time to time. An aggregate of $275,000 of such amount for future CRO services relating to our AV-101 program have been paid through the issuance of an aggregate of 78,571 shares of VistaGen’s Common Stock in April 2011 at a purchase price of $3.50 per share.

On October 30, 2009, VistaGen sold and issued to Cato BioVentures 375,000 shares of its Common Stock, at $3.00 per share, in exchange for cancellation of our approximately $1,125,000 accounts payable balance to Cato Research for CRO services incurred in 2009 and 2008.

On August 19, 2010, VistaGen issued to Cato BioVentures an August 2010 Short-Term Note in the principal amount of $455,000 and a corresponding warrant to purchase up to 81,250 shares of Common Stock at an exercise price of $4.00 per share.  In April 2011, Cato BioVentures converted $395,500 of such principal amount into 113,000 shares of Common Stock at a purchase price of $3.50 per share and warrants to purchase 28,250 shares of Common Stock at an exercise price of $5.00 per share. The remaining $105,000 of principal amount of its August 2010 Bridge Note was included in the principal amount of the 2011 Cato Note.

Platinum Long Term Growth VII

In June and July of 2007 and May 2008, VistaGen sold three 10% convertible promissory notes to Platinum Long Term Growth Fund VII, LLC (“Platinum”) in the aggregate principal amount of $4.0 million (“Old Platinum Notes”). Prior to the Merger, the Old Platinum Notes were amended, restated and consolidated into a senior convertible promissory bridge note in the aggregate principal amount of $4.0 million bearing interest at a rate of 10% per annum (“Amended and Restated Platinum Note”). The Amended and Restated Platinum Note is convertible upon our consummation of a $5,000,000 Qualified Financing into our securities issued in the $5,000,000 Qualified Financing (“Qualified Financing Securities”).  The funding VistaGen received in its 2011 Private Placement shall be deemed to be received by Excaliber for the purpose of determining if a $5,000,000 Qualified Financing has occurred. The number of Qualified Financing Securities issuable to Platinum upon conversion of the Amended and Restated Platinum Note shall be determined in accordance with one of the following three formulas, as selected by Platinum in its sole discretion:

    (i)  the outstanding principal plus accrued but unpaid interest of the Amended and Restated Platinum Note as of the closing of the $5,000,000 Qualified Financing multiplied by 1.25 and divided by $3.50 per share (as may be adjusted for stock splits, dividends and the like);

    (ii)   the outstanding principal plus accrued but unpaid interest of the Amended and Restated Platinum Note as of the closing of the $5,000,000 Qualified Financing multiplied by 1.25 and divided by the per security price of the Qualified Financing Securities sold in the $5,000,000 Qualified Financing; or

    (iii) the outstanding principal plus accrued but unpaid interest of the Amended and Restated Platinum Note as of the closing of the $5,000,000 Qualified Financing divided by the per share price of a share assuming Excaliber’s pre-Qualified Financing value is $30 million, on a fully diluted basis (as defined below).

Platinum also has the right at any time prior to the maturity date of the Amended and Restated Platinum Note to elect to convert all or a portion of the entire principal and accrued interest into that number of shares of Common Stock determined in accordance with the following formula: the aggregate amount of principal and accrued interest under the Amended and Restated Platinum Note divided by the lesser of (i) $3.50 per share (as may be adjusted for stock splits, dividends and the like), (ii) the price per share of any equity financing we enter into or (iii) the price per share assuming a $30 million valuation on a fully diluted basis. The Amended and Restated Platinum Note defines “fully diluted” as all outstanding shares, assuming (x) the conversion of all preferred stock into shares, (y) the exercise of warrants to acquire 478,338 shares of Common Stock, assuming an exercise price of $12.00 per share with respect to the warrants held by the holders of the 2006/2007 Notes, and (z) the exercise of 316,802 options to purchase shares of Common Stock.

As of May 11, 2011, the Amended and Restated Platinum Note had a balance of $4,630,993 including accrued interest. This accrued interest amount reflects a prior cancellation of $921,438 in accrued interest under the Old Platinum Notes in exchange for 307,146 shares of VistaGen’s Common Stock issued to Platinum at $3.00 per share pursuant to a Securities Purchase Agreement dated November 5, 2009.

In connection with the issuance of the Amended and Restated Platinum Note, VistaGen issued Platinum a warrant to purchase 412,787 shares of its Common Stock at an exercise price of $5.00 per share.

In connection with the Old Platinum Notes transaction, we issued to our placement agent warrants to purchase 68,000 shares of Common Stock at an exercise price of $12.00 per share and with an expiration date of June 30, 2012. On March 5, 2010, in connection with strategic advisory services and additional investment banking services by the placement agent relating to the Old Platinum Note transaction, we adjusted the exercise price of warrants to purchase 61,200 of the 68,000 shares of Common Stock to $4.50 per share. In addition, we also issued to the placement agent additional warrants to purchase 75,000 shares of Common Stock at an exercise price of $6.00 per share which expire on June 30, 2012.

University Health Network

UHN is a primary source of academic stem cell research and development for us. Pursuant to a Securities Purchase Agreement, dated December 2, 2009, VistaGen sold and issued 141,250 shares of Common Stock, at a purchase price of $3.00 per share, to UHN in exchange for cancellation by UHN of $423,750 of VistaGen’s accounts payable debt, including a contract and technology option re-instatement fee of $122,500 for stem cell research and development conducted by Dr. Gordon Keller’s laboratory at UHN pursuant to our sponsored research collaboration agreement.

In December 2010 and April 2011, VistaGen’s Sponsored Research Collaboration Agreement with UHN (the “UHN Agreement”) was amended to extend the term of this long-term strategic collaboration to September 2017 and to expand the scope of VistaGen’s rights to fund and license potential discoveries and inventions relating to a wide range of stem cell research projects in Dr. Gordon Keller’s laboratories at UHN, including iPS Cell-based cell therapy opportunities focused on cartilage, heart and liver repair and reconstitution, as well as autologous bone marrow transplantation.  In connection with the December 2010 amendments to the UHN Agreement, VistaGen issued to UHN 350,000 shares of its Common Stock at a price of $3.00 per share.  In connection with the April 2011 amendments to the UHN Agreement, VistaGen issued to UHN 50,000 shares of Common Stock at a price of $3.50 per share.

UC Davis Note

On October 12, 2009, VistaGen issued a promissory note to The Regents of University of California (“UC Davis”) in the principal amount of $90,000 (the “UC 2009 Note”). The UC 2009 Note was issued in exchange for the cancellation of certain amounts payable for VistaGen’s sponsored research at UC Davis under a sponsored research collaboration agreement. On February 25, 2010, VistaGen issued to UC Davis a new 10% promissory note in the principal amount of $170,000 (the “UC 2010 Note”) to replace the UC 2009 Note which was cancelled. The UC 2010 Note reflects additional amounts payable subsequent to the issuance of the UC 2009 Note. On October 30, 2010, VistaGen amended the UC 2010 Note and extended the maturity date to the earlier of December 31, 2010 or 10 days following the completion of a closing of a public offering.  The final payment upon maturity shall be $20,000.

National Jewish Health Note

On March 1, 2010, VistaGen issued to NJH a 10% promissory note with a principal balance of $75,000 in exchange for the cancellation of certain amounts payable for accrued royalties.  The principal balance plus all accrued and unpaid interest is due on or before December 31, 2010.  If we complete an initial public offering of our stock prior to December 31, 2010, the outstanding balance of the note will be due and payable on the earlier of 90 business days after the initial public offering is consummated or December 31, 2010.  Amendment No. 1 was executed on December 28, 2010 which extended the due date of all principal and accrued interest to April 30, 2011.  The Note is currently being renegotiated in favor of certain anti-stacking royalty credits due the Company of equal or greater value than the outstanding balance.

Strategic Management Consultants

In October 2009, VistaGen entered into a strategic management consulting agreement with a strategic management consultant, effective as of January 1, 2009. The agreement, as amended, terminated on December 31, 2010. Pursuant to the terms of the agreement, as partial consideration for strategic management consulting services, we issued and sold to this consultant a total of 87,500 shares of Common Stock at a purchase price of $3.00 per share.

In November 2009, December 2009 and April 2011, other strategic management consultants were issued warrants to purchase an aggregate of 1,500 shares of Common Stock at a purchase price of $4.00 per share exercisable for a period of five years following date of issuance, warrants to purchase an aggregate of 117,500 shares of Common Stock at a purchase price of $3.00 per share exercisable for a period of three years following the date of issuance, and 37,500 shares of Common Stock at a purchase price of $3.50 per share, respectively.

All of the aforementioned issuances were made in reliance upon the exemption provided in Section 4(2) of the Securities Act.  Certain of the aforementioned issuances were also made in reliance upon the exemption provided in Regulation D promulgated under the Securities Act.  No form of general solicitation or general advertising was conducted in connection with each of the aforementioned sales.  In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

General

The following is a summary of:

•	our capital stock; and

•	certain provisions of our Articles of Incorporation and Bylaws; and

This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws.

Our Articles of Incorporation provides for authorized capital stock of 200,000,000 shares of Common Stock and no shares of Preferred Stock

Shares of Common Stock

As of the date of this report, there are 7,621,009 shares of our Common Stock issued and outstanding.

The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available. In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The shares of Common Stock have no pre-emptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

As of the date of this report, we are not authorized to issue any shares of Preferred Stock, and, therefore, we have no outstanding shares of Preferred Stock.

Warrants to Purchase Shares of Common Stock

As of the date of this report, warrants to acquire an aggregate of 3,219,433 shares of our Common Stock are outstanding and exercisable at a weighted average exercise price of $4.34 per share.

Warrants issued in connection with the 2006/2007 Notes

During 2006 and 2007, VistaGen sold 10% convertible promissory notes in the aggregate principal amount of $1,837,368 (the “2006/2007 Notes”), all of which were converted into Units in VistaGen’s 2011 Private Placement.  In connection with the sale and issuance of the 2006/2007 Notes, VistaGen issued each holder a warrant to purchase that number of shares of Common Stock determined by dividing the principal amount of such holder’s 2006/2007 Note by $3.50. The warrants expire on the earlier of: (i) December 31, 2013; or (ii) 10 days preceding the closing date of the sale of Excaliber or all or substantially all of its assets. The warrants are exercisable at an exercise price of $3.50 per share.

Warrants issued in connection with the Old Platinum Notes

In connection with VistaGen’s sale and issuance of the Old Platinum Notes, VistaGen issued Platinum warrants to purchase up to 280,000 shares of its Common Stock at an exercise price of $3.00 per share. The warrants expire on December 31, 2013.

In connection with the Old Platinum Notes transaction, we issued to our placement agent warrants to purchase 68,000 shares of Common Stock at an exercise price of $12.00 per share and with an expiration date of June 30, 2012. On March 5, 2010, in connection with strategic advisory services and additional investment banking services by the placement agent relating to the Old Platinum Note transaction, we adjusted the exercise price of warrants to purchase 61,200 of the 68,000 shares of Common Stock to $4.50 per share. In addition, we also issued to the placement agent additional warrants to purchase 75,000 shares of Common Stock at an exercise price of $6.00 per share which expire on June 30, 2012.

VistaGen entered into that certain Amendment to Letter Loan Agreement dated May 5, 2011 with Platinum.  In connection therewith, VistaGen issued Platinum a warrant to purchase 413,382 shares of its Common Stock at an exercise price of $2.50 per share.

Warrants issued in connection with the 2008/2010 Notes

In connection with the sale and issuance of the 2008/2010 Notes, VistaGen issued each holder of a 2008/2010 Note a warrant to purchase that number of shares equal to the number of shares determined by dividing the principal amount of such holder’s 2008/2010 Note by $3.50 and then multiplying the quotient by 0.5. The warrants expire on the earlier of: (i) December 31, 2013; or (ii) 10 days preceding the closing date of the sale of Excaliber or all or substantially all of its assets. The warrants are exercisable at an exercise price of $5.25 per share.

Warrants issued in connection with the Morrison & Foerster Note

On March 15, 2010, VistaGen issued to Morrison & Foerster LLP, its U.S. legal counsel, a warrant exercisable until December 31, 2014 to purchase up to 212,500 shares of its Common Stock at an exercise price of $3.00 per share in connection with its accounts payable restructuring and in connection with the issuance of the Morrison & Foerster Note. In April 2011, in connection with the further restructuring of the Morrison & Foerster Note, we reduced the exercise price of such warrants to $2.00 per share.

Warrants issued in connection with August 2010 Short-Term Notes

In conjunction with the sale and issuance of August 2010 Short-Term Notes, VistaGen issued to each holder thereof warrants to purchase a total of 400,000 shares of Common Stock.  The warrants expire three years from the date of issuance and have an exercise price of $2.00 per share.

Warrants issued in connection with the 2011 Private Placement

In connection with VistaGen’s 2011 Private Placement, VistaGen issued warrants to purchase 723,779 shares of its Common Stock at a purchase price of $2.50 per share. These warrants were issued to new investors, certain investment bankers, and holders of 2006/2007 Notes, 2008/2010 Notes and certain holders of August 2010 Short-Term Notes whose notes converted into Units in the 2011 Private Placement.  Any warrant to purchase a fractional share to which a purchaser was otherwise entitled was rounded down to the nearest whole share.  The warrants are exercisable any time until May 11, 2014.

Other Warrants

We have issued warrants from time to time to consultants in consideration of consulting services rendered to us. See Item 10, “Recent Sales of Unregistered Securities – Strategic Management Consultants.”

Call Feature

The warrants issued in connection with the 2006/2007 Notes and certain warrants issued in connection with the Old Platinum Notes described above are subject to a “call” feature whereby we have the right to call the warrants at a price of $0.10 per share if Shares have been trading at a per share price greater than $15.00 for at least 15 consecutive trading days, subject to certain other conditions as provided in the warrants.

Options to Purchase Shares

As of the date of this report, options to purchase an aggregate of 2,374,576 shares of Common Stock are outstanding at a weighted average exercise price of $2.94.

Registration Rights

Pursuant to the amended and restated investors’ rights agreement, as amended, holders of Common Stock issued upon conversion of any VistaGen Preferred Stock are entitled to rights with respect to the registration of those shares and the underlying shares of Common Stock issuable upon conversion under the Securities Act. Under the terms of the amended and restated investors’ rights agreement, as amended, between us and the holders of these registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to a notice of registration and are entitled to include their shares of Common Stock in the registration. These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the registration.

Additionally, if (but without any obligation to do so) we register any of our stock or other securities under the Securities Act, in connection with a $5,000,000 Qualified Financing or otherwise, Platinum has the right to request that the shares of Common Stock issuable upon conversion of the Amended and Restated Platinum Note be included in any such registration. If such offering is an underwritten offering, the underwriters of such offering have the right to limit the number of such shares to be included in such registration statement.

Market Stand-Off

Pursuant to the amended and restated investors’ rights agreement, as amended, holders of Common Stock issued upon conversion of VistaGen Preferred Stock are restricted from selling or otherwise disposing of more than 25% of their respective shares of Common Stock or securities convertible into shares of Common Stock until November 11, 2011, without our prior written consent.  The foregoing market stand-off restriction is subject to the condition that all officers, directors, shareholders holding greater than 10% of the outstanding shares of our Common Stock and all other persons with registration rights shall be subject to similar market stand-off restrictions, except that 100% of their respective shares of Common Stock or securities convertible into shares of Common Stock shall be subject to the market stand-off restriction.  Further, holders of Common Stock issued upon conversion of 2006/2007 Notes and 2008/2010 Notes are subject to a similar market stand-off restriction.  The foregoing market stand-off provisions are also subject to the provisions of Rule 144(i) of the Securities Act precluding use of the Rule 144 safe harbor for resales of unregistered securities for one year from the filing of this report, with sales of such securities allowed under Rule 144 after one year, subject to the all other applicable provision of Rule 144, including, among other things, that we remain current on all filings required by Section 13 or 15(d) of the Exchange Act, as applicable.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

Our Articles of Incorporation and Bylaws could make the following transactions more difficult:

•	acquisition of Excaliber by means of a tender offer, a proxy contest or otherwise; and

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of Excaliber to first negotiate with our Board of Directors. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our Board of Directors determines that a takeover is not in the best interests of Excaliber. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our shareholders of opportunities to sell their securities at prices higher than prevailing market prices.

Election and Removal of Directors

Our Bylaws contain provisions that establish specific procedures for appointing and removing members of our Board of Directors. Our Bylaws provide that vacancies, except vacancies created by removal of a director, and newly created directorships on the Board of Directors may be filled by a majority of the directors then serving on the Board of Directors (except as otherwise required by law or by resolution of the Board of Directors). Vacancies created by removal of a director may be filled only by the vote of a majority of the shares entitled to vote. Under our Bylaws, the entire Board of Directors or any individual director may be removed subject to applicable law.

Special Shareholder Meetings

Under our Bylaws, only the Chairman of the Board, our President, our Secretary, our Board of Directors and one or more shareholders holding not less than 10% of the voting power of Excaliber may call special meetings of shareholders.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors.

OPTIONS AND WARRANTS TO PURCHASE SECURITIES

The following sets forth certain information regarding the ownership of options and warrants to purchase our securities as of the date of this report. For more information with respect to the options see Item 9, “Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters – Securities Authorized Under Equity Compensation Plans.” For more information with respect to the warrants see Item 11, “Description of Registrant’s Securities to be Registered – Warrants to Purchase Shares of Common Stock.”

	Category	Options(1)	Options Exercise Price(2)	Warrants		Warrants Exercise Price(3)		Expiration Date	Total No. of Common Shares

A	All executive officers and past executive officers of Excaliber, as a group (3 in total)	1,512,499	$1.44 - $4.62	65,704			$3.50 - $12.00	12/31/2013	1,578,203
	All directors and past directors of Excaliber who are not also executive officers, as a group (5 in total)	—195,000	$2.26 - $4.20	65,403			$3.50 - $5.00	12/31/2013	260,403
B	All executive officers and past executive officers of all subsidiaries of Excaliber,(none)	0	N/A	0			N/A	N/A	0
	All directors and past directors of those subsidiaries who are not also executive officers of the subsidiary, as a group (1 in total, excluding individuals referred to in paragraph A above)	1,082	$1.60	0		$	N/A	N/A	1,082
C	All other employees and past employees of Excaliber, as a group	243,814	$1.60 -$4.20	0			$0.00	N/A	243,814
	All other employees and past employees of subsidiaries of Excaliber, as a group (none)	0	N/A	0			N/A	N/A	0
	All current and former consultants of Excaliber	276,215	$1.44 - $4.20	396,264			$$3.50 - $12.00	12/31/2013	672,479
	Other Persons	145,965	$0.72 - $2.10	2,692,062			$6.00	12/31/2013	2,201,789
	Total:	2,374,575		3,219,433	(4)
_______________

(1) Based on an aggregate of 2,374,575 shares of Common Stock issuable upon exercise of options outstanding as of the date of this report under our 2008 Plan, 1999 Plan, and SAB Plan, at a weighted exercise price of $2.95 per share, of which 1,426,404 are vested and exercisable and 948,171 are unvested and unexercisable. An additional 395,984 shares of Common Stock are reserved for issuance in connection with potential future awards and are excluded from this analysis.

(2) Represents the range of exercise prices of all outstanding options to purchase shares of Common Stock, whether vested or unvested.

(3) Represents the range of exercise prices of all outstanding warrants to purchase shares of Common Stock.

(4) Total in warrants does not reflect the obligation of Cato BioVentures to transfer warrants to purchase 67,697 shares of Common Stock at an exercise price of $3.50 per share to Shawn K. Singh in connection with Mr. Singh’s prior employment arrangement with Cato BioVentures.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws provide that we may indemnify any director, officer, agent or employee, subject to applicable law, as to those liabilities and on those terms and conditions as appropriate.  We have the right to purchase and maintain insurance on behalf of any such persons whether or not we would have the power to indemnify such person against the liability insured against.  Our Articles of Incorporation provide that a director shall not be personally liable to us or our shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating the Nevada Revised Statutes, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Nevada revised Statutes are amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Excaliber shall be eliminated or limited to the full extent permitted by the Nevada Revised Statues, as so amended, without any requirement of further action by the shareholders.  Excaliber shall indemnify any individual made a party to a proceeding because that individual is or was a director of Excaliber and shall advance or reimburse the reasonable expenses incurred by the individual in advance of final disposition of the proceeding, without regard to the limitations in Nevada Revised Statute 78.7502, or any other limitation which may hereafter be enacted, to the extent such limitation may be disregarded if authorize by the Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law.

VistaGen has also entered into indemnification agreements with each of Shawn Singh, Ralph Snodgrass, Franklin Rice, Jon Saxe, Gregory Bonfiglio and Brian Underdown. The form of agreement provides that we will indemnify the indemnitee against any and all expenses incurred by the indemnitee because of his status as one of our directors or executive officers to the fullest extent permitted by law and the then operative version of our Articles of Incorporation and Bylaws (except in a proceeding initiated by such person without board approval). In addition, the form agreement provides that, to the fullest extent permitted by law, we will advance all expenses incurred by the indemnitee in connection with a legal proceeding.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Item 9.01 of this current report, which is incorporated herein by reference.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On May 13, 2011, in connection with the Merger, we dismissed Weaver & Martin, LLC (“WM”) as our independent registered public accounting firm.  The dismissal of WM was approved by the Board of Directors of the Company.

The reports of WM on the financial statements of the Company as of and for the fiscal years ended December 31, 2009 and 2010 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the Company’s fiscal years ended December 31, 2009 and 2010 and through May 13, 2011, (i) there were no disagreements with WM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to WM satisfaction, would have caused WM to make reference to the subject matter of such disagreements in its reports on the Company’s consolidated financial statements for such years, and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided WM with a copy of the above disclosures prior to its filing with the Securities and Exchange Commission (“SEC”) and requested WM to furnish the Company with a letter addressed to the SEC stating whether WM agrees with the above statements and, if not, stating the respects in which it does not agree.  A copy of WM’s letter dated May 13, 2011 is attached hereto as Exhibit 16.1 to this Form 8-K.

Based on the Board of Directors’ approval, the Company engaged Odenberg, Ullakko, Muranishi & Co. LLP (“OUM”) on May 13, 2011, as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2012. During the Company’s two most recent fiscal years ended December 31, 2009 and 2010 and through May 13, 2011, neither the Company nor anyone on its behalf consulted OUM regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that OUM concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable event as defined in Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively, of Regulation S-K.

OUM was the auditor of VistaGen prior to the Merger. As such, OUM audited VistaGen’s financial statements as of and March 31, 2010 and 2009, and for the three years in the period ended March 31, 2010, and for the period from May 26, 1998 (inception) through March 31, 2010, which are included in this Form 8-K and provided advice to VistaGen with respect to accounting, auditing, and financial reporting issues related to the Merger.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

(a)	See Item 9.01 of this Current Report which is incorporated herein by reference.

(b)	Exhibit Index:

Exhibit No.	Description*
2.1	Agreement and Plan of Merger by and among Excaliber Enterprises, Ltd., VistaGen Therapeutics, Inc. and Excaliber Merger Subsidiary, Inc.
3. 1	Articles of Incorporation currently in effect.
3. 2	Bylaws currently in effect.
4.1
Fourth Amended and Restated Investors’ Rights Agreement, dated August 1, 2005, by and among VistaGen and certain (former) holders of Preferred Stock of VistaGen, as amended by that certain Amendment No. 1 to Fourth Amended and Restated Investors’ Rights Agreement, dated July 10, 2010.

10.1	VistaGen’s 1999 Stock Incentive Plan.
10.2	Form of Option Agreement under VistaGen’s 1999 Stock Incentive Plan.
10.3	VistaGen’s Scientific Advisory Board 1998 Stock Incentive Plan.
10.4	Form of Option Agreement under VistaGen’s Scientific Advisory Board 1998 Stock Incentive Plan.
10.5	VistaGen’s 2008 Stock Incentive Plan.
10.6	Form of Option Agreement under VistaGen’s 2008 Stock Incentive Plan.
10.7	Securities Purchase Agreement, dated October 30, 2009, by and between VistaGen and Cato BioVentures.
10.8	Securities Purchase Agreement, dated April 27, 2011, by and between VistaGen and Cato BioVentures.
10.9	Securities Purchase Agreement, dated November 5, 2009, by and between VistaGen and Platinum Long Term Growth Fund.
10.10	Securities Purchase Agreement, dated December 2, 2009, by and between VistaGen and University Health Network.
10.11	Securities Purchase Agreement, dated April 25, 2011, by and between VistaGen and University Health Network.
10.12	Form of Subscription Agreement, dated May 11, 2011, by and between VistaGen and certain investors.
10.13	Indemnification Agreement, dated August 27, 2001, by and between VistaGen and Shawn K. Singh.
10.14	Indemnification Agreement, dated August 27, 2001, by and between VistaGen and H. Ralph Snodgrass.
10.15	Indemnification Agreement, dated August 27, 2001, by and between VistaGen and A. Franklin Rice.
10.16	Indemnification Agreement, dated August 27, 2001, by and between VistaGen and Jon S. Saxe.

10.17	Indemnification Agreement, dated August 27, 2001, by and between VistaGen and Gregory Bonfiglio.
10.18
Industrial Lease, dated March 5, 2007, by and between Oyster Point LLC and VistaGen, as amended by that certain First Amendment to Lease, dated as of April 24, 2009, and as further amended by that certain Second Amendment to Lease, dated as of October 19, 2010 and that certain Third Amendment to Lease, dated as of April 1, 2011.

10.19	Clinical Study Agreement, dated April 15, 2010, by and between VistaGen and Progressive Medical Concepts, LLC.
10.20	Strategic Development Services Agreement, dated February 26, 2007, by and between VistaGen and Cato Research Ltd.
10.21
License Agreement by and between National Jewish Medical and Research Center and VistaGen, dated July 12, 1999, as amended by that certain Amendment to License Agreement dated January 25, 2001, as amended by that certain Second Amendment to License Agreement dated November 6, 2002, as amended by that certain Third Amendment to License Agreement dated March 1, 2003, and as amended by that certain Fourth Amendment to License Agreement dated April 15, 2010.

10.22	License Agreement by and between Mount Sinai School of Medicine of New York University and the Company, dated October 1, 2004.
10.23
Non-Exclusive License Agreement, dated December 5, 2008, by and between VistaGen and Wisconsin Alumni Research Foundation, as amended by that certain Wisconsin Materials Addendum, dated February 2, 2009.

10.24
Sponsored Research Collaboration Agreement, dated September 18, 2007, as amended by that certain Amendment No. 1, Amendment No. 2 and Amendment No. 3 dated April 19, 2010, December 15, 2010 and April, 25, 2011, respectively.

10.25	Letter Agreement, dated Feb 12, 2010, by and between VistaGen and The Regents of the University of California.
10.26	License Agreement, dated October 24, 2001, by and between the University of Maryland, Baltimore, Cornell Research Foundation and Artemis Neuroscience, Inc.
10.27	Non-exclusive License Agreement, dated September 1, 2010, by and between VistaGen and TET Systems GmbH & Co. KG.
10.28	Amended and Restated Senior Convertible Promissory Bridge Note dated June 19, 2007 issued by VistaGen to Platinum Long Term Growth VII, LLC.
10.29
Second Amended and Restated Letter Loan Agreement dated May 16, 2008, by and between VistaGen and Platinum Long Term Growth VII, LLC, as amended by that certain Amendment No. 1 to Second Amended and Restated Letter Loan Agreement dated October 16 2009, as further amended by that certain Amendment to Letter Loan Agreement dated May 5, 2011.

10.30	Promissory Note dated April 29, 2011 issued by VistaGen to Cato Holding Company.
10.31	Unsecured Promissory Note dated April 28, 2011 issued by VistaGen to Desjardins Securities.
10.32	Unsecured Promissory Note dated April 28, 2011 issued by VistaGen to McCarthy Tetrault LLP.
10.33	Unsecured Promissory Note dated April 28, 2011 issued by VistaGen to Morrison & Foerster LLP
10.34	Promissory Note dated February 25, 2010 issued by VistaGen to The Regents of the University of California.

10.35
Note and Warrant Purchase Agreement dated August 4, 2010, by and between VistaGen and certain investors, as amended by that certain Amendment No. 1 to Note and Warrant Purchase Agreement, dated November 10, 2010.

10.36
Conversion Agreement, dated April 29, 2011, by and among VistaGen and certain holders of unsecured promissory notes issued pursuant to that certain Note and Warrant Purchase Agreement, dated August 4, 2010, by and between VistaGen and such note holders.

10.37	Agreement regarding Conversion of Unsecured Promissory Note, dated April 29, 2011, by and between VistaGen and The Dillon Family Trust.
10.38
Senior Note and Warrant Purchase Agreement dated August 13, 2006, by and between VistaGen and certain investors, as amended by that certain Amendment No. 1 to Senior Convertible Bridge Note and Warrant Purchase Agreement dated January 31, 2007, as further amended by that certain Amendment No. 2 to Senior Convertible Bridge Note and Warrant Purchase Agreement dated June 11, 2007, as further amended by that certain Omnibus Amendment dated April 28, 2011

10.39
Senior Note and Warrant Purchase Agreement dated May 16, 2008, by and between VistaGen and certain investors, as amended by that certain Amendment No. 1 to Senior Convertible Bridge Note and Warrant Purchase Agreement dated November 2, 2009, as further amended by that certain Omnibus Amendment dated April 28, 2011.

10.40	Employment Agreement, by and between, VistaGen and Shawn K. Singh, dated April 28, 2010, as amended May 9, 2011.
10.41	Employment Agreement, by and between, VistaGen and H. Ralph Snodgrass, PhD, dated April 28, 2010, as amended May 9, 2011.
10.42	Employment Agreement, by and between VistaGen and A. Franklin Rice, dated April 28, 2010, as amended May 9, 2011.
10.43
Agreement Regarding Sale of Shares of Common Stock dated May 9, 2011 by and between Excaliber and Stephanie Y. Jones, whereby Excaliber purchased from Mrs. Jones 4,982,103 shares of Excaliber common stock for $10.

10.44
Agreement Regarding Sale of Shares of Common Stock dated May 9, 2011 by and between Excaliber and Nicole Jones, whereby Excaliber purchased from Nicole Jones 82,104 shares of Excaliber common stock for $10.

10.45	Joinder Agreement dated May 11, 2011 by and between Excaliber, Platinum Long Term Growth VII, LLC and VistaGen
16.1	Letter regarding change in certifying accountant
21.1	List of Subsidiaries.
23.1	Consent of Odenberg, Ullakko, Muranishi & Co. LLP, independent registered public accounting firm.
24.1	Power of Attorney

Item 3.02.   Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

Item 4.01.   Changes in Registrant’s Certifying Accountant.

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

Item 5.01.   Changes in Control of Registrant.

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the Merger, the former shareholders of VistaGen (including those who acquired VistaGen securities in the 2011 Private Placement as described under Item 2.01) own approximately 90% of the total outstanding shares of our capital stock and approximately 90% total voting power of all our outstanding voting securities.

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Upon the closing of Merger, Stephanie Y. Jones and Matthew Jones, each an officer and a director, resigned (a) from all offices of Excaliber that each held effective immediately and (b) from their positions as directors effective upon the expiration of the Rule 14f-1 Notice Review Period.  We anticipate H. Ralph Snodgrass, Gregory A. Bonfiglio and Brian J. Underdown will be appointed to the Board of Directors upon the expiration of the Section 14f-1 Notice Review Period. In addition, our executive officers were replaced by the VistaGen executive officers upon the closing of the Merger as indicated in more detail below.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

Item 5.03.   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 13, 2011, our Board of Directors changed our fiscal year end from December 31 to March 31, effective immediately. Because the Merger was accounted for as a reverse acquisition and the Company is adopting the fiscal year of the accounting acquirer, VistaGen, the Company will begin to file reports based on the reporting periods for a fiscal year ending March 31, commencing with the period in which the Merger was consummated, which is the quarter ending June 30, 2011.  In addition, the Company will file a Form 8-K for the year ended March 31, 2011, to include the financial statements of VistaGen for the year ended March 31, 2011 no later than 90 days after the consummation of the Merger.

Item 5.06.   Change in Shell Company Status.

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(A) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

The financial statements required by this Item 9.01(a) are included in this report as follows:

(B) PRO FORMA FINANCIAL INFORMATION.

The unaudited pro forma financial statements required by this Item 9.01(b) are included in this report as follows:

SIGNATURES

              Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPANY Dated:May 16, 2011	VISTAGEN THERAPEUTICS HOLDING COMPANY By: /s/ A. Franklin Rice A. Franklin Rice, MBA Chief Financial Officer

EXHIBIT INDEX

(a) Exhibit Index:

Exhibit No.	Description*
2.1	Agreement and Plan of Merger by and among Excaliber Enterprises, Ltd., VistaGen Therapeutics, Inc. and Excaliber Merger Subsidiary, Inc.
3. 1	Articles of Incorporation currently in effect.
3. 2	Bylaws currently in effect.
4.1
Fourth Amended and Restated Investors’ Rights Agreement, dated August 1, 2005, by and among VistaGen and certain (former) holders of Preferred Stock of VistaGen, as amended by that certain Amendment No. 1 to Fourth Amended and Restated Investors’ Rights Agreement, dated July 10, 2010.

10.1	VistaGen’s 1999 Stock Incentive Plan.
10.2	Form of Option Agreement under VistaGen’s 1999 Stock Incentive Plan.
10.3	VistaGen’s Scientific Advisory Board 1998 Stock Incentive Plan.
10.4	Form of Option Agreement under VistaGen’s Scientific Advisory Board 1998 Stock Incentive Plan.
10.5	VistaGen’s 2008 Stock Incentive Plan.
10.6	Form of Option Agreement under VistaGen’s 2008 Stock Incentive Plan.
10.7	Securities Purchase Agreement, dated October 30, 2009, by and between VistaGen and Cato BioVentures.
10.8	Securities Purchase Agreement, dated April 27, 2011, by and between VistaGen and Cato BioVentures.
10.9	Securities Purchase Agreement, dated November 5, 2009, by and between VistaGen and Platinum Long Term Growth Fund.
10.10	Securities Purchase Agreement, dated December 2, 2009, by and between VistaGen and University Health Network.
10.11	Securities Purchase Agreement, dated April 25, 2011, by and between VistaGen and University Health Network.
10.12	Form of Subscription Agreement, dated May 11, 2011, by and between VistaGen and certain investors.
10.13	Indemnification Agreement, dated August 27, 2001, by and between VistaGen and Shawn K. Singh.
10.14	Indemnification Agreement, dated August 27, 2001, by and between VistaGen and H. Ralph Snodgrass.
10.15	Indemnification Agreement, dated August 27, 2001, by and between VistaGen and A. Franklin Rice.
10.16	Indemnification Agreement, dated August 27, 2001, by and between VistaGen and Jon S. Saxe.

10.17	Indemnification Agreement, dated August 27, 2001, by and between VistaGen and Gregory Bonfiglio.
10.18
Industrial Lease, dated March 5, 2007, by and between Oyster Point LLC and VistaGen, as amended by that certain First Amendment to Lease, dated as of April 24, 2009, and as further amended by that certain Second Amendment to Lease, dated as of October 19, 2010 and that certain Third Amendment to Lease, dated as of April 1, 2011.

10.19	Clinical Study Agreement, dated April 15, 2010, by and between VistaGen and Progressive Medical Concepts, LLC.
10.20	Strategic Development Services Agreement, dated February 26, 2007, by and between VistaGen and Cato Research Ltd.
10.21
License Agreement by and between National Jewish Medical and Research Center and VistaGen, dated July 12, 1999, as amended by that certain Amendment to License Agreement dated January 25, 2001, as amended by that certain Second Amendment to License Agreement dated November 6, 2002, as amended by that certain Third Amendment to License Agreement dated March 1, 2003, and as amended by that certain Fourth Amendment to License Agreement dated April 15, 2010.

10.22	License Agreement by and between Mount Sinai School of Medicine of New York University and the Company, dated October 1, 2004.
10.23
Non-Exclusive License Agreement, dated December 5, 2008, by and between VistaGen and Wisconsin Alumni Research Foundation, as amended by that certain Wisconsin Materials Addendum, dated February 2, 2009.

10.24
Sponsored Research Collaboration Agreement, dated September 18, 2007, as amended by that certain Amendment No. 1, Amendment No. 2 and Amendment No. 3 dated April 19, 2010, December 15, 2010 and April, 25, 2011, respectively.

10.25	Letter Agreement, dated Feb 12, 2010, by and between VistaGen and The Regents of the University of California.
10.26	License Agreement, dated October 24, 2001, by and between the University of Maryland, Baltimore, Cornell Research Foundation and Artemis Neuroscience, Inc.
10.27	Non-exclusive License Agreement, dated September 1, 2010, by and between VistaGen and TET Systems GmbH & Co. KG.
10.28	Amended and Restated Senior Convertible Promissory Bridge Note dated June 19, 2007 issued by VistaGen to Platinum Long Term Growth VII, LLC.
10.29
Second Amended and Restated Letter Loan Agreement dated May 16, 2008, by and between VistaGen and Platinum Long Term Growth VII, LLC, as amended by that certain Amendment No. 1 to Second Amended and Restated Letter Loan Agreement dated October 16 2009, as further amended by that certain Amendment to Letter Loan Agreement dated May 5, 2011.

10.30	Promissory Note dated April 29, 2011 issued by VistaGen to Cato Holding Company.
10.31	Unsecured Promissory Note dated April 28, 2011 issued by VistaGen to Desjardins Securities.
10.32	Unsecured Promissory Note dated April 28, 2011 issued by VistaGen to McCarthy Tetrault LLP.
10.33	Unsecured Promissory Note dated April 28, 2011 issued by VistaGen to Morrison & Foerster LLP
10.34	Promissory Note dated February 25, 2010 issued by VistaGen to The Regents of the University of California.

10.35
Note and Warrant Purchase Agreement dated August 4, 2010, by and between VistaGen and certain investors, as amended by that certain Amendment No. 1 to Note and Warrant Purchase Agreement, dated November 10, 2010.

10.36
Conversion Agreement, dated April 29, 2011, by and among VistaGen and certain holders of unsecured promissory notes issued pursuant to that certain Note and Warrant Purchase Agreement, dated August 4, 2010, by and between VistaGen and such note holders.

10.37	Agreement regarding Conversion of Unsecured Promissory Note, dated April 29, 2011, by and between VistaGen and The Dillon Family Trust.
10.38
Senior Note and Warrant Purchase Agreement dated August 13, 2006, by and between VistaGen and certain investors, as amended by that certain Amendment No. 1 to Senior Convertible Bridge Note and Warrant Purchase Agreement dated January 31, 2007, as further amended by that certain Amendment No. 2 to Senior Convertible Bridge Note and Warrant Purchase Agreement dated June 11, 2007, as further amended by that certain Omnibus Amendment dated April 28, 2011

10.39
Senior Note and Warrant Purchase Agreement dated May 16, 2008, by and between VistaGen and certain investors, as amended by that certain Amendment No. 1 to Senior Convertible Bridge Note and Warrant Purchase Agreement dated November 2, 2009, as further amended by that certain Omnibus Amendment dated April 28, 2011.

10.40	Employment Agreement, by and between, VistaGen and Shawn K. Singh, dated April 28, 2010, as amended May 9, 2011.
10.41	Employment Agreement, by and between, VistaGen and H. Ralph Snodgrass, PhD, dated April 28, 2010, as amended May 9, 2011.
10.42	Employment Agreement, by and between VistaGen and A. Franklin Rice, dated April 28, 2010, as amended May 9, 2011.
10.43
Agreement Regarding Sale of Shares of Common Stock dated May 9, 2011 by and between Excaliber and Stephanie Y. Jones, whereby Excaliber purchased from Mrs. Jones 4,982,103 shares of Excaliber common stock for $10.

10.44
Agreement Regarding Sale of Shares of Common Stock dated May 9, 2011 by and between Excaliber and Nicole Jones, whereby Excaliber purchased from Nicole Jones 82,104 shares of Excaliber common stock for $10.

10.45	Joinder Agreement dated May 11, 2011 by and between Excaliber, Platinum Long Term Growth VII, LLC and VistaGen
16.1	Letter regarding change in certifying accountant
21.1	List of Subsidiaries.
23.1	Consent of Odenberg, Ullakko, Muranishi & Co. LLP, independent registered public accounting firm.
24.1	Power of Attorney

FINANCIAL STATEMENTS
(A) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

The financial statements required by this Item 9.01(a) are included in this report as follows:

(B) PRO FORMA FINANCIAL INFORMATION.

The unaudited pro forma financial statements required by this Item 9.01(b) are included in this report as follows:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
VistaGen Therapeutics, Inc.
(a development stage company)

We have audited the accompanying consolidated balance sheets of VistaGen Therapeutics, Inc. (a development stage company) as of March 31, 2010 and 2009 and the related consolidated statements of operations, cash flows, preferred stock, and shareholders’ deficit for each of the three years in the period ended March 31, 2010, and for the period from May 26, 1998 (inception) through March 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of VistaGen Therapeutics, Inc. (a development stage company) at March 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2010 and for the period from May 26, 1998 (inception) through March 31, 2010 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements at March 31, 2010 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is a development stage company, has not yet generated sustainable revenues, has suffered recurring losses from operations and has a shareholders’ deficit, all of which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California
May 16, 2011

VISTAGEN THERAPEUTICS, INC.
(a development stage company)

CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2010	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$279,390	$200,981	$20,887
Unbilled contract payments receivable	255,404	247,177	-
Deferred financing costs	-	610,805	-
Prepaid expenses	26,637	43,307	7,872
Total current assets	561,431	1,102,270	28,759
Property and equipment, net	101,005	75,237	126,241
Security deposits and other assets	31,145	35,644	38,644
Total assets	$693,581	$1,213,151	$193,644

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,325,938	$1,126,028	$1,704,510
Accrued expenses	256,410	901,713	603,228
Notes payable and accrued interest	140,592	216,215	-
Notes payable and accrued interest to related parties	50,361	253,428	246,203
Put option and note term extension option liabilities	158,011	150,147	41,962
Capital lease obligations	29,316	26,978	24,158
Non-interest bearing promissory notes, including $525,000 to related parties	1,064,000	-	-
Deferred revenues	102,071	139,238	37,500
Convertible promissory notes, including $947,368 to related parties as of December 31, 2010 and March 31, 2010 - current portion	4,809,183	7,709,367	-
Accrued interest on promissory notes	1,190,604	979,049	-
Total current liabilities	9,126,486	11,502,163	2,657,561
Non-current liabilities:
Notes payable and accrued interest	1,970,654	1,018,082	-
Notes payable and accrued interest to related parties	208,981	-	-
Convertible promissory notes, net of current portion	2,779,208	-	7,126,955
Accrued interest on promissory notes	486,131	-	1,115,439
Accrued officers’ compensation	56,986	56,986	56,986
Capital lease obligations	12,368	34,657	61,635
Accounts payable	874,052	-	1,324,244
Warrant liability	396,765	403,574	-
Total non-current liabilities	6,785,145	1,513,299	9,685,259
Total liabilities	15,911,631	13,015,462	12,342,820
Commitments and contingencies
Preferred stock, no par value; 20,000,000 shares authorized; 2,884,655 shares issued and outstanding at December 31, 2010 (unaudited) and at March 31, 2010 and 2009, (liquidation value of $14,859,015)	14,534,811	14,534,811	14,534,811
Shareholders’ deficit:
Common stock, no par value; 75,000,000 shares authorized; 3,672,110 shares outstanding at December 31, 2010 (unaudited) and March 31, 2010, and 1,849,232 shares outstanding at March 31, 2009	3,172,195	3,172,195	438,579
Additional paid-in capital	6,293,481	3,756,771	2,152,996
Notes receivable from sale of common stock to related parties upon exercise of options and warrants	(181,877)	(175,306)	(166,932)
Deficit accumulated during development stage	(39,036,660)	(33,090,782)	(29,108,630)
Total shareholders’ deficit	(29,752,861)	(26,337,122)	(26,683,987)
Total liabilities, preferred stock and shareholders’ deficit	$693,581	$1,213,151	$193,644

See accompanying notes to consolidated financial statements.

VISTAGEN THERAPEUTICS, INC.
(a development stage company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Period From
	May 26, 1998
	(Inception)
	Through	Nine Months Ended December 31,
	December 31,			Fiscal Years Ended March 31,
	2010	2010	2009	2010	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Grant revenue	$11,067,800	$1,718,269	$1,964,493	$2,168,984	$-	$1,228,401
Collaboration revenue	2,283,618	-	-	-	-	375,000
Other	1,123,494	-	37,500	37,500	50,000	287,500
Total revenues	14,474,912	1,718,269	2,001,993	2,206,484	50,000	1,890,901
Operating expenses:
Research and development	18,249,422	1,191,305	2,021,271	2,518,857	2,042,495	3,296,806
Acquired in-process research and development	7,523,179	-	-	-	-	-
General and administrative	21,540,886	4,377,140	1,505,120	2,480,918	1,792,183	3,083,459
Total operating expenses	47,313,487	5,568,445	3,526,391	4,999,775	3,834,678	6,380,265
Loss from operations	(32,838,575)	(3,850,176)	(1,524,398)	(2,793,291)	(3,784,678)	(4,489,364)
Other expenses, net:
Interest expense, net	(6,535,589)	(2,251,058)	(738,356)	(1,181,280)	(1,081,177)	(1,092,584)
Change in put and note extension option and warrant liabilities	305,140	156,956	(104,184)	(148,377)	170,589	127,925
Other income	47,573	-	(250)	-	681	8,911
Loss before income taxes	(39,021,451)	(5,944,278)	(2,367,188)	(4,122,948)	(4,694,585)	(5,445,112)
Income taxes	(15,209)	(1,600)	(1,600)	(1,600)	(1,600)	(1,600)
Net loss	$(39,036,660)	$(5,945,878)	$(2,368,788)	$(4,124,548)	$(4,696,185)	$(5,446,712)

Basic and diluted net loss per common share		$(1.62)	$(0.89)	$(1.53)	$(2.54)	$(2.98)
Weighted average shares used in computing basic and diluted net loss per common share		3,672,110	2,665,199	2,696,762	1,846,455	1,830,804

See accompanying notes to consolidated financial statements.

VISTAGEN THERAPEUTICS, INC.
(a development stage company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period From
	May 26, 1998
	(Inception)
	Through	Nine Months Ended December 31,
	December 31,			Fiscal Years Ended March 31,
	2010	2010	2009	2010	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(39,036,660)	$(5,945,878)	$(2,368,788)	$(4,124,548)	$(4,696,185)	$(5,446,712)
Adjustments to reconcile net loss to operating activities:
Depreciation and amortization	684,811	31,986	38,253	51,003	47,127	83,002
Acquired in-process research and development	7,523,179	-	-	-	-	-
Amortization of imputed discount on non-interest bearing notes	45,000	-	-	-	-	-
Amortization of discounts on 7%, 7.5% and 10% convertible notes	188,470	57,529	-	18,536	-	-
Amortization of discounts on Platinum Notes	2,092,908	829,816	215,413	426,165	293,986	542,941
Amortization of discounts on August 2010 Notes	516,013	516,013	-	-	-	-
Change in put and note term extension option and warrant liabilities	(449,489)	(156,956)	104,184	148,377	(170,589)	(127,925)
Stock-based compensation	2,356,109	1,221,916	273,711	668,504	108,260	247,591
Fair value of Series C Preferred stock, common stock, and warrants granted for services	925,392	-	262,500	371,618	3,922	107,153
Consulting services by related parties settled by issuing promissory notes	44,573	-	-	-	-	-
Gain on sale of assets	(16,748)	-	-	-	-	(8,532)
Changes in operating assets and liabilities:
Unbilled contract payments receivable	(255,404)	(8,227)	(530,539)	(247,177)	201,119	(197,619)
Prepaid expenses and other current assets	(6,034)	627,475	(79,653)	(646,240)	35,187	(19,822)
Security deposits and other assets	(31,144)	4,500	1,499	3,000	-	(2,128)
Accounts payable and accrued expenses	11,464,664	2,108,109	1,525,159	2,291,380	2,199,129	1,578,445
Deferred revenues	102,071	(37,168)	(37,500)	101,739	-	(330,000)
Net cash used in operating activities	(13,852,289)	(750,885)	(595,761)	(937,643)	(1,978,044)	(3,573,606)
Cash flows from investing activities:
Purchases of equipment, net	(648,386)	(57,754)	-	-	(7,610)	(6,452)
Net cash used in investing activities	(648,386)	(57,754)	-	-	(7,610)	(6,452)

See accompanying notes to consolidated financial statements.

VISTAGEN THERAPEUTICS, INC.
(a development stage company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period From
	May 26, 1998
	(Inception)
	Through	Nine Months Ended December 31,
	December 31,			Fiscal Years Ended March 31,
	2010	2010	2009	2010	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from financing activities:
Proceeds from issuance of common stock	$120,804	$-	$80	$80	$970	$43,920
Net proceeds from issuance of Series A preferred stock	964,710	-	-	-	-	-
Net proceeds from issuance of Series B preferred stock	2,143,391	-	-	-	-	-
Net proceeds from issuance of Series C preferred stock and warrants	1,090,470	-	-	-	-	-
Proceeds from issuance of notes under line of credit	200,000	-	-	-	-	-
Proceeds from issuance of 7% note payable to Founding shareholder	90,000	-	-	-	-	-
Net proceeds from issuance of 7% convertible notes	575,000	-	-	-	-	-
Net proceeds from issuance of 10% convertible notes and warrants	1,655,000	-	-	-	-	-
Net proceeds from issuance of Platinum Notes and warrants	3,700,000	-	-	-	250,000	3,450,000
Net proceeds from issuance of 2008/2010 Notes and warrants	2,971,815	270,000	748,495	1,196,815	1,505,000	-
Net proceeds from issuance of 2006/2007 Notes and warrants	1,025,000	-	-	-	-	265,000
Proceeds from issuance of 7% notes payable	55,000	-	-	-	-	-
Net proceeds from issuance of August 2010 Notes and warrants	800,000	800,000	-	-	-	-
Repayment of capital lease obligations	(79,001)	(19,952)	(17,867)	(24,158)	(18,808)	(16,082)
Repayment of notes	(532,124)	(163,000)	(13,213)	(55,000)	-	(150,000)
Net cash provided by financing activities	14,780,065	887,048	717,495	1,117,737	1,737,162	3,592,838
Net increase (decrease) in cash and cash equivalents	279,390	78,409	121,734	180,094	(248,492)	12,780
Cash and cash equivalents at beginning of period	-	200,981	20,887	20,887	269,379	256,599
Cash and cash equivalents at end of period	$279,390	$279,390	$142,621	$200,981	$20,887	$269,379

Supplemental disclosure of cash flow activities:
Cash paid for interest	$124,662	$97,739	$15,322	$5,414	$10,518	$5,201
Cash paid for income taxes	$15,218	$1,600	$1,600	$1,600	$1,600	$1,600
Supplemental disclosure of noncash activities:
Forgiveness of accrued compensation and accrued interest payable to officers transferred to equity	$799,956	$-	$-	$-	$-	$-
Exercise of warrants and options in exchange for debt cancellation	$112,796	$-	$-	$-	$-	$-
Settlement of accrued and prepaid interest by issuance of Series C Preferred Stock	$35,281	$-	$-	$-	$-	$-
Conversion of 10% notes payable, net of discount, and related accrued interest into Series C Preferred stock	$2,050,334	$-	$-	$-	$-	$-
Issuance of Series B-1 Preferred stock for acquired in-process research and development	$7,523,179	$-	$-	$-	$-	$-
Conversion of 7% notes payable, net of discount, and related accrued interest into Series B Preferred stock	$508,003	$-	$-	$-	$-	$-
Conversion of accounts payable into convertible promissory notes	$868,688	$-	$56,320	$56,320	$-	$562,368
Conversion of accounts payable into note payable	$2,637,788	$953,832	$117,298	$1,591,375	$-	$-
Conversion of accounts payable into common stock	$1,548,750	$-	$1,548,750	$1,548,750	$-	$-
Conversion of accrued interest on convertible promissory notes into common stock	$921,438	$-	$-	$921,438	$-	$-
Notes receivable from sale of common stock to related parties upon exercise of options and warrants	$149,771	$-	$-	$-	$-	$-
Capital lease obligations	$120,683	$-	$-	$-	$12,066	$108,617
Recognition of put option and note term extension option liabilities upon issuance of Platinum Notes	$141,210	$-	$-	$-	$13,285	$127,925
Incremental fair value of put option and note term extension option liabilities from debt modifications	$479,350	$158,011	$122,073	$122,073	$199,266	$-
Incremental fair value of note conversion option from debt modification	$1,891,248	$1,062,781	$828,467	$828,467	$-	$-
Incremental fair value of warrant from debt modifications	$155,628	$-	$90,028	$90,028	$65,600	$-
Recognition of warrant liability upon adoption of new accounting standard	$151,281	$-	$151,281	$151,281	$-	$-

See accompanying notes to consolidated financial statements.

VISTAGEN THERAPEUTICS, INC.
(a development stage company)

CONSOLIDATED STATEMENTS OF PREFERRED STOCK

Period from May 26, 1998 (inception) through December 31, 2010

		Series A	Series B	Series B-1	Series C	Total
	Preferred	Preferred	Preferred	Preferred	Preferred	Preferred
	Stock	Stock	Stock	Stock	Stock	Stock
	(Shares)
Balances at May 26, 1998 (inception)	-	$-	$-	$-	$-	$-
Issuance of Series A preferred stock at $2.302 per share for cash, net of issuance costs of $24,009	429,350	964,258	-	-	-	964,258
Balances at March 31, 2000	429,350	964,258	-	-	-	964,258
Issuance of Series A preferred stock at $2.302 per share for cash, net of issuance costs of $5,487	2,580	452	-	-	-	452
Issuance of Series B preferred stock at $5.545 per share for cash, including conversion of $575,000 face value of 7% convertible notes plus accrued interest of $3,802, net of unamortized discount of $70,799 and issuance costs of $39,750	316,282	-	1,643,252	-	-	1,643,252
Balances at March 31, 2001	748,212	964,710	1,643,252	-	-	2,607,962
Issuance of Series B preferred stock at $5.545 per share for cash, net of issuance costs of $97,209	199,286	-	1,007,843	-	-	1,007,843
Balances at March 31, 2002 and 2003	947,498	964,710	2,651,095	-	-	3,615,805
Issuance of Series B-1 preferred stock at $5.545 for acquired in-process research and development	1,356,750	-	-	7,523,179	-	7,523,179
Balances at March 31, 2004	2,304,248	964,710	2,651,095	7,523,179	-	11,138,984
Issuance of Series C preferred stock at $6.00 per share for cash, including conversion of $1,655,000 face value of 10% convertible notes plus accrued interest of $408,574, net of unamortized note discount of $13,240 and issuance costs of $27,241	390,327	-	-	-	2,301,493	2,301,493
Proceeds allocated to warrants issued in connection with Series C preferred stock	-	-	-	-	(25,482)	(25,482)
Balances at March 31, 2005	2,694,575	964,710	2,651,095	7,523,179	2,276,011	13,414,995
Issuance of Series C preferred stock at $6.00 per share for cash, net of issuance costs of $20,689	143,331	-	-	-	839,311	839,311
Issuance of Series C preferred stock at $6.00 per share for services and in payment of interest on line of credit	46,749	-	-	-	280,505	280,505
Balances at March 31, 2006, 2007, 2008, 2009 and 2010; and at December 31, 2010 (unaudited)	2,884,655	$964,710	$2,651,095	$7,523,179	$3,395,827	$14,534,811

See accompanying notes to consolidated financial statements.

VISTAGEN THERAPEUTICS, INC.
(a development stage company)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

Period from May 26, 1998 (inception) through December 31, 2010

				Notes Receivable from Sale of

					Deficit Accumulated
			Additional	Stock to	During the	Total
	Common Stock		Paid-in	Related	Development	Shareholders’
	Shares	Amount	Capital	Parties	Stage	Deficit

Balances at May 26, 1998 (inception)	-	$-	$-	$-	$-	$-
Initial sale of common stock for cash to Founder	1,000,000	5,000	-	-	-	5,000
Fair value of common stock issued for services	4,000	400	-	-	-	400
Net loss for fiscal year 1999	-	-	-	-	(230,933)	(230,933)
Balances at March 31, 1999	1,004,000	5,400	-	-	(230,933)	(225,533)
Sale of common stock for cash	200,000	20,000	-	-	-	20,000
Fair value of common stock issued for services	104,375	21,888	-	-	-	21,888
Fair value of warrants issued for services	-	-	39,545	-	-	39,545
Net loss for fiscal year 2000	-	-	-	-	(699,969)	(699,969)
Balances at March 31, 2000	1,308,375	47,288	39,545	-	(930,902)	(844,069)
Common stock issued upon exercise of stock options from 1999 Stock Incentive Plan	14,000	4,620	-	-	-	4,620
Fair value of common stock issued for services	100,000	33,000	-	-	-	33,000

Fair value of warrants issued for services	-	-	13,085	-	-	13,085
Proceeds allocated to warrants issued in connection with 7% convertible notes	-	-	91,171	-	-	91,171
Net loss for fiscal year 2001	-	-	-	-	(1,809,031)	(1,809,031)
Balances at March 31, 2001	1,422,375	84,908	143,801	-	(2,739,933)	(2,511,224)
Common stock issued upon exercise of stock options from 1999 Stock Incentive Plan	1,511	498	-	-	-	498
Fair value of warrants issued for services	-	-	33,076	-	-	33,076
Proceeds allocated to warrants issued in connection with 10% convertible notes	-	-	7,318	-	-	7,318
Net loss for fiscal year 2002	-	-	-	-	(2,112,982)	(2,112,982)
Balances at March 31, 2002 (continued)	1,423,886	85,406	184,195	-	(4,852,915)	(4,583,314)

See accompanying notes to consolidated financial statements.

VISTAGEN THERAPEUTICS, INC.
(a development stage company)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

Period from May 26, 1998 (inception) through December 31, 2010

				Notes Receivable from Sale of	Deficit Accumulated
			Additional	Stock to	During the	Total
	Common Stock		Paid-in	Related	Development	Shareholders’
	Shares	Amount	Capital	Parties	Stage	Deficit

Balances at March 31, 2002 (continued)	1,423,886	$85,406	$184,195	$-	$(4,852,915)	$(4,583,314)
Common stock issued upon exercise of options from 1999 Stock Incentive Plan	15,000	4,950	-	-	-	4,950
Fair value of warrants issued for services	-	-	46,461	-	-	46,461
Proceeds allocated to warrants issued in connection with 10% convertible notes	-	-	86,811	-	-	86,811
Net loss for fiscal year 2003	-	-	-	-	(502,573)	(502,573)
Balances at March 31, 2003	1,438,886	90,356	317,467	-	(5,355,488)	(4,947,665)
Common stock issued upon exercise of stock options from 1999 Stock Incentive Plan	2,925	590	-	-	-	590
Fair value of warrants issued for services	-	-	2,168	-	-	2,168
Proceeds allocated to warrants issued in connection with 10% convertible notes	-	-	11,445	-	-	11,445
Net loss for fiscal year 2004	-	-	-	-	(8,755,466)	(8,755,466)
Balances at March 31, 2004	1,441,811	90,946	331,080	-	(14,110,954)	(13,688,928)
Common stock issued upon exercise of stock options from 1999 Stock Incentive Plan	10,708	4,807	-	-	-	4,807
Proceeds allocated to warrants issued in connection with Series C preferred stock	-	-	25,482	-	-	25,482
Fair value of warrants issued for services	-	-	1,460	-	-	1,460
Net loss for fiscal year 2005	-	-	-	-	(1,082,796)	(1,082,796)
Balances at March 31, 2005	1,452,519	95,753	358,022	-	(15,193,750)	(14,739,975)
Common stock issued upon exercise of stock options from 1999 Stock Incentive Plan	14,604	6,687	-	-	-	6,687

Fair value of warrants issued for services	-	-	3,327	-	-	3,327
Net loss for fiscal year 2006	-	-	-	-	(1,772,165)	(1,772,165)
Balances at March 31, 2006 (continued)	1,467,123	102,440	361,349	-	(16,965,915)	(16,502,126)

See accompanying notes to consolidated financial statements.

VISTAGEN THERAPEUTICS, INC.
(a development stage company)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

Period from May 26, 1998 (inception) through December 31, 2010

				Notes
				Receivable	Deficit
				from Sale of	Accumulated
			Additional	Stock to	During the	Total
	Common Stock		Paid-in	Related	Development	Shareholders’
	Shares	Amount	Capital	Parties	Stage	Deficit

Balances at March 31, 2006 (continued)	1,467,123	$102,440	$361,349	$-	$(16,965,915)	$(16,502,126)
Common stock issued upon exercise of options from 1999 Stock Incentive Plan and warrants for:
Cash	33,465	27,682	-	-	-	27,682
Debt cancellation	108,418	112,796	-	-	-	112,796
Notes receivable	204,498	149,771	-	(149,771)	-	-
Sale of common stock for cash	10,000	1,000	-	-	-	1,000
Share-based compensation expense	-	-	109,838	-	-	109,838
Fair value of warrants issued for services	-	-	3,063	-	-	3,063
Forgiveness of accrued compensation and accrued interest payable to officers	-	-	799,956	-	-	799,956
Net loss for fiscal year 2007	-	-	-	-	(1,999,818)	(1,999,818)
Balances at March 31, 2007	1,823,504	393,689	1,274,206	(149,771)	(18,965,733)	(17,447,609)
Common stock issued upon exercise of stock options from 1999 Stock Incentive Plan	2,234	1,920	-	-	-	1,920
Common stock issued upon settlement of employment contract	20,000	42,000	-	-	-	42,000
Share-based compensation expense	-	-	247,591	-	-	247,591
Proceeds allocated to warrants issued in connection with Platinum Notes	-	-	220,974	-	-	220,974

Fair value of warrants issued for services	-	-	224,000	-	-	224,000
Accrued interest on notes receivable	-	-	-	(9,186)	-	(9,186)
Net loss for fiscal year 2008	-	-	-	-	(5,446,712)	(5,446,712)
Balances at March 31, 2008	1,845,738	437,609	1,966,771	(158,957)	(24,412,445)	(22,167,022)
Common stock issued upon exercise of stock options from 2008 Stock Incentive Plan and Scientific Advisory Plan	3,500	970	-	-	-	970
Share-based compensation expense	-	-	108,260	-	-	108,260
Proceeds allocated to warrants issued in connection with Platinum Notes and incremental fair value of warrant modification	-	-	72,703	-	-	72,703
Fair value of warrants issued for services	-	-	5,262	-	-	5,262
Accrued interest on notes receivable	-	-	-	(7,975)	-	(7,975)
Effect of reverse stock split	(6)	-	-	-	-	-
Net loss for fiscal year 2009	-	-	-	-	(4,696,185)	(4,696,185)
Balances at March 31, 2009	1,849,232	438,579	2,152,996	(166,932)	(29,108,630)	(26,683,987)
See accompanying notes to consolidated financial statements.

VISTAGEN THERAPEUTICS, INC.
(a development stage company)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

Period from May 26, 1998 (inception) through December 31, 2010

				Notes
				Receivable	Deficit
				from Sale of	Accumulated
			Additional	Stock to	During the	Total
	Common Stock		Paid-in	Related	Development	Shareholders’
	Shares	Amount	Capital	Parties	Stage	Deficit

Balances at March 31, 2009 (continued)	1,849,232	$438,579	$2,152,996	$(166,932)	$(29,108,630)	$(26,683,987)
Cumulative effect of adopting new accounting standard	-	-	(293,677)	-	142,396	(151,281)
Common stock issued upon exercise of warrant	1,086	928	(848)	-	-	80
Common stock issued for cancellation of accounts payable and accrued interest	1,646,792	2,470,188	-	-	-	2,470,188
Incremental fair value of note conversion options from debt modification	-	-	828,467	-	-	828,467
Common stock issued for services	175,000	262,500	-	-	-	262,500
Share-based compensation expense	-	-	668,504	-	-	668,504
Fair value of warrants issued for services and incremental fair value of warrant modification	-	-	110,119	-	-	110,119
Fair value of warrants issued in connection with the 7.5% Notes	-	-	291,210	-	-	291,210
Accrued interest on notes receivable	-	-	-	(8,374)	-	(8,374)
Net loss for fiscal year 2010	-	-	-	-	(4,124,548)	(4,124,548)
Balances at March 31, 2010	3,672,110	3,172,195	3,756,771	(175,306)	(33,090,782)	(26,337,122)
Share-based compensation expense (unaudited)	-	-	1,221,916	-	-	1,221,916
Accrued interest on notes receivable (unaudited)	-	-	-	(6,571)	-	(6,571)
Fair value of warrants issued in connection with the August 2010 Short-Term Notes (unaudited)	-	-	252,013	-	-	252,013
Incremental fair value of note conversion options from debt modification (unaudited)	-	-	1,062,781	-	-	1,062,781
Net loss for nine months ended December 31, 2010 (unaudited)	-	-	-	-	(5,945,878)	(5,945,878)
Balances at December 31, 2010 (unaudited)	3,672,110	$3,172,195	$6,293,481	$(181,877)	$(39,036,660)	$(29,752,861)

See accompanying notes to consolidated financial statements.

VISTAGEN THERAPEUTICS, INC.
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Description of Business

VistaGen Therapeutics, Inc. (the “Company”) was incorporated in the State of California on May 26, 1998 (inception date). The Company is a biotechnology company focused on using proprietary pluripotent stem cell technologies to “rescue” promising drug candidates that pharmaceutical companies have “put on the shelf” (discontinued during development) due to toxicity concerns, despite positive efficacy data demonstrating their potential therapeutic benefits. The Company’s goal is to build a diverse pipeline of proprietary “drug rescue variants” which are as effective as the original drug candidates but without the toxicity that caused them to be put on the shelf in the first place. The Company is in the development stage and since inception it has devoted substantially all its time and efforts to stem cell research, strategic collaborating, drug development, raising capital, creating, protecting and patenting intellectual property, and recruiting personnel.

2.  Basis of Presentation and Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As a development stage company without sustainable revenues, the Company has experienced recurring losses and negative cash flows from operations. From inception through December 31, 2010, the Company has a deficit accumulated during development stage of $39,036,660 (unaudited). The Company expects these conditions to continue for the foreseeable future as it expands its Human Clinical Trials in a Test Tubetm platform and executes its drug rescue business programs.

At December 31, 2010 and March 31, 2010, the Company had approximately $279,000 (unaudited) and $201,000, respectively, in cash and cash equivalents. The Company believes such cash and cash equivalents will not enable it to fund its operations through the next twelve months. The Company anticipates that its cash expenditures during the next twelve months will be approximately $6 million and it expects to meet its cash needs and fund its working capital requirements through private placements of its securities, which may include both debt and equity securities, strategic collaborations and government grant awards. If the Company is unable to complete such private placements, or otherwise obtain sufficient financing through strategic collaborations or government grants, it may be required to reduce, defer, or discontinue certain of its research and development activities or may not be able to continue as a going concern entity. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. On May, 11, 2011, the Company completed a $3.87 million private placement of its equity securities (including approximately $1 million of cancelled indebtedness). See Note 16, Subsequent Events.

3.  Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the Company’s accounts, and the accounts of its wholly-owned subsidiaries, Artemis Neuroscience, Inc. (“Artemis”), a Maryland corporation, and VistaStem Canada, Inc., an Ontario corporation.

Unaudited Interim Financial Information

The accompanying unaudited interim consolidated balance sheet as of December 31, 2010 and the unaudited interim consolidated statements of operations, cash flows, preferred stock, and shareholders’ deficit for the nine-month periods ended December 31, 2010 and 2009 have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair statement of the Company’s consolidated financial position at December 31, 2010 and the consolidated results of operations and cash flows for the nine-month periods ended December 31, 2010 and 2009. The financial data and other information disclosed in the notes to the consolidated financial statements related to the nine-month periods are unaudited. The operating results for the nine-month period ended December 31, 2010 are not necessarily indicative of the operating results to be expected for the fiscal year ending March 31, 2011 or for any other interim period or for any other future year.

Reverse Stock Split and Increase in Authorized Shares

Upon the recommendation of the Company’s Board of Directors and the approval of the shareholders at the Annual Shareholders Meeting on December 19, 2008, the Company filed an Amendment to its Articles of Incorporation on January 20, 2009 pursuant to which each outstanding share of common stock was reverse-split and exchanged for one-tenth of a share of common stock, and each outstanding share of preferred stock was reverse-split and exchanged for one-tenth of a preferred share. The number of shares of common stock the Company is authorized to issue after such reverse stock split was increased to 75 million shares and the number of shares of preferred stock that the Company is authorized to issue was increased to 20 million shares. The Company retroactively adjusted all shares and per share information to reflect the reverse stock split in the accompanying consolidated financial statements and notes thereto.

Cash and Cash Equivalents

Cash and cash equivalents are considered to be highly liquid investments with maturities of three months or less at the date of purchase.

Property and Equipment

Property and equipment is stated at cost. Repairs and maintenance costs are expensed in the period incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of property and equipment range from five to seven years.

Impairment or Disposal of Long-Lived Assets

The Company evaluates its long-lived assets for impairment, primarily property and equipment, whenever events or changes in circumstances indicate that their carrying value may not be recoverable from the estimated future cash flows expected to result from their use or eventual disposition. If the estimates of future undiscounted net cash flows are insufficient to recover the carrying value of the assets, the Company records an impairment loss in the amount by which the carrying value of the assets exceeds their fair value. If the assets are determined to be recoverable, but the useful lives are shorter than originally estimated, the Company depreciates or amortizes the net book value of the assets over the newly determined remaining useful lives. There have been no impairment charges recorded to date.

Revenue Recognition

The Company generates revenue principally from collaborative research and development arrangements, technology access fees, and government grants. Revenue arrangements with multiple components are divided into separate units of accounting if certain criteria are met, including whether the delivered component has stand-alone value to the customer, and whether there is objective and reliable evidence of the fair value of the undelivered items. Consideration received is allocated among the separate units of accounting based on their respective fair values, and the applicable revenue recognition criteria are then applied to each of the units.

The Company recognizes revenue when the four basic criteria of revenue recognition are met: (1) a contractual agreement exists; (2) the transfer of technology has been completed or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. For each source of revenue, the Company complies with the above revenue recognition criteria in the following manner:

•
Collaborative arrangements typically consist of non-refundable and/or exclusive technology access fees, cost reimbursements for specific research and development spending, and various milestone and future product royalty payments. If the delivered technology does not have stand-alone value or if the Company does not have objective or reliable evidence of the fair value of the undelivered component, the amount of revenue allocable to the delivered technology is deferred. Non-refundable upfront fees with stand-alone value that are not dependent on future performance under these agreements are recognized as revenue when received, and are deferred if the Company has continuing performance obligations and has no evidence of the fair value of those obligations. Cost reimbursements for research and development spending are recognized when the related costs are incurred and when collectability is reasonably assured. Payments received related to substantive, performance-based “at-risk” milestones are recognized as revenue upon achievement of the milestone event specified in the underlying contracts, which represent the culmination of the earnings process. Amounts received in advance are recorded as deferred revenue until the technology is transferred, costs are incurred, or a milestone is reached.

•
Technology license agreements typically consist of non-refundable upfront license fees, annual minimum access fees or royalty payments. Non-refundable upfront license fees and annual minimum payments received with separable stand-alone values are recognized when the technology is transferred or accessed, provided that the technology transferred or accessed is not dependent on the outcome of the continuing research and development efforts.

•
Government grants, which support the Company’s research efforts in specific projects, generally provide for reimbursement of approved costs as defined in the notices of grant awards. Grant revenue is recognized when associated project costs are incurred.

Research and Development Expenses

Research and development expenses include internal and external costs. Internal costs include salaries and employment related expenses of scientific personnel and direct project costs. External research and development expenses consist of sponsored stem cell research and development costs, costs associated with development of AV-101, the Company’s lead drug development candidate, and costs related to application and prosecution of patents related to the Company’s stem cell technology and AV-101. All such costs are charged to expense as incurred.

Share-Based Compensation

The Company recognizes compensation cost for all share-based awards to employees in its financial statements based on their grant date fair value. Share-based compensation expense is recognized over the period during which the employee is required to perform service in exchange for the award, which generally represents the scheduled vesting period. The Company has no awards with market or performance conditions. For equity awards to non-employees, the Company re-measures the fair value of the awards as they vest and the resulting value is recognized as an expense during the period over which the services are performed.

The Company has elected to calculate the historical pool of windfall tax benefits using the simplified method to establish the beginning balance of the pool of windfall benefits related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the pool of windfall tax benefits and statements of cash flows of the tax effects of employee share-based compensation awards that were outstanding upon the adoption of fair value accounting for share-based awards.

Initial Public Offering Costs

During the nine-month period ended December 31, 2010, general and administrative expenses include $1.9 million (unaudited) in costs associated with the Company’s unsuccessful efforts to raise equity capital through an initial public offering.

Income Taxes

The Company accounts for income taxes using the asset and liability approach for financial reporting purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce the deferred tax assets to an amount expected to be realized.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents. The Company’s investment policies limit any such investments to short-term, low-risk investments. The Company deposits cash and cash equivalents with high credit quality financial institutions and is insured to the maximum limitations. Balances in these accounts may exceed federally insured limits at times.

Comprehensive Loss

There are no components of other comprehensive loss other than net loss, and accordingly the Company’s comprehensive loss is equivalent to net loss for the periods presented.

Loss per Common Share

Basic loss per share of common stock excludes dilution and is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding for the period. Diluted loss per share of common stock reflects the potential dilution that could occur if securities or other contracts to issue shares of common stock were exercised or converted into shares of common stock. For all periods presented, potentially dilutive securities are excluded from the computation in loss periods, as their effect would be antidilutive.

Potentially dilutive securities excluded from diluted net loss per common share are as follows:

	Nine Months
	Ended
	December 31,	Fiscal Years Ended March 31,
	2010	2010	2009	2008
	Number of	Number of	Number of	Number of
	Potentially	Potentially	Potentially	Potentially
	Dilutive	Dilutive	Dilutive	Dilutive
	Shares	Shares	Shares	Shares
	(Unaudited)
All series of Preferred Stock issued and outstanding	2,884,655	2,884,655	2,884,655	2,884,655
Outstanding options under 2008 and 1999 Stock Incentive Plans and 1998 Scientific Advisory Board Stock Incentive Plan	3,949,153	3,949,153	904,353	828,022
Outstanding warrants to purchase common stock	2,265,600	1,873,700	1,178,100	1,156,244
Total	9,099,408	8,707,508	4,967,108	4,868,921

Adoption of New Accounting Standard

Effective April 1, 2009, the Company adopted a new accounting standard which clarified whether equity linked instruments (or embedded features), such as convertible securities and warrants to purchase common stock, are considered to be indexed to the Company’s own stock and therefore qualify for a scope exception under previously issued accounting standards. As a result of the adoption of the new standard, the Company considers the 560,000 warrants to purchase its common stock issued with the Platinum Notes to be a warrant liability. Previously, the warrants were treated as equity. These warrants include certain exercise price adjustment features and accordingly are no longer deemed to be indexed to the Company’s common stock. Therefore, they no longer qualify for a scope exception under the previously issued accounting standards. The Company has recorded the estimated fair value of the warrant liability as a non-current liability at the date of adoption of the new accounting standard and the liability will be marked to market at each subsequent balance sheet date.

The impact of the adoption of the new accounting standard is summarized in the following table:

		Impact of
		Accounting
	March 31, 2009	Standard Adoption	April 1, 2009

Warrant liability	$-	$151,281	$151,281
Total liabilities	$12,342,820	$151,281	$12,494,101
Additional paid-in capital	$2,152,996	$(293,677)	$1,859,319
Deficit accumulated during development stage	$(29,108,630)	$142,396	$(28,966,234)
Total shareholders’ deficit	$(26,683,987)	$(151,281)	$(26,835,268)

Recent Accounting Pronouncements

In April 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2010-17 (“ASU 2010-17”), Revenue Recognition – Milestone Method, which provides new guidance on the use of the milestone method of recognizing revenue for research and development arrangements under which consideration to be received by the vendor is contingent upon the achievement of certain milestones. ASU 2010-17 provides guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate. A vendor can recognize consideration in its entirety as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. Additional disclosures describing the consideration arrangement and the entity’s accounting policy for recognition of such milestone payments are also required. The new guidance is effective for fiscal years, and interim periods within such fiscal years, beginning on or after June 15, 2010, with early adoption permitted. The guidance may be applied prospectively to milestones achieved during the period of adoption or retrospectively for all prior periods. The Company is currently evaluating the potential impact, if any, of the adoption of this guidance on its financial position, results of operations and cash flows.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”) (prior authoritative literature: EITF Issue No. 08-1, Revenue Arrangements with Multiple Deliverables). ASU 2009-13, amends existing revenue recognition accounting pronouncements that are currently within the scope of ASC 605-25, Multiple-Element Arrangements (formerly included within EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables). ASU 2009-13 provides accounting principles and application guidance on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated. This guidance eliminates the requirement to establish the fair value of undelivered products and services and instead provides for separate revenue recognition based upon management’s estimate of the selling price for an undelivered item when there is no other means to determine the fair value of that undelivered item. ASC 605-25 previously required that the fair value of the undelivered item be the price of the item either sold in a separate transaction between unrelated third parties or the price charged for each item when the item is sold separately by the vendor. Under ASC 605-25, if the fair value of all of the elements in the arrangement was not determinable, then revenue was deferred until all of the items were delivered or fair value was determined. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years and interim periods beginning on or after June 15, 2010. The Company does not expect this standard to have a significant impact on its financial position and results of operations.

Effective July 1, 2009, the Company adopted ASC 105, Generally Accepted Accounting Principles (formerly SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a Replacement of FASB Statement No. 162). ASC 105 establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB. Following this statement, the FASB will issue new standards in the form of Accounting Standards Updates (“ASU”). ASC 105 is effective for financial statements issued for fiscal years and interim periods ending after September 15, 2009. The issuance of ASC 105 does not change GAAP and therefore the adoption of ASC 105 only affects the specific references to U.S. GAAP literature in the notes to financial statements. The adoption of ASC 105 did not have an impact on the Company’s financial position or results of operations.

Effective April 1, 2009 the Company adopted ASC 855, Subsequent Events (formerly SFAS No. 165, Subsequent Events). ASC 855 provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. ASC 855 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. ASC 855 is effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009. The adoption of ASC 855 did not have a material impact on the Company’s financial position or results of operations.

4.  Fair Value Measurements

On April 1, 2008, the Company adopted the principles of fair value accounting as they relate to its financial assets and financial liabilities. Fair value is defined as the estimated exit price received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date rather than on an entry price which represents the purchase price of an asset or liability. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on several factors, including the instrument’s complexity. The required fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels is described as follows:

•	Level 1 — Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

•
Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3 — Unobservable inputs (i.e., inputs that reflect the reporting entity’s own assumptions about the assumptions that market participants would use in estimating the fair value of an asset or liability) are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Where quoted prices are available in an active market, securities are classified as Level 1 of the valuation hierarchy. If quoted market prices are not available for the specific financial instrument, then the Company estimates fair value by using pricing models, quoted prices of financial instruments with similar characteristics or discounted cash flows. In certain cases where there is limited activity or less transparency around inputs to valuation, financial assets or liabilities are classified as Level 3 within the valuation hierarchy.

The Company does not use derivative instruments for hedging of market risks or for trading or speculative purposes. In conjunction with the issuance of the Platinum Notes (see Note 8, Convertible Promissory Notes and Other Notes Payable), the Company determined that i) the cash payment option or put option, which provides the lender with the right to require the Company to repay part of the debt at a 25% premium, and ii) the term extension option, which provides the lender with the right to extend the maturity date one year, are embedded derivatives that should be bifurcated and accounted for separately as liabilities. Also, in conjunction with the Platinum Notes, the Company issued warrants to purchase 560,000 shares of its common stock. These warrants include certain exercise price adjustment features. As a result of adopting a new accounting standard, as disclosed in Note 3, Summary of Significant Accounting Policies, the Company determined that the warrants are liabilities. These liabilities are recorded at their estimated fair value. The Company determined the fair value of the i) put option and note term extension option using an internal valuation model with Level 3 inputs and ii) warrants using a lattice model with Level 3 inputs. Inputs used to determine fair value include estimated value of the underlying common stock at the valuation measurement date, the remaining contractual term of the notes, risk-free interest rates, expected volatility of the price of the underlying common stock, and the probability of a qualified financing. Changes in the fair value of these liabilities are recognized as a non-cash charge or income in other income (expense) in the consolidated statements of operations.

The fair value hierarchy for liabilities measured at fair value on a recurring basis is as follows:

		Fair Value Measurements at Reporting Date Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
	Total	Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2010 (unaudited):
Put option and note term extension option liabilities	$158,011	$-	$-	$158,011
Warrant liability	$396,765	$-	$-	$396,765
March 31, 2010:
Put option and note term extension option liabilities	$150,147	$-	$-	$150,147
Warrant liability	$403,574	$-	$-	$403,574

During the nine-month period ended December 31, 2010 (unaudited) and the fiscal year ended March 31, 2010, there were no significant changes to the valuation models used for purposes of determining the fair value of the Level 3 put option and note term extension option liabilities and warrant liability.

The changes in Level 3 liabilities measured at fair value on a recurring basis are as follows:

	Fair Value Measurements Using Significant
	Unobservable Inputs (Level 3)
	Put Option
	and Note
	Term
	Extension
	Option	Warrant
	Liabilities	Liability	Total

Balance at March 31, 2008	$-	$-	$-
Recognition of liability and note discount upon modification of 2007 Platinum Notes	199,266	-	199,266
Recognition of liability and note discount upon issuance of 2008 Platinum Note	13,285	-	13,285
Marked to market (gain) loss included in net loss	(170,589)	-	(170,589)
Balance at March 31, 2009	41,962	-	41,962
Recognition of warrant liability upon adoption of new accounting standard	-	151,281	151,281
Marked to market (gain) loss included in net loss	(13,888)	162,265	148,377
Recognition of liability and note discount upon modification of Platinum Notes	122,073	90,028	212,101
Balance at March 31, 2010	150,147	403,574	553,721
Marked to market (gain) loss included in net loss (unaudited)	(150,147)	(6,809)	(156,956)
Recognition of liability and note discount upon modification of Platinum Notes (unaudited)	158,011	-	158,011
Balance at December 31, 2010 (unaudited)	$158,011	$396,765	$554,776

No assets or other liabilities were carried at fair value as of December 31, 2010 and March 31, 2010.

5.  Property and Equipment

Property and equipment consist of the following:

	December 31,	March 31,
	2010	2010	2009
	(Unaudited)

Laboratory equipment	$494,926	$439,808	$439,808
Computers and network equipment	60,703	58,067	58,067
Office furniture and equipment	75,097	75,097	75,097
	630,726	572,972	572,972
Accumulated depreciation and amortization	(529,721)	(497,735)	(446,731)
Property and equipment, net	$101,005	$75,237	$126,241

The Company granted a security interest covering its laboratory and computer equipment in conjunction with notes payable under a line of credit agreement (see Note 8, Convertible Promissory Notes and Other Notes Payable).

6.  AV-101 Acquisition

In November 2003, pursuant to an Agreement and Plan of Merger (the “Agreement”), the Company acquired Artemis, a private company in the development stage, for the purpose of acquiring exclusive licenses to patents related to the use and function of AV-101, a drug candidate then in preclinical development as a potential therapy for patients suffering from epilepsy, neuropathic pain, and neurodegenerative diseases such as Huntington’s and Parkinson’s diseases. Pursuant to the Agreement, each share of common stock of Artemis was converted into the right to receive 0.9045 shares of the Company’s Series B-1 preferred stock, resulting in the Company’s issuing 1,356,750 shares of its Series B-1 preferred stock. The shares of Series B-1 preferred stock were valued at $5.545 per share, and accordingly the purchase price of all outstanding shares of Artemis was $7.523 million. The total purchase price was allocated to AV-101 acquired in-process research and development and was expensed subsequent to the acquisition, since AV-101 required further research and development before the Company could commence clinical trials and did not have any proven alternative future uses.

The United States National Institutes of Health (“NIH”) awarded the Company $4.3 million to support preclinical development of AV-101 during fiscal years 2006 to 2008. The Company submitted its Investigational New Drug (“IND”) Application to conduct a Phase I clinical trial of AV-101 for neuropathic pain and started the clinical study in the quarter ended March 31, 2010. In April 2009, the NIH awarded the Company a $4.2 million grant to support the Phase I clinical development of AV-101.

7.  Accrued Expenses

The accrued expenses consist of:
	December 31,	March 31,
	2010	2010	2009
	(Unaudited)

Accrued professional services	$111,528	$537,078	$168,309
Accrued research and development expenses	15,226	128,806	142,723
Other accrued expenses	129,656	235,829	292,196
	$256,410	$901,713	$603,228

8.  Convertible Promissory Notes and Other Notes Payable

The following tables summarize the loan activity for the Company’s convertible promissory notes and other notes payable:

	Balance 3/31/2008	Additions	Payments	Amortization	Reclass-ification to Current	Balance 3/31/2009	Accrued Interest 3/31/2009
Convertible Promissory Notes:
2006/2007 Notes, including $947,368 to related parties, at March 31, 2008 and 2009	$1,837,368	$-	$-	$-	$-	$1,837,368	$323,789
Platinum Notes	3,750,000	250,000	-	-	-	4,000,000	686,917
Note discounts	(222,805)	(286,593)	-	293,985	-	(215,413)	-
Platinum Notes, net	3,527,195	(36,593)	-	293,985	-	3,784,587	686,917
2008/2010 Notes	-	1,505,000	-	-	-	1,505,000	104,733
Total convertible promissory notes, net	$5,364,563	$1,468,407	$-	$293,985	$-	$7,126,955	$1,115,439
Other Notes Payable
Related parties:
7% Notes payable to Officer and Directors for legal and consulting services (1)	$34,423	$-	$-	$-	$-	$34,423	$15,938
Notes payable to Cato BioVentures under line of credit —	-	-	-	-	170,000	170,000	25,842
Total current notes payable to related parties	$34,423	$-	$-	$-	$170,000	$204,423	$41,780
Notes payable to Cato BioVentures under line of credit — non-current at March 31, 2008	$170,000	$-	$-	$-	$(170,000)	$-	$-
Accrued officer’s compensation
Non-interest bearing notes payable to Officer for deferred salary	$56,986	$-	$-	$-	$-	$56,986	$-

(1)	Includes two notes with principal balances of $26,419 and $8,004 and corresponding accrued interest of $9,580 and $ 6,358, respectively, as of March 31, 2009.

						Accrued
	Balance			Amor-tization	Balance	Interest
	3/31/2009	Additions	Payments		3/31/2010	3/31/2010
Convertible Promissory Notes:
2006/2007 Notes, including $947,368 to related parties, at March 31, 2009 and 2010	$1,837,368	$-	$-	$-	$1,837,368	$507,525
Platinum Notes	4,000,000	-	-	-	4,000,000	165,480
Note discounts	(215,413)	(1,040,568)	-	426,165	(829,816)	-
Platinum Notes, net	3,784,587	(1,040,568)	-	426,165	3,170,184	165,480
2008/2010 Notes	1,505,000	1,196,815	-	-	2,701,815	306,044
Total convertible promissory notes, net	$7,126,955	$156,247	$-	$426,165	$7,709,367	$979,049
Other Notes Payable
Related parties:
7% Notes payable to Officer and Directors for legal and consulting services (1)	$34,423	$-	$-	$-	$34,423	$15,938
Notes payable to Cato BioVentures under line of credit —	170,000	-	-	-	170,000	33,067
Total current notes payable to related parties	$204,423	$-	$-	$-	$204,423	$49,005
Accrued officer’s compensation
Non-interest bearing notes payable to Officer for deferred salary	$56,986	$-	$-	$-	$56,986	$-
Unrelated parties, current portion:
10% Notes payable to vendors for accounts payable converted to notes payable	$-	$279,116	$(45,000)	$-	$234,116	$1,889
Note discounts	-	(35,000)	-	15,210	(19,790)	-
10% Notes, net	-	244,116	(45,000)	15,210	214,326	1,889
Total current notes payable to unrelated parties	$-	$244,116	$(45,000)	$15,210	$214,326	$1,889
Unrelated parties, long term portion:
7.5% Notes payable to vendors for accounts payable converted to notes payable	$-	$1,312,259	$(10,000)	$-	$1,302,259	$3,707
Note discount	-	(291,210)	-	3,326	(287,884)	-
7.5% Notes, net	$-	$1,021,049	$(10,000)	$3,326	$1,014,375	$3,707

(1)	Includes two notes with principal balances of $26,419 and $8,004 and corresponding accrued interest of $9,580 and $ 6,358, respectively, as of March 31, 2010.

					Reclass-ification	Balance 12/31/2010	Accrued Interest 12/31/2010
	Balance 3/31/2010	Additions	Payments	Amortization	to Long Term
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Convertible Promissory Notes (1):
2006/2007 Notes, including $947,368 to related parties, at March 31, 2010; and at December 31, 2010 (unaudited)	$1,837,368	$-	$-	$-	$-	$1,837,368	$655,357
Platinum Notes	4,000,000	-	-	-	-	4,000,000	486,131
Note discounts	(829,816)	(1,220,792)	-	829,816	-	(1,220,792)	-
Platinum Notes, net	3,170,184	(1,220,792)	-	829,816	-	2,779,208	486,131
2008/2010 Notes	2,701,815	270,000	-	-	-	2,971,815	535,247
Total convertible promissory notes, net	$7,709,367	$(950,792)	$-	$829,816	$-	$7,588,391	$1,676,735
Non-interest bearing promissory notes
Non-interest bearing promissory notes including $525,000 to related parties at December 31, 2010 (unaudited)	$-	$1,120,000	$-	$-	$-	$1,120,000	$-
Note discount	-	(572,013)	-	516,013	-	(56,000)	-
Non-interest bearing notes, net	$-	$547,987	$-	$516,013	$-	$1,064,000	$-
Other Notes Payable
Related parties:
7% Notes payable to Officer and Directors for legal and consulting services (2)	$34,423	$-	$-	$-	$-	$34,423	$15,938
Notes payable to Cato BioVentures under line of credit —	170,000	-	-	-	(170,000)	-	-
Total current notes payable to related parties	$204,423	$-	$-	$-	$(170,000)	$34,423	$15,938
Accrued officer’s compensation
Non-interest bearing notes payable to Officer for deferred salary	$56,986	$-	$-	$-	$-	$56,986	$-
Unrelated parties, current portion:
10% Notes payable to vendors for accounts payable converted to notes payable	234,116	18,231	(73,000)	-	(45,322)	134,025	6,567
Note discounts	(19,790)	-	-	19,790	-	-	-
10% Notes, net	214,326	18,231	(73,000)	19,790	(45,322)	134,025	6,567
Total current notes payable to unrelated parties	$214,326	$18,231	$(73,000)	$19,790	$(45,322)	$134,025	$6,567
Related parties, long term portion
Notes payable to Cato BioVentures under line of credit —	-	-	-	-	170,000	170,000	38,981
Total long term notes payable to related parties	$-	$-	$-	$-	$170,000	$170,000	$38,981
Unrelated parties, long term portion:
7.5% Notes payable to vendors for accounts payable converted to notes payable	$1,302,259	$886,796	$(90,000)	$-	$-	$2,099,055	$27,616
Note discount	(287,884)	-	-	37,739	-	(250,145)	-
7.5% Notes, net	1,014,375	886,796	(90,000)	37,739	-	1,848,910	27,616
10% Notes payable to vendors for accounts payable converted to notes payable	-	48,805	-	-	45,322	94,127	-
Total long term notes payable to unrelated parties	$1,014,375	$935,601	$(90,000)	$37,739	$45,322	$1,943,037	$27,616

(1)
The 2006/2007 Notes and the 2008/2010 Notes totaling $4,809,183 and related accrued interest totaling $1,190,604 at December 31, 2010 (unaudited) are classified as current liabilities. The Platinum Notes totaling $2,779,208 and related accrued interest totaling $486,131 at December 31, 2010 (unaudited) are classified as non-current liabilities.

(2)	Includes two notes with principal balances of $26,419 and $8,004 and corresponding accrued interest of $9,580 and $6,358, respectively, as of December 31, 2010 (unaudited).

2006/2007 Notes

During 2006 and 2007, the Company raised $1,025,000 in convertible promissory notes (the “2006/2007 Notes”) from individual investors, some of whom are represented by the members of the Company’s Board of Directors. In addition, Cato BioVentures (“CBV”), a related party, agreed to convert $812,368 of the Company’s accounts payable and accrued interest into the 2006/2007 Notes as partial payment for contract research services rendered by Cato Research Ltd. (“CRL”), an affiliate of CBV. This resulted in a total of $1,837,368 in 2006/2007 Notes. The 2006/2007 Notes bear interest at an annual rate of 10%, are unsecured, and had an original maturity date of August 31, 2007, which has since been extended to April 30, 2011. The 2006/2007 Notes and accrued interest automatically convert into shares of equity securities issued upon the closing of an equity or equity based financing or series of equity based financings resulting in gross proceeds to the Company totaling at least $5.0 million whereby the Company becomes a publicly traded company (“Qualified Financing”) or upon the sale of the Company or its assets. The 2006/2007 Notes and accrued interest will convert into shares at a conversion price per share equal to the price per share of the stock sold in the Qualified Financing or, in the case of a sale of the Company or substantially all of its assets, $6.00 per share.

Along with the issuance of the 2006/2007 Notes, each noteholder was also issued a warrant to purchase that number of shares of common stock determined by dividing the principal amount of such noteholder’s 2006/2007 Notes by the price per share sold in the Qualified Financing. The warrants are exercisable upon a Qualified Financing at an exercise price equal to the lower of: (i) $6.00; or (ii) the price per share in a Qualified Financing. The warrants expire on December 31, 2013 or 10 days preceding the closing date of the sale of the Company or its assets. The warrants are also subject to a “call” feature whereby the Company has the right to call the warrants at a price of $0.10 per share if shares of its common stock publicly trade at a per share price greater than $15.00 for at least 15 consecutive trading days, subject to certain other conditions as described in the warrants.

As a condition of the Company’s issuance of the Platinum Notes (as described below), the holders of the 2006/2007 Notes agreed to (i) extend the maturity date of the Notes to June 30, 2008; (ii) use the definition of “Qualified Financing” for automatic conversion; (iii) extend the expiration of the Warrants to June 30, 2012 to be co-terminus with the warrants issued with the Platinum Notes; (iv) eliminate a provision causing the Warrants to expire upon completion of the Company’s initial public offering; (v) have a warrant exercise price equal to the lesser of $6.00 or the share price in a Qualified Financing; and (vi) incorporate the “call” feature into the Warrants.

On May 16, 2008, in conjunction with the issuance by the Company of the 2008/2010 Notes, the 2006/2007 Noteholders agreed to further extend the maturity of the 2006/2007 Notes to December 31, 2009 and the expiration date of the Warrants to December 31, 2013. On December 9, 2009, the Company and the Noteholders amended the 2006/2007 Notes to extend the maturity date to December 31, 2010. In December 2010, the Company and the Noteholders amended the 2006/2007 Notes to extend the maturity date to April 30, 2011.  The modifications to the 2006/2007 Notes and Warrants did not have any accounting consequence as the Notes and Warrants are contingently convertible and exercisable. The effective annual interest rate on the Notes is 8.52% under the May 16, 2008 modification, and 7.71% under the December 15, 2009 modification and 7.32% under the December 2010 modification.  See Note 16, Subsequent Events, for the conversion of these notes into common stock and warrants in May 2011.

Platinum Notes

On June 18, 2007, the Company completed a $2.5 million convertible promissory note offering that was funded by a single investor, Platinum Long Term Growth Fund VII (“Platinum”). On July 2, 2007, the Company completed an additional $1.25 million convertible promissory note offering with the same investor (collectively, the “2007 Platinum Notes”). The 2007 Platinum Notes bear interest at an annual rate of 10%, are unsecured and had an original maturity date of June 30, 2008. On May 16, 2008, in conjunction with the issuance of the 2008/2010 Notes, the maturity date of the 2007 Platinum Notes was extended to December 31, 2009. On December 30, 2009, Platinum agreed to extend the maturity date of the 2007 Platinum Notes to December 31, 2010. In December 2010, Platinum agreed to extend the maturity date of the 2007 Platinum Notes to June 30, 2011, and in May 2011 Platinum agreed to extend the maturity date to June 30, 2012. (See Note 16, Subsequent Events.) Platinum may, in its sole discretion, extend the note maturity one year, to June 30, 2013.  The 2006/2007 Notes, the 2007 Platinum Notes, and the 2008/2010 Notes (as defined below) rank senior in preference or priority to all outstanding and future indebtedness of the Company. The agreement pursuant to which the 2007 Platinum Notes were issued contains certain restrictive covenants which, among other things, prohibit the Company from incurring certain amounts of indebtedness, paying dividends or redeeming its preferred or common stock without Platinum’s prior written consent.

The 2007 Platinum Notes’ principal and accrued interest will automatically be converted, subject to certain conditions, upon the closing of a Qualified Financing. The number of shares issuable to Platinum upon conversion of the 2007 Platinum Notes is determined in accordance with one of the following two formulas, as selected by Platinum in its sole discretion: (i) the outstanding principal plus accrued but unpaid interest of each 2007 Platinum Note as of the closing of the Qualified Financing multiplied by 1.25 and divided by the per share price of shares sold in the Qualified Financing; or (ii) the outstanding principal plus accrued but unpaid interest of each 2007 Platinum Note as of the closing of the Qualified Financing divided by the per share price of a share assuming the Company’s pre-Qualified Financing value is $30 million, on a fully-diluted basis. In lieu of converting the then current outstanding balance due under the 2007 Platinum Notes, Platinum may, at its option, elect before converting to receive a cash payment as partial satisfaction of the outstanding balance of the 2007 Platinum Notes. The cash payment is either $750,000 or $1,125,000, depending on the amount that will be raised in a Qualified Financing and would result in a corresponding principal reduction of either $600,000 or $900,000, respectively. The 2007 Platinum Notes are voluntarily convertible, at the option of Platinum, at any time prior to a Qualified Financing or their maturity date, into shares of common stock generally at the lesser of (i) the price per share of the Company’s most recent equity financing; (ii) the price per share of any subsequent equity financing; or (iii) the price per share assuming a $30 million valuation of the Company on a fully diluted basis.

In addition, Platinum was issued warrants to purchase up to 525,000 shares of common stock at an exercise price of $6.00 per share, subject to adjustment downwards in the event that the Company issues additional shares of common stock at a per share price lower than $6.00 per share at any time prior to the Company becoming a public company. The warrant exercise price was subsequently amended to $1.50 per share. The warrants had an original expiration date of June 30, 2012, which was subsequently extended to December 31, 2013. The warrants are also subject to a “call” feature whereby the Company has the right to call the warrants at a price of $0.10 per share if shares of the Company’s common stock publicly trade at a per share price greater than $15.00 for at least 15 consecutive trading days, subject to certain other conditions as described in the warrants. The Company used the lattice method to determine the fair value of the warrants.

In connection with the issuance and sale of the 2007 Platinum Notes, the Company engaged a placement agent. Pursuant to the terms of the agreement with the placement agent, the Company paid a cash fee of 8% of the gross proceeds received in the financings and will be obligated to pay 4% of the cash proceeds the Company receives upon exercise of any warrants issued in this transaction. Additionally, the Company agreed to issue to the placement agent a warrant to purchase 120,000 shares of the Company’s common stock with an exercise price of $6.00 and an expiration date of June 30, 2012. On March 12, 2010, the exercise price of these warrants was amended to $2.25, and the incremental fair value of the amended warrant was changed to interest expense in the fiscal year ended March 31, 2010. The Company valued the warrants at a fair value of $0.97 per share on the date of issuance using the Black-Scholes option pricing model and the following assumptions: fair value of common stock — $2.10 per share; risk-free interest rate — 4.97%; volatility — 97%; contractual term — 5.00 years.

The Company determined that i) the cash payment option, or put option, which provides the lender with the right to require the Company to repay part of the debt at a 25% premium upon the closing of a Qualified Financing, and ii) the term extension option, which provides the lender with the right to extend the maturity date one year, are embedded derivatives that should be bifurcated and accounted for separately. Accordingly, the Company recorded the fair value of the derivatives at their inception, as liabilities which are required to be marked to market at each balance sheet date with the changes in fair value recorded as other income and expense. At December 31, 2010 and at March 31, 2010 and 2009, the fair value of the derivatives was $158,011, $150,147, and $41,962, respectively.

The Company allocated the proceeds from the 2007 Platinum Notes and warrants based on their relative fair values. The relative fair value attributable to the warrants is $220,974, which was recorded as a discount to the 2007 Platinum Notes and a corresponding credit to additional paid-in capital. The Company also recorded an additional note discount for the fair value of the derivative liabilities of $85,237 and $42,688 at June 18, 2007 and July 2, 2007, respectively, or a total of $127,925, and $300,000 in cash placement fees and $116,847 for the fair value of warrants issued for placement fees. The note discount totaling $765,746 was amortized to interest expense using the effective interest method over the original one year term of the 2007 Platinum Notes. The original effective interest rate on the note was 32.27% based on the stated interest rate, the amount of amortized discount, and its term. The Company further determined that the note included a contingent beneficial conversion feature ranging from $712,500 to $787,500. The contingent beneficial conversion feature will be recorded if and when an initial public offering is completed, and the 2007 Platinum Notes are converted into common stock.

On May 16, 2008, the Company issued an additional $250,000 convertible promissory note to Platinum (the “2008 Platinum Note”, and together with the 2007 Platinum Notes, the “Platinum Notes”). The terms of the 2008 Platinum Note were substantially the same as those of the 2007 Platinum Notes, with a maturity date of December 31, 2009, which was later extended to December 31, 2010. In December 2010, the 2008 Platinum Note maturity date was extended to June 30, 2011, and in May 2011 the maturity date was extended to June 30, 2012.  In lieu of the automatic conversion of the entire outstanding balance due under the 2008 Platinum Note, Platinum may, at its option, elect before automatic conversion to receive a cash payment as partial satisfaction of the outstanding balance of the note. The cash payment is either $50,000 or $75,000, depending on the amount that will be raised in a Qualified Financing and would result in a corresponding reduction of either $40,000 or $60,000, respectively. The Company also issued a warrant to purchase up to 35,000 shares of common stock to Platinum with the same exercise price as the previous warrants issued to Platinum to purchase 525,000 shares of common stock. This warrant expires December 31, 2013.

In connection with the issuance and sale of the 2008 Platinum Note the Company engaged a placement agent. Pursuant to the terms of the agreement with the placement agent, the Company was obligated to pay a cash fee of 8% of the gross proceeds received from the financing in excess of $250,000 (“threshold amount”) and 4% of the cash proceeds received upon exercise of warrants issued in this transaction. Additionally, the Company agreed to issue to the placement agent warrants to purchase 16,000 shares of the Company’s common stock with an exercise price of $6.00 and an expiration date of June 28, 2012. On March 12, 2010, the exercise price of warrants to purchase 2,400 of the 16,000 shares of common stock was amended to $2.25, and the incremental fair value of the amended warrant was charged to interest expense in the fiscal year ended March 31, 2010. The Company also agreed to issue the placement agent warrants to purchase 0.032 shares of the Company’s common stock for each dollar of gross proceeds in excess of the threshold amount. The Company valued these warrants at a fair value of $0.08 per share on the date of issuance using the Black-Scholes option pricing model and the following assumptions: fair value of common stock — $0.60 per share; risk-free interest rate — 4.12%; volatility — 77%; contractual term — 4.00 years.

The Company allocated the note proceeds from the 2008 Platinum Note and associated warrant based on their relative fair values. The relative fair value attributable to the warrant was $7,103, which the Company recorded as a discount to the 2008 Platinum Note and a corresponding credit to additional paid-in capital. The Company recorded an additional note discount of $13,285 for the fair value of the put option and term extension option liabilities and $1,339 for the fair value of warrants issued for placement fees. The note discount totaling $21,727 is being amortized to interest expense using the effective interest method over the term of the 2008 Platinum Note. The original effective interest rate on the 2008 Platinum Note was 14.98% based on the stated interest rate, the amount of amortized discount, and its term. The Company further determined that the 2008 Platinum Note included a contingent beneficial conversion feature ranging from $47,500 to $52,500 which will be recorded if and when an initial public offering is completed, and the 2008 Platinum Note is converted into common stock.

Extension of maturity date

On May 16, 2008, in conjunction with the 2008/2010 Note financing on that date, the maturity date of the 2007 Platinum Notes was extended to December 31, 2009 from June 30, 2008, and the expiration date of the associated warrants was extended to December 31, 2013. On December 30, 2009, Platinum agreed to extend the maturity date of the Platinum Notes to December 31, 2010. The Company also reduced the exercise price of the associated warrants from $6.00 to $1.50 per share. In December 2010, the maturity date of the 2007 Platinum Notes was extended to June 30, 2011 from December 31, 2010.  In May 2011, the maturity date was extended to June 30, 2012. See Note 16, Subsequent Events.

The Company evaluated the extension of the maturity dates of the Platinum Notes and modifications to the associated warrants and determined that the modifications are to be accounted for as a troubled debt restructuring on a prospective basis. The Company has recorded discounts of $65,600 and $90,028, respectively, to the Platinum Notes which is equal to the incremental fair value of the modified warrants under the May 16, 2008 and December 30, 2009 modifications, with a corresponding credit to additional paid-in capital under the May 16, 2008 modification, and a warrant liability under the December 30, 2009 modification. The incremental fair value of the cash payment and note term extension options of $199,266, $122,073, and $158,011, respectively, was recorded as a note discount, with a corresponding credit to the related liability for these derivatives under the May 16, 2008, December 30, 2009, and December 2010 modifications. The incremental fair value of the Platinum Notes’ conversion option was not significant under the May 16, 2008 modification and was $828,467 and $1,062,781 under the December 30, 2009 and December 31, 2010 modifications, respectively, which was recorded as a note discount with a corresponding credit to additional paid-in capital. The note discount is being amortized as non-cash interest expense over the remaining term of the Platinum Notes using the effective interest method. The effective annual interest rate of the extended Platinum Notes is 14.65% under the May 16, 2008 modification and 27.50% under the December 30, 2009 modification and 26.96% under the December 2010 modification.

Warrant liability

As a result of the adoption of the new standard as disclosed in Note 3, Summary of Significant Accounting Policies, the Company considers Platinum’s warrants to purchase up to 560,000 shares of the Company’s common stock issued with the Platinum Notes to be a warrant liability. Previously, the warrants were treated as equity. These warrants include certain exercise price adjustment features and accordingly are no longer deemed to be indexed to the Company’s common stock. Therefore, under the new standard, they no longer qualify for a scope exception under the previously issued accounting standards. On April 1, 2009, the Company adopted the new accounting standard and accordingly recorded the estimated fair value of the warrant liability of $151,281 as a non-current liability in the consolidated balance sheet. Changes in the estimated fair value of the warrant liability are recorded in other income (expense) in the consolidated statement of operations. The warrant liability was recorded at its fair value of $396,765 and $403,574 at December 31, 2010 (unaudited) and March 31, 2010, which resulted in a non-cash income of $6,809 to other income (expense) in the nine-month period ended December 31, 2010 and a non-cash charge of $162,265 to other income (expense) in the fiscal year ended March 31, 2010.

2008/2010 Notes

Between May 2008 and March 31, 2010, the Company raised $2,701,815 in convertible promissory notes (the “2008/2010 Notes”) including a third party vendor conversion of $81,320 of the Company’s accounts payable and accrued expenses into the 2008/2010 Notes.  Between April 1, 2010 and September 30, 2010, the Company raised an additional $270,000 (unaudited).  This resulted in a total of $2,971,815 in 2008/2010 Notes (unaudited). The 2008/2010 Notes bear interest at an annual rate of 10%, are unsecured, and had an original maturity date of December 31, 2009 prior to an extension of the maturity date to December 31, 2010, and later to April 30, 2011. The 2008/2010 Notes, along with the 2006/2007 Notes and Platinum Notes, rank senior in preference or priority to all outstanding and future indebtedness of the Company. The outstanding principal balance of the 2008/2010 Notes and accrued interest will automatically be converted into shares of common stock upon the occurrence of an equity or equity based financing or series of equity based financings resulting in gross proceeds to the Company totaling at least $3 million (“$3 Million Qualified Financing”) or a sale of the Company or its assets. The note conversion price per share will be equal to the price of the common stock sold in the $3 Million Qualified Financing, or $6.00 per share upon a sale of the Company or its assets, whichever occurs first. The noteholder may voluntarily elect to convert the note and accrued interest at $6.00 per share any time prior to a $3 Million Qualified Financing or the note maturity date.

Each holder of 2008/2010 Notes also has been issued warrants to purchase that number of shares of common stock equal to the number of shares determined by dividing the principal amount of such holder’s 2008/2010 Notes by the price per share sold in a $3 Million Qualified Financing and then multiplying the quotient by 0.5. The warrants expire on December 31, 2013 or 10 days preceding the closing date of the sale of the Company or its assets. The warrants are exercisable at an exercise price equal to the price per share paid in the $3 Million Qualified Financing multiplied by 1.5.

On December 15, 2009, the Company amended the terms of the 2008/2010 Notes to increase the maximum allowable indebtedness under the 2008/2010 Notes to $5,000,000 from $2,000,000; to extend the maturity date of the 2008/2010 Notes to December 31, 2010 from December 31, 2009; and to use the current definition of $3 Million Qualified Financing. The Company also amended the related warrants to increase the number of shares issuable upon exercise of the warrants. Under the amended warrants (as reflected in the preceding paragraph), the number of shares issuable is calculated by multiplying the outstanding principal amount of the 2008/2010 Notes by 50% and then dividing by the $3 Million Qualified Financing price. The exercise price of the warrants (as reflected in the preceding paragraph) was modified to equal 150% of the price per share of shares sold in a $3 Million Qualified Financing. The modifications to the 2008/2010 Notes and warrants do not have any accounting consequence, since the effect of the modifications on the fair value of the note conversion feature was not significant, and since the warrants are contingently exercisable.

In December 2010, the Company amended the terms of the 2008/2010 Notes to extend the maturity date to April 30, 2011 from December 31, 2010.  The December 2010 modification, consistent with the above, did not have any accounting consequences since the effect of the modification on the fair value of the note conversion feature was not significant.  See Note 16, Subsequent Events, for the conversion of these notes into common stock and warrants in May 2011.

August 2010 Short-Term Notes

In August of 2010, the Company issued short-term, non-interest bearing, unsecured promissory notes “August 2010 Short-Term Notes” having an aggregate principal amount of $1,064,000 for a purchase price of $800,000.  The August 2010 Short-Term are due and payable at the earlier of (i) ten business days following the Closing Date of an initial public offering or (ii) December 1, 2010.

Each holder of August 2010 Short-Term Notes also has been issued warrants to purchase the number of shares of common stock equal to 0.33 times the dollars invested.  The warrants expire three years from the date of issuance and have an exercise price of $3.00 per share.  The Company valued the resulting 264,000 warrants at a fair value of $0.50 per share on the date of issuance using the Black-Scholes option pricing model with the following assumptions:  fair value of common stock - $1.48 per share; risk-free interest rate – 0.86%; volatility - 78.29%; contractual term – 3 years.  The Company recorded the fair value of the warrants as a discount to the notes with a corresponding credit to additional paid-in capital.  The note discount is being amortized using the interest method. The effective annual interest rate of the August 2010 Short-Term Notes is 151.04%.

In November 2010, the Company amended the August 2010 Short-Term Notes to extend the maturity date to December 31, 2010 from December 1, 2010, increased the number of warrants to purchase the number of shares of common stock to equal 0.50 times the dollars invested from 0.33 times the dollars invested and reduced the exercise price to $2.00 per share from $3.00 per share.  This increased the number of warrants related to this financing to 400,000 from 264,000.  The Company evaluated the extension of the maturity dates of the August 2010 Short-Term Notes and modifications to the associated warrants and determined that the modification is to be accounted for as a troubled debt restructuring on a prospective basis.  The Company recorded a discount of $121,099 to the August 2010 Short-Term Notes which is equal to the incremental fair value of the modified warrants under the November 2010 modification, with a corresponding credit to additional paid-in capital.

In December 2010, the Company further amended the August 2010 Short-Term Notes to extend the maturity date to April 30, 2011 from December 31, 2010 and increased the aggregate principal amount to $1,120,000 from $1,064,000.  The Company evaluated the extension of the maturity dates of the August 2010 Short-Term Notes and modifications to the associated principal amount determined that the modification is to be accounted for as a troubled debt restructuring on a prospective basis.  The Company recorded a discount of $56,000 to the August 2010 Short-Term Notes which is equal to the increased principal amount, with a corresponding credit to debt.  See Note 16, Subsequent Events, for further amendments to these Notes.

The effective interest rate on the August 2010 Short-Term Notes subsequent to these modifications is 63.64% from the original effective interest rate of 151.04%.

7% Notes payable for consulting services

During the period from July 2000 to April 2003, the Company engaged certain members of the Board of Directors to provide consulting services outside of their responsibilities as Board members. In exchange for these services the Company issued promissory notes and warrants. The notes originally accrued interest at an annual rate of 7%. Effective January 2006, the Company and the individuals agreed that no further interest would accrue on the notes and unpaid accrued interest. The notes payable and accrued interest of $50,361 at December 31, 2010 (unaudited) and March 31, 2010 and 2009 are due and payable.

Notes payable to Cato BioVentures under line of credit

In February 2004, the Company entered into a loan agreement that established a revolving line of credit facility for up to $200,000 with CBV, a related party, which was increased in 2006 to $400,000. Between June 2004 and October 2004, the Company drew down an aggregate amount of $200,000. Loans made pursuant to the loan agreement bear interest at the rate of prime plus 1% and were due to mature on February 3, 2007. In September 2005, the Company paid all interest accrued to that date and prepaid the interest payable through the maturity date, an aggregate of approximately $35,300, by issuing 5,883 shares of the Company’s Series C preferred stock. The Company has expensed the prepaid interest over the remaining term of the notes. Pursuant to the loan agreement, the Company granted CBV a continuing security interest in the Company’s personal property and equipment, excluding intellectual property. In August 2006 and February 2007, the loan agreement was modified to extend the maturity date of the outstanding balance to December 31, 2009 and to increase the amount available to the Company under the credit facility from $200,000 to $400,000. The annual interest rate on the loans made pursuant to the loan agreement was 4.25% at December 31, 2010 (unaudited), and at March 31, 2010 and 2009, respectively.

On December 31, 2009, the Company amended its loan agreement with CBV to extend the maturity date of the loans made pursuant to the loan agreement from December 31, 2009 to December 31, 2010, or ninety days after the initial public offering of the Company’s common stock, whichever occurs first.

On December 28, 2010, the Company amended its loan agreement with CBV to extend the maturity date of the loans made pursuant to the loan agreement from December 31, 2010 to December 31, 2012, or ninety days following the closing of an offering of $5,000,000 or more in common stock or the closing of a reverse merger into a public shell company whose common stock currently trades on the OTC Bulletin Board.

On April 24, 2011, the Company entered into a new loan agreement with Cato Holding Company which cancelled this loan agreement in full.  See Note 16, Subsequent Events.

Non-interest bearing note issued in payment of legal fees

In February 2005, the Company issued a non-interest bearing promissory note with a face amount of $225,000 to its outside legal counsel in payment of approximately $180,000 in legal services rendered between July 1999 and November 2004. The note was due in March 2006, at which time it was amended, extending the maturity date to October 2006. The final payment of $125,000 was made in July 2007. When the note was issued in February 2005, the difference between the face value of the note and the aggregate unpaid invoices for legal services was treated as a discount to the note, which was amortized to interest expense over the original 14-month term of the note.

Note payable issued for the cancellation of accounts payable

On October 12, 2009, the Company issued a promissory note payable to the Regents of the University of California (“UC”) with a principal balance of $90,000 in exchange for the cancellation of certain amounts payable under a research collaboration agreement (the “UC Note 1”). The UC Note is payable in monthly principal installments of $15,000 through May 30, 2010. Interest on the UC Note at 10% per annum is payable on May 30, 2010. If the Company completes an initial public offering of its stock, the remaining balance of the UC Note will be payable within 10 business days after the initial public offering is consummated.  The Company made the first two monthly installments totaling in the aggregate $30,000.  On February 25, 2010, the Company issued a promissory note payable to UC with a principal balance of $170,000 in exchange for the cancellation of the remaining $60,000 of Note 1 and the cancellation of certain amounts payable under a research collaboration agreement (“UC Note 2”). UC Note is payable in monthly principal installments of $15,000 through May 31, 2010, with the remaining $125,000 plus all accrued and unpaid interest due on or before June 30, 2010. Interest on UC Note 2 at 10% per annum is payable on May 30, 2010. If the Company completes an initial public offering of its stock, the remaining balance of the Note will be payable within 10 business days after the initial public offering is consummated.  On June 28, 2010, the Company amended UC Note 2 to extend the payment terms as follows: monthly installments of $15,000 are payable through May 31, 2010, $10,000 due on June 30, 2010 and $115,000 plus all accrued and unpaid interest due and payable on or before August 30, 2010.  On August 25, 2010 and again on October 30, 2010, the Company amended UC Note 2 to extend the date of the final installment payment to be made under UC Note 2 to December 31, 2010 while adding a strategic premium to preserve license rights under the research collaboration agreement in exchange for an increase in the then-outstanding principal amount of UC Note 2 by $15,000 to $125,000. On December 22, 2010, the Company amended UC Note 2 a fourth time and increased the monthly payment amount to $5,000 with payments continuing until the outstanding balance of principal and interest is paid in full. The provision requiring the payment of the outstanding balance within 10 business days following the closing of an initial public offering remains unchanged.

On March 1, 2010, the Company issued a 10% promissory note with a principal balance of $75,000 in exchange for the cancellation of certain amounts payable for accrued royalties.  The principal balance plus all accrued and unpaid interest is due on or before December 31, 2010 (“March 2010 Note”). If the Company completes an initial public offering of its stock prior to any installment dates, $25,000 of the remaining balance of the March 2010 Note will be due on June 30, 2010, and any remaining balance of the March 2010 Note and all accrued and unpaid interest will be payable within 90 business days after the initial public offering is consummated.  On December 28, 2010, the Company amended the March 2010 Note and extended its maturity date to the first to occur of April 30, 2011 or 30 days following the date of closing of the closing of a financing with gross proceeds of $5,000,000 or more.

On August 1, 2010, the Company issued a 10% promissory note with a principal balance of $40,962 in exchange for the cancellation of certain amounts payable for services rendered (“August 2010 Note”).  Under the terms of the August 2010 Note, the Company must make payments of $1,000 per month with any unpaid principal or accrued interest due and payable upon the first to occur of (i) August 1, 2013, (ii) the issuance and sale of equity securities whereby the Company raises at least $5,000,000 or (iii) the sale or acquisition of all or substantially all of the Company’s stock or assets.

On March 15, 2010, the Company issued an unsecured 7.5% promissory note with a principal balance of $1,280,125 in exchange for the cancellation of certain amounts payable for legal services rendered by Morrison & Foerster LLP, the Company’s primary outside legal counsel (“Morrison & Foerster Note”).  The Company is obligated to make monthly payments of $10,000 until December 15, 2011. However, the monthly payments will increase to $50,000 upon the completion of an initial public offering, and, in addition, a $250,000 payment will be payable upon the completion of an equity financing of at least $3 million. The Note bears annual interest at 7.5% and the outstanding balance of the Morrison & Foerster Note and accrued interest is payable on December 31, 2011 or upon the sale of the Company or its assets, or upon an event of default (as defined in the Morrison & Foerster Note), whichever occurs first. Additionally, all amounts payable for services rendered by the payee on behalf of the Company from March 1, 2010 through the closing of an initial public offering shall be automatically added to the outstanding principal balance of the Morrison & Foerster Note upon delivery of an invoice for such services.  Additional billings of $31,601 and $805,365 were added to the outstanding principal of the Note for the periods ending March 31, 2010 and December 31, 2010 (unaudited) related to services rendered.  The remaining additions to the Note in the reporting periods were accrued but unpaid interest.  The Company also issued to Morrison & Foerster a warrant to purchase up to 425,000 shares of its common stock at an exercise price of $3.00 per share. The Warrant expires on December 31, 2014.  The Company valued the Warrant at a fair value of $0.69 per share on the date of issuance using the Black-Scholes option pricing model and the following assumptions: fair value of common stock — $1.48 per share; risk-free interest rate — 2.35%; volatility — 74.82%; contractual term — 4.83 years.  The Company recorded the fair value of the Warrant as a discount to the Morrison & Foerster Note and a corresponding credit to additional paid-in capital.  The effective annual interest rate of the 7.5% promissory note is 14.86%.  See Note 16, Subsequent Events, for further amendments to this Note.

9.  Capital Stock

The Company is authorized to issue two classes of stock, to be designated, respectively, common stock and preferred stock. As of March 31, 2009, the Company is authorized to issue 95,000,000 total shares. Of that amount, 75,000,000 shares shall be no par value common stock. The remaining 20,000,000 shares shall be no par value preferred stock.

Preferred Stock

The 20,000,000 no par value preferred stock may be issued in various series as approved by the Board of Directors and in accordance with the Amended and Restated Articles of Incorporation (“Articles of Incorporation”). The holders of preferred stock are entitled to a liquidation preference upon a liquidation, dissolution or winding up of the Company or upon the occurrence of a deemed liquidation event. The preferred stock is non-redeemable. As a result of the nature of the liquidation preference, the preferred stock is classified outside of shareholders’ deficit in the accompanying consolidated balance sheets. A summary of issued and outstanding preferred stock is as follows:

		Shares
	Shares	Issued and		Liquidation
Series	Authorized	Outstanding	Net Proceeds	Value

A	434,469	431,930	$964,710	$994,206
B	565,531	515,568	2,651,095	2,858,853
B-1	1,356,800	1,356,750	7,523,179	7,523,179
C	850,000	580,407	3,395,827	3,482,777
Total at December 31, 2010 (unaudited); and March 31, 2010 and 2009	3,206,800	2,884,655	$14,534,811	$14,859,015

The rights, preferences, privileges and restrictions of the Series A, Series B, Series B-1 and Series C preferred stock are set forth in the Company’s Articles of Incorporation, and are summarized as follows:

Dividends

Subject to the rights of any series of preferred stock which may from time to time come into existence, the holders of outstanding shares of Series C preferred stock (“Series C”) and Series B-1 preferred stock (“Series B-1”) (together, the “Senior Preferred”) are entitled to receive dividends prior and in preference to any declaration or payment of any dividend on the Series B preferred stock (“Series B”), Series A preferred stock (“Series A”) or common stock at an annual rate of 8% of the original issue price of such series, when and if declared by the Board of Directors. Such dividends shall not be cumulative. Following full payment of such dividends, the holders of the Series B and Series A (together the “Junior Preferred”) shall be entitled to receive dividends prior and in preference to any declaration or payment of any dividend on the common stock at an annual rate of 8% of the original issue price of such series, when and if declared by the Board of Directors. Such dividends shall not be cumulative.

Through December 31, 2010, no dividends have been declared (unaudited).

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of shares of each series of preferred stock retain a liquidation preference over common shareholders as follows:

a) the holders of Series C and Series B-1 shall be entitled to receive, on a pari passu basis with respect to each other and in preference to the Junior Preferred and common stock, amounts equal to the original issue price for each share held, plus amounts equal to all declared but unpaid dividends on such shares. In the event the assets and funds available for distribution are insufficient to permit such payment of the full preferential amount, the assets and funds available for distribution shall be distributed ratably among holders of the Senior Preferred in proportion to the preferential amount each such holder would otherwise be entitled to receive.

b) after payment has been made to the holders of Senior Preferred, the holders of the Junior Preferred shall be entitled to receive on a pari passu basis with respect to each other and in preference to the common stock, amounts equal to the original issue price for each share held, plus amounts equal to all declared but unpaid dividends on such shares. In the event the assets and funds available for distribution are insufficient to permit such payment of the full preferential amount, the assets and funds available for distribution shall be distributed ratably among holders of the Junior Preferred in proportion to the preferential amount each such holder would otherwise be entitled to receive.

c) after payment has been made to the holders of Senior Preferred and Junior Preferred, if assets remain, the holders of common stock shall receive pro rata all the remaining assets of the Company.

A merger or consolidation of the Company, or a sale of all or substantially all its assets after which the shareholders do not hold a majority of the voting power, will each be deemed to be a liquidation, dissolution or winding up of the Company.

Conversion

The holders of shares of each series of the Company’s preferred stock have the right at any time to convert their shares into common stock on a one-for-one basis, subject to adjustment for dilutive issuances, splits, and combinations. The preferred stock will automatically convert into common stock, on a one-for-one basis, subject to certain anti-dilution adjustments, upon (i) the closing of an underwritten public offering of shares of common stock at a public offering price of at least $50.00 per share and minimum proceeds, net of underwriter’s fees, of $15,000,000; or (ii) the written consent or agreement of the holders of at least a majority of outstanding shares of all classes of preferred stock.

Voting

The holder of each share of preferred stock shall have the right to one vote for each share of common stock into which such preferred stock could be converted. The holder shall have full voting rights and powers equal to the voting rights and powers of the holders of the common stock. In addition to these voting rights, the holders of the Series B-1, voting together as a class on an as-converted basis, shall be entitled to elect one member of Board of Directors.

Warrants

In connection with the Series C preferred stock financing, certain investors were issued warrants to purchase common stock. As of March 31, 2010, none of these warrants were exercised and all of them have expired.

In connection with the Company’s issuance and sale of the 2006/2007 Notes, each holder was issued a warrant to purchase that number of shares of common stock determined by dividing the principal amount of such holder’s 2006/2007 Note by the price per share sold under a Qualified Financing. The warrants expire on December 31, 2013 or 10 days preceding the Closing Date of the Sale of the Company or its assets. The warrants are exercisable upon a Qualified Financing at an exercise price equal to the lower of: (i) $6.00; and (ii) the price per share under a Qualified Financing. See Note 8, Convertible Promissory Notes and Other Payables.

In connection with the Company’s issuance and sale of the Platinum Notes, Platinum was issued warrants to purchase up to 560,000 shares of common stock at an exercise price of $6.00 per share, subsequently amended to $1.50 per share. The warrants expire on December 31, 2013. See Note 8, Convertible Promissory Notes and Other Payables.

In connection with the Platinum transactions, the Company issued to its placement agent a warrant to purchase up to 136,000 shares of common stock at an exercise price of $6.00 and with an expiration date of June 30, 2012. On March 5, 2010, in connection with strategic advisory services and additional investment banking services by the placement agent relating to the Platinum transactions, we adjusted the exercise price of warrants to purchase 122,400 of the 136,000 shares of common stock to $2.25 per share. See Note 8, Convertible Promissory Notes and Other Payables.

In connection with the issuance and sale of the 2008/2010 Notes, each holder of a 2008/2010 Note was issued warrants to purchase that number of shares of common stock equal to the number of shares determined by dividing the principal amount of such holder’s 2008/2010 Note by the price per share sold under a $3 Million Qualified Financing and then multiplying the quotient by 0.5. The warrants expire on December 31, 2013 or 10 days preceding the closing date of the sale of the Company or its assets. The warrants are exercisable upon a $3 Million Qualified Financing at an exercise price equal to the price per share under a $3 Million Qualified Financing multiplied by 1.5. See Note 8, Convertible Promissory Notes and Other Payables.

In connection with the August 2010 Short-Term Notes, each holder of an August 2010 Short-Term Notes was issued warrants to purchase the number of shares of common stock equal to 0.33 times the dollars invested.  The warrants expire three years from the date of issuance and have an exercise price of $3.00 per share.  In November 2010, the Company amended the August 2010 Short-Term Notes to increased the number of warrants to purchase the number of shares of common stock to equal 0.50 times the dollars invested from 0.33 times the dollars invested and reduced the exercise price to $2.00 per share from $3.00 per share.  This increased the number of warrants related to this financing to 400,000 from 264,000.  See Note 8, Convertible Promissory Notes and Other Payables.

The warrants issued in connection with the 2006/2007 Notes and Platinum Notes described above are subject to a “call” feature whereby the Company has the right to call the warrants at a price of $0.10 per share if shares of the Company’s common stock have been trading at a per share price greater than $15.00 for at least fifteen consecutive trading days, subject to certain other conditions as provided in the warrants.

In August 2006, the Company entered into a consulting services agreement in connection with its preparation for a going public transaction. Pursuant to the consulting agreement, the Company agreed to issue to the consulting firm a 5 year warrant to purchase 298,900 shares of its common stock with an exercise price of $0.88 per share. This warrant was issued on May 26, 2007. The Company valued this warrant at a fair value of $0.36 per share on the date of issuance using the Black- Scholes option pricing model and the following assumptions: fair value of common stock — $0.70 per share; risk-free interest rate — 4.68%; volatility — 106%; contractual term — 5 years. In early 2007, the Company terminated the planned going public transaction due to macro market conditions, and accordingly, charged the fair value of the warrant to interest expense.

In November and December 2009, other strategic management consultants were issued warrants to purchase an aggregate of 3,000 shares at a purchase price of $2.00 per share exercisable for a period of five years following date of issuance and warrants to purchase an aggregate of 235,000 shares at a purchase price of $1.50 per share exercisable for a period of three years following the date of issuance.

On March 5, 2010, the Company entered into an agreement for financial advisory services under which it issued warrants for the purchase of up to 150,000 shares of the Company’s common stock at an exercise price of $3.00 per share. The warrants expire on June 30, 2012. The Company valued this warrant at a fair value of $0.47 per share on the date of issuance using the Black- Scholes option pricing model and the following assumptions: fair value of common stock — $1.48 per share; risk-free interest rate — 0.91%; volatility — 86.16%; contractual term — 2.32 years.  The Company also adjusted the exercise price of warrants to purchase up to 122,400 shares of the 136,000 shares previously issued to the financial advisors from $6.00 to $2.25 per share.  The Company valued the re-pricing at a fair value of $0.57 per share on the date of issuance using the Black- Scholes option pricing model and the following assumptions: fair value of common stock — $1.48 per share; risk-free interest rate — 0.91%; volatility — 86.16%; contractual term — 2.32 years.  The re-pricing resulted in an incremental value of $38,847, which has been recorded to consultant expense with a corresponding amount to additional paid-in capital.

As discussed in Note 8, on March 15, 2010 the Company issued to a noteholder a warrant to purchase up to 425,000 shares of its common stock at an exercise price of $3.00 per share.  The warrant expires on December 31, 2014.  The Company valued the warrants at a fair value of $0.69 per share on the date of issuance using the Black-Scholes option pricing model and the following assumptions:  fair value of common stock -- $1.48 per share; risk-free interest – 2.35%; volatility – 74.82%; contractual term – 4.83 years.  The Company recorded the fair value of the warrant as a discount to the note and a corresponding credit to additional paid-in capital.

Common Stock

The Company has issued shares of common stock in exchange for cash and services, cancellation of accounts payable and accrued interest, and upon the exercise of employee stock options and warrants. The holders of shares of common stock are entitled to receive an annual dividend when and if declared by the Company’s Board of Directors and only on a pro rata basis after payment of the preferential dividends to the holders of preferred shares. Through December 31, 2010 no such dividends have been declared (unaudited). Holders of shares of common stock have liquidation rights to receive any remaining assets on a pro rata basis following full payment of outstanding liabilities and the preferential amounts payable with respect to preferred shares.

On October 30, 2009, the Company sold to Cato BioVentures, a related party, 750,000 shares of the Company’s common stock valued at $1.50 per share in exchange for the cancellation of $1,125,000 in amounts payable for research and development services. On October 30, 2009, the Company also entered into an agreement with a consultant for consulting services totaling $312,500 covering the period from April 1, 2009 until June 30, 2010, or the date the Company completes an initial public offering, whichever occurs first. Under the agreement, the Company issued the consultant 175,000 shares of its common stock valued at $1.50 per share ($262,500) and agreed to pay the balance of $50,000 in cash.  On April 20, 2010, the agreement was amended such that in addition to the 175,000 shares, the consultant would receive an additional $80,000 broken up into four separate payments. The agreement, as amended, terminates on December 31, 2010 (unaudited).

On November 5, 2009, the Company sold 614,292 shares of its common stock valued at $1.50 per share to the Platinum in exchange for the cancellation of $921,438 in accrued interest payable under the Platinum Notes.

On December 2, 2009, the Company sold 282,500 shares of its common stock valued at $1.50 per share to University Health Network in exchange for the cancellation of $423,750 of the Company’s accounts payable debt consisting of $301,250 in amounts payable under a sponsored research agreement and for the payment of a contract and technology reinstatement fee of $122,500.

Notes Receivable from Sale of Common Stock to Related Parties

Upon the approval of the Board of Directors, in December 2006 and March 2007, two of the Company’s officers, who are also directors, exercised options and warrants to purchase an aggregate of 204,498 shares of common stock in exchange for full recourse promissory notes in the total amount of $149,771. The notes bear interest at a rate of 4.90% per annum and are due and payable no later than the earlier of (i) December 1, 2016 or March 1, 2016 (depending on the note); or (ii) ten days prior to the Company’s becoming subject to the requirements of the U.S. Securities Exchange Act of 1934.

Registration Rights

The Company granted registration rights to investors in its preferred stock and to the holders of its common stock. The investors have registration rights under specified conditions beginning the earlier of (i) five years from the date of the Fourth Amended and Restated Investors’ Rights Agreement, dated August 1, 2005, and (ii) six months after an initial public offering (as defined). The Company will bear the registration expenses related to the registration and will use its best efforts to effect and maintain the effectiveness of such registration statement.

Warrants Outstanding

A summary of warrants outstanding is as follows:

		Shares Subject to Purchase
		Pro Forma
Expiration	Exercise	December 31,	December 31,	March 31,
Date	Price	2010	2010	2010
		(Unaudited)	(Unaudited)
Exercisable Warrants
5/11/2009	$0.86	-	-	100
10/31/2010	$6.00	-	-	8,000
7/28/2011	$0.88	2,750	2,750	2,750
11/18/2011	$6.00	8,333	8,333	8,333
5/17/2012	$0.88	298,900	298,900	298,900
6/28/2012	$6.00	13,600	13,600	13,600
6/28/2012	$2.25	2,400	2,400	2,400
6/30/2012	$2.25	120,000	120,000	120,000
6/30/2012	$3.00	150,000	150,000	150,000
12/31/2012	$1.50	235,000	235,000	235,000
3/20/2013	$2.10	2,917	2,917	2,917
8/3/2013 to 9/20/2013	$2.00	400,000	400,000	-
12/31/2013	$1.50	560,000	560,000	560,000
12/31/2013	$2.25	43,700	43,700	43,700
11/1/2014	$2.00	3,000	3,000	3,000
12/31/2014	$3.00	425,000	425,000	425,000
Total Exercisable Warrants		2,265,600	2,265,600	1,873,700

Contingently Exercisable Warrants (a)

Expiration	Exercise
Date	Price
12/31/2013	$1.50	1,224,898
12/31/2013	$2.25	990,568
Total Contingently Exercisable		2,215,466

Total Exercisable and ContingentlyExercisable Warrants		4,481,066

(a)
The Company has issued contingently exercisable warrants to the holders of the 2006/2007 Notes and 2008/2010 Notes (see Note 8, Convertible Promissory Notes and Other Notes Payable). The warrants become exercisable and may only be exercised upon the occurrence of a Qualified Financing or $3 Million Qualified Financing (whichever is applicable), or sale of the Company or its assets. If the warrants become exercisable upon a Qualified Financing or $3 Million Qualified Financing (whichever is applicable), then the number of shares and exercise price will vary based on the price per share of common stock sold in the Qualified Financing or $3 Million Qualified Financing (whichever is applicable). The pro forma data shows the number of shares and exercise price for the warrants assuming a Qualified Financing occurs at $1.50 per common share.

Shares of Common Stock Reserved for Future Issuance

The Company has reserved shares of its common stock for future issuance as follows:

	December 31,	March 31,
	2010	2010
	(Unaudited)

Platinum Notes and accrued interest (a)	3,738,441	3,471,233
2006/2007 Notes and 2008/2010 Notes and accrued interest (b)	4,000,471	3,568,500
All series of preferred stock issued and outstanding	2,884,655	2,884,655
Outstanding options under 2008 Stock Incentive Plan, 1999 Stock Incentive Plan, and Scientific Advisory Board 1998 Stock Incentive Plan	3,949,153	3,949,153
Options available for grant under stock incentive plans	1,723,700	1,723,700
Outstanding exercisable warrants to purchase common stock	2,265,600	1,873,700
Contingently exercisable warrants to purchase common stock (b)	2,215,466	2,125,503
	20,777,486	19,596,444

(a)
The shares of common stock reserved for future issuance assume a Qualified Financing occurs at $1.50 per common share and the Platinum Notes and accrued interest, plus a 25% premium, are converted at this share price.

(b)
The 2006/2007 Notes and 2008/2010 Notes and accrued interest are convertible, and the associated warrants are exercisable upon the occurrence of a Qualified Financing or $3 Million Qualified Financing (whichever is applicable), or sale of the Company or its assets. The shares of common stock reserved for future issuance assume a Qualified Financing or $3 Million Qualified Financing (whichever is applicable) occurs at $1.50 per common share.

10.  Research and Development Expenses

The Company recorded research and development expenses of approximately $1.2 million and $2.0 million for the nine-month periods ended December 31, 2010 and 2009 (unaudited), respectively, and $2.5 million, $2.0 million, and $3.3 million in fiscal years ended March 31, 2010, 2009, and 2008, respectively. Research and development expense is composed primarily of employee compensation expenses and direct project expenses, including costs incurred by third-party research collaborators, some of which may be reimbursed under the terms of grant or collaboration agreements.

11.  Income Taxes

The provision for income taxes for the periods presented in the consolidated statements of operations represents minimum California franchise taxes. Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax losses as a result of the following:

	Fiscal Years Ended March 31,
	2010		2009		2008
Computed expected tax benefit	(34.0	) %	(34.0	) %	(34.0	) %
Losses not benefited	34.0		34.0		34.0
Other	0.1		0.1		0.1
Income tax expense	0.10%		0.10%		0.10%

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows (thousands):

	March 31,
	2010	2009
Deferred tax assets:
Net operating loss carryovers	$10,515	$8,102
Basis differences in fixed assets	26	113
Accruals and reserves	6	20
Total deferred tax assets	10,547	8,235
Valuation allowance	(10,547)	(8,235)
Net deferred tax assets	$-	$-

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $2,312,000, $1,794,000, and $2,047,000, during the fiscal years ended March 31, 2010, 2009, and 2008, respectively. When realized, deferred tax assets related to employee stock options will be credited to additional paid-in capital.

As of March 31, 2010, the Company had U.S. federal net operating loss carryforwards of $23.4 million, which will expire in fiscal years 2019 through 2029. As of March 31, 2010, the Company had state net operating loss carryforwards of $22.5 million, which will expire in fiscal years 2011 through 2029.

U.S. federal and state tax laws include substantial restrictions on the utilization of net operating loss carryforwards in the event of an ownership change of a corporation. The Company has not performed a change in ownership analysis since its inception in 1998 and accordingly some or all of its net operating loss carryforwards may not be available to offset future taxable income, if any. Even if the loss carryforwards are available they may be subject to substantial annual limitations resulting from past ownership changes, and ownership changes occurring after March 31, 2010, that could result in the expiration of the loss carryforwards before they are utilized.

The Company files income tax returns in the U.S. federal jurisdiction and California and Maryland state jurisdictions. The Company is subject to U.S. federal and state income tax examinations by tax authorities for tax years 1999 through 2010 due to net operating losses that are being carried forward for tax purposes.

The Company does not have any uncertain tax positions or unrecognized tax benefits at December 31, 2010 (unaudited) and March 31, 2010 and 2009. The Company’s policy is to recognize interest and penalties related to income taxes as components of interest expense and other expense, respectively.

12.  Licensing and Collaborative Agreements

Joint Research and Development Agreement

In October 2004, the Company entered into a joint research and development agreement pursuant to which the Company licensed certain of its intellectual property rights to a collaborator. In exchange, the collaborator reimbursed the Company for the costs the Company incurred in developing the licensed technology and in obtaining supplemental third party licenses. The Company recognized revenue derived from the agreement of $375,000 in fiscal year 2008. The agreement expired on October 1, 2007 in accordance with its terms.

U.S. National Institutes of Health

The NIH has awarded the Company a $4.3 million grant to support the preclinical development of AV-101, the Company’s lead drug candidate for treatment of epilepsy, neuropathic pain and neurodegenerative diseases such as Huntington’s and Parkinson’s diseases. In April 2009, the NIH awarded the Company a $4.2 million grant to support the Phase I clinical development of AV-101. The Company recognized $1.2 million and $1.6 million for the nine-month periods ended December 31, 2010 and 2009 (unaudited), respectively, and $2.2 million in fiscal year 2010, $0 in fiscal year 2009, and $1.2 million in fiscal year 2008 of grant revenue related to AV-101. The grant is subject to an annual review by the NIH and funding is conditioned upon the Company’s continuing satisfaction of defined project milestones.

Cato Research Ltd.

The Company has built a strategic development relationship with CRL, a global contract research and development organization, or CRO. CRL has provided the Company with access to essential CRO services supporting its preclinical and planned clinical development programs. The Company recorded research and development expenses of $338,078 and $436,298 for the nine-month periods ended December 31, 2010 and 2009, respectively (unaudited), and $567,582 in fiscal year 2010, $558,302 in fiscal year 2009, and $820,991 in fiscal year 2008 for services provided by CRL.

13.  Stock Option Plans and 401(k) Plan

The Company has the following share-based compensation plans.

2008 Stock Incentive Plan

On December 19, 2008, the Company adopted the 2008 Stock Incentive Plan (the “2008 Plan”). The maximum number of shares of the Company’s common stock that may be granted pursuant to the 2008 Plan is 5,000,000 shares. In all cases, the maximum number of shares under the 2008 Plan will be subject to adjustments for stock splits, stock dividends or other similar changes in the common stock or capital structure.

1999 Stock Incentive Plan

On December 6, 1999, the Company adopted the 1999 Stock Incentive Plan (the “1999 Plan”). The Company initially reserved 900,000 shares for the issuance of awards under the 1999 Plan. The 1999 Plan has terminated under its own terms and, as a result, no awards may currently be granted under the 1999 Plan. However, the options and awards that have already been granted pursuant to the 1999 Plan remain operative.

Scientific Advisory Board 1998 Stock Incentive Plan

The Company’s Board of Directors adopted the Scientific Advisory Board 1998 Stock Incentive Plan (the “SAB Plan”) in July 1998. The Board of Directors authorized 25,000 shares of common stock for awards from the SAB Plan. A committee designated by the Board of Directors administers the SAB Plan. The SAB Plan expired in July 2008. The Compensation Committee has not granted any awards from the SAB Plan since August 2001.

Description of the 2008 Plan

Under the terms of the 2008 Plan, the Compensation Committee, a committee designated by the Company’s Board of Directors may grant shares, options or similar rights having either a fixed or variable price related to the fair market value of the shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any other security with the value derived from the value of the shares. Such awards include stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights.

The Compensation Committee may grant nonstatutory stock options under the 2008 Plan at a price of not less than 100% of the fair market value of the Company’s common stock on the date the option is granted. Incentive stock options under the 2008 Plan may be granted at a price of not less than 100% of the fair market value of the Company’s common stock on the date the option is granted. Incentive stock options granted to employees who, on the date of grant, own stock representing more than 10% of the voting power of all of the Company’s classes of stock are granted at an exercise price of not less than 110% of the fair market value of the Company’s common stock. The maximum term of these incentive stock options granted to employees who own stock possessing more than 10% of the voting power of all classes of the Company’s stock may not exceed five years. The maximum term of an incentive stock option granted to any other participant may not exceed ten years. The Compensation Committee determines the term and exercise or purchase price of all other awards granted under the 2008 Plan. The Compensation Committee also determines the terms and conditions of awards, including the vesting schedule and any forfeiture provisions. Awards under the 2008 Plan may vest upon the passage of time or upon the attainment of certain performance criteria established by the Compensation Committee.

Unless terminated sooner, the 2008 Plan will automatically terminate in 2017. The Board of Directors may at any time amend, suspend or terminate the Company’s 2008 Plan.

The Company recorded $1,221,916 and $273,711 (unaudited) of share-based compensation, net of estimated forfeitures, in general and administrative expenses, in the consolidated statements of operations for the nine-month periods ended December 31, 2010 and 2009, respectively.  The Company recorded $668,504, $108,260, and $247,591 of share-based compensation, net of estimated forfeitures, in general and administrative expenses, in the consolidated statements of operations for fiscal years ended March 31, 2010, 2009, and 2008, respectively. No tax benefit has been recognized related to share-based compensation expense for fiscal years ended March 31, 2010, 2009, and 2008, since the Company has incurred cumulative net losses for which a valuation allowance has been established. There were no options granted during the nine-month period ended December 31, 2010 (unaudited).  The following assumptions were used to determine share-based compensation expense using the Black-Scholes option valuation model:

	Fiscal Years Ended March 31,
	2010	2009	2008

Expected dividend yield	0%	0%	0%
Risk-free rate	2.39% - 3.80%	2.68%	3.29% - 4.74%
Volatility	81.78% to 89.08%	91.14% to 97.14%	81.16% to 91.55%
Expected option term	10 years	10 years	10 years

The expected dividend yield is zero, as the Company has not paid any dividends and does not anticipate paying dividends in the near future. The risk-free interest rate for periods related to the expected life of the options is based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility is based on historical volatilities of peer group public companies’ stock over the expected term of the option. The expected term of options represents the period that the Company’s share-based compensation awards are expected to be outstanding. The Company used the simplified method provided in SEC Staff Accounting Bulletin 107 to estimate the expected term for fiscal years prior to fiscal year 2008 and, based on historical experience, the Company used the full option term for subsequent fiscal years. The Company calculated the forfeiture rate based on an analysis of historical data as it reasonably approximates the currently anticipated rate of forfeiture for granted and outstanding options that have not vested.

The following table summarizes stock option activity under the Company’s stock option plans:

	Nine Months Ended		Fiscal Years Ended March 31,
	December 31, 2010		2010		2009		2008
		Weighted-		Weighted-		Weighted-		Weighted-
		Average	Number of	Average	Number of	Average	Number of	Average
	Number of	Exercise		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price	Shares	Price
	(Unaudited)	(Unaudited)

Outstanding at beginning of period	3,949,153	$1.42	904,353	$1.17	828,022	$1.22	416,565	$0.82
Options:
Granted	-	-	3,068,800	1.50	212,500	1.13	481,557	1.46
Exercised	-	-	-	-	(3,500)	0.28	(2,234)	0.86
Forfeited or expired	-	-	(24,000)	1.65	(132,669)	1.67	(67,866)	0.73
Outstanding at end of period	3,949,153	$1.42	3,949,153	$1.42	904,353	$1.17	828,022	$1.22
Exercisable at end of period	2,378,974	$1.37	762,773	$1.10	579,959	$1.05	513,216	$0.97
Weighted average grant-date fair value of options granted during the period		$-		$1.50		$1.13		$1.08

At December 31, 2010 and March 31, 2010, there were 1,723,700 (unaudited) and 1,723,700 shares, respectively, of the Company’s common stock available for grant under the 2008 Plan.

Aggregate intrinsic value is the sum of the amounts by which the fair value of the stock exceeded the exercise price (“in-the-money-options”). Total intrinsic value of stock options exercised during the fiscal years ended March 31, 2009 and 2008 was $2,985 and $2,772, respectively. At December 31, 2010, the aggregate intrinsic value of outstanding options was $430,751, of which $390,458 related to exercisable options (unaudited). At March 31, 2010, the aggregate intrinsic value of outstanding options was $430,751, of which $384,048 related to exercisable options.

The following tables summarize information on stock options outstanding and exercisable under the 2008 Plan and the previous 1999 Plan, and the SAB Plan.

March 31, 2010:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Years to	Exercise	Number	Exercise
Exercise Price	Outstanding	Expiration	Price	Exercisable	Price
$0.720	112,540	7.13	$0.72	97,957	$0.72
$0.792	40,000	2.13	$0.79	40,000	$0.79
$0.800	135,315	5.32	$0.80	135,315	$0.80
$0.860	23,000	5.07	$0.86	23,000	$0.86
$0.880	175,999	3.35	$0.88	173,727	$0.88
$0.950	11,000	5.03	$0.95	11,000	$0.95
$1.130	287,500	9.05	$1.13	148,750	$1.13
$1.500	2,838,800	9.68	$1.50	12,567	$1.50
$1.650	150,000	4.60	$1.65	-	$1.65
$2.100	149,999	7.84	$2.10	106,915	$2.10
$2.310	25,000	2.80	$2.31	13,542	$2.31
	3,949,153	8.70	$1.42	762,773	$1.10

December 31, 2010 (unaudited):

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Years to	Exercise	Number	Exercise
Exercise Price	Outstanding	Expiration	Price	Exercisable	Price
$0.720	112,540	6.38	$0.72	107,332	$0.72
$0.792	40,000	1.38	$0.79	40,000	$0.79
$0.800	135,315	4.57	$0.80	135,315	$0.80
$0.860	23,000	4.33	$0.86	23,000	$0.86
$0.880	175,999	2.60	$0.88	175,999	$0.88
$0.950	11,000	4.28	$0.95	11,000	$0.95
$1.130	287,500	6.99	$1.13	183,437	$1.13
$1.500	2,838,800	8.93	$1.50	1,478,873	$1.50
$1.650	150,000	3.85	$1.65	81,249	$1.65
$2.100	149,999	7.09	$2.10	124,540	$2.10
$2.310	25,000	2.05	$2.31	18,229	$2.31
	3,949,153	8.70	$1.42	2,378,974	$1.37

As of December 31, 2010, there was approximately $1,540,525 of total unrecognized compensation cost related to non-vested share-based compensation awards, which is expected to be recognized through March 2013 (unaudited). As of March 31, 2010, there was approximately $2,762,441 of total unrecognized compensation cost related to non-vested share-based compensation awards, which is expected to be recognized through March 2013.

On December 31, 2009, the Company, with the optionees’ approval, amended the exercise price of all stock options granted on March 24, 2009 and June 17, 2009 and increased the exercise price to $1.13 per share.

401(k) Plan

The Company maintains a retirement and deferred savings plan for its employees. This plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The retirement and deferred savings plan provides that each participant may contribute a portion of his or her pre-tax compensation, subject to statutory limits. Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. The retirement and deferred savings plan also permits the Company to make discretionary contributions, subject to established limits and a vesting schedule. To date, the Company has not made any discretionary contributions to the retirement and deferred savings plan on behalf of participating employees.

14.  Related Party Transactions

CBV is the Company’s largest equity investor, holding common stock, a majority of the Company’s Series B-1 preferred stock as well as 2006/2007 Notes and warrants to purchase shares of its common stock. The Company’s Chief Executive Officer, who is also a member of the Company’s Board of Directors, served as a Principal of CBV and as an officer of CRL until August 2009. As described in Note 8, Convertible Promissory Notes and Other Notes Payable, as of March 31, 2009, CBV has loaned the Company $170,000 under a credit facility and also holds 2006/2007 Notes with a face value of $812,368. CBV is the parent of CRL. During fiscal year 2007, the Company entered into a research and development arrangement with CRL related to the development of its lead drug candidate, AV-101, under which the Company incurred expenses of $338,078 and $436,298 (unaudited) for the nine-month periods ended December 31, 2010 and 2009, and $567,582, $558,302, and $820,921 for the fiscal years ended March 31, 2010, 2009, and 2008, respectively. In addition to the interest payable to CBV under the credit facility and 2006/2007 Notes, the Company also incurred interest on amounts payable to CRL for research and development services. The total interest expense was $0 and $66,168 (unaudited) for the nine-month periods ended December 31, 2010 and 2009, $54,608, $65,671, and $24,310 for the fiscal years ended March 31, 2010, 2009, and 2008, respectively. On October 30, 2009, the Company sold to CBV approximately 750,000 shares of the Company’s common stock valued at $1.50 per share in exchange for the cancellation of $1,125,000 in amounts payable for research and development services rendered by CRL.

Prior to his appointment as one of the Company’s officers and directors, in April 2003, the Company retained a consultant to provide legal and other consulting services. During the course of the consultancy, as payment for his services, the Company issued him warrants to purchase 55,898 shares of common stock at $0.80 per share and a 7% promissory note in the principal amount of $34,588. The unpaid balance of principal and accrued interest as of December 31, 2010 amounted to $35,999 (unaudited) (see Note 8, Convertible Promissory Notes and Other Notes Payable). Upon the approval by the Board of Directors, in December 2006, the Company accepted a full-recourse promissory note in the amount of $103,411 from the officer and director, who also extinguished a portion of the non-interest bearing note payable for deferred salary, in payment of the exercise price for options and warrants to purchase an aggregate of 126,389 shares of the Company’s common stock (see Note 9, Capital Stock). The note bears interest at a rate of 4.90% per annum and is due and payable no later than the earlier of (i) December 1, 2016 or (ii) ten days prior to the Company becoming subject to the requirements of the U.S. Securities Exchange Act of 1934.

In March 2007, the Company accepted a full recourse promissory note in the amount of $46,360 from an Officer and Director in exchange for the exercise of 52,681 stock options. The note bears interest at a rate of 4.90% per annum and is due and payable no later than the earlier of (i) March 1, 2016 or (ii) ten days prior to the Company becoming subject to the requirements of the U.S. Securities Exchange Act of 1934.

One of the Company’s former directors is a senior officer of an executive recruitment firm which the Company has periodically engaged to identify candidates for various senior management positions. From April 2000 through March 31, 2009, the Company paid the recruitment firm and affiliates thereof a total of $185,000 in the form of cash and shares of the Company’s preferred stock. In January 2000, the Company issued the former director 11,828 shares of Series A preferred stock in exchange for cancellation of $27,255 in indebtedness. In February 2001, the Company issued the recruitment firm 6,312 shares of Series B preferred stock in exchange for cancellation of $35,000 in indebtedness. The former director also holds a 2006/2007 Note with a principal balance of $25,000 and an associated warrant.

The Company has also engaged a current director, separately from his duties as a director, as a management consultant from July 1, 2000 through June 30, 2010 to provide strategic and other business advisory services. As payment for consulting services rendered through June 30, 2010, the director has been issued warrants and non-qualified options to purchase an aggregate of 250,815 shares of common stock, of which he has exercised warrants for 18,568 shares of common stock, and he has been issued a promissory note, the outstanding principal and accrued interest of which is $14,362 as of December 31, 2010 (unaudited). See Note 8, Convertible Promissory Notes and Other Notes Payable, for a summary of convertible promissory notes and other notes payable to related parties.

15.  Commitments, Contingencies, Guarantees and Indemnifications

From time to time, the Company may become involved in claims and other legal matters arising in the ordinary course of business. Management is not currently aware of any matters that will have a material adverse effect on the Company’s consolidated financial position, results of operations or its cash flows.

The Company indemnifies its officers and directors for certain events or occurrences while the officer or director is or was serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The Company will indemnify the officers or directors against any and all expenses incurred by the officers or directors because of their status as one of the Company’s directors or executive officers to the fullest extent permitted by California law. The Company believes the fair value of these indemnification agreements is minimal. Accordingly, there are no liabilities recorded for these agreements as of December 31, 2010 (unaudited), and March 31, 2010 and 2009.

Research and License Agreements

The Company has entered into various agreements with research institutions, universities, clinical and other organizations for the performance of research and development activities and for the acquisition of licenses related to those activities. At March 31, 2010, the annual aggregate commitments under these agreements amount to $312,000 in fiscal year 2011.

Leases

As of December 31, 2010 (unaudited) and March 31, 2010 and 2009, the following assets are under capital lease obligations and included in property and equipment:

	December 31,	March 31,
	2010	2010	2009
	(Unaudited)

Leased equipment	$120,683	$120,683	$120,683
Accumulated amortization	(85,610)	(66,600)	(41,257)
Total leased equipment, net	$35,073	$54,083	$79,426

Amortization expense for assets recorded under capital leases is included in depreciation expense.

Future minimum payments, by year and in the aggregate, required under capital leases are as follows:

Equipment
Capital
Fiscal Years Ended March 31,	Leases

2011	$32,530
2012	32,530
2013	4,595
2014	-
69,655
Less imputed interest included in minimum lease payments	8,020
Present value of minimum lease payments	61,635
Less current portion	26,978
$34,657

Total facility rent expense incurred for the nine-month periods ended December 31, 2010 and 2009 was $112,640 and $117,221(unaudited), respectively. Total facility rent expense incurred by the Company for the fiscal years ended March 31, 2010, 2009, and 2008, was $154,756, $152,263, and $155,122, respectively.

Long-term Debt Repayment

At December 31, 2010 (unaudited), future minimum principal payments related to long-term debt were as follows (in thousands):

Year	Amount

2011	$7,515,740
2012	5,027,439
2013	633,786
2014	600,000
2015	506,671
Thereafter	-
$14,283,636

16.  Subsequent Events

The Company has evaluated events and transactions that have occurred after December 31, 2010 through May 16, 2011 (the date that these consolidated financial statements were issued). The following material events and transactions occurred during this period.

Ratification of December 2010 Amendment to Sponsored Research Collaboration with University Health Network and Issuance of Common Stock

On December 15, 2010, the Company and UHN entered into second amended of UHN Agreement to (i) expand its scope to include induced pluripotent stem cell (“iPS Cell”) technology, (ii) extend the term of the UHN Agreement and the time during which the Company may exercise the options to fund additional research projects, and (iii) include an additional option to fund other research projects.  Under this second amendment, the Company agreed to issue to UHN 700,000 shares of common stock at a price per share of $1.50. On April 25, 2011, the Company and UHN entered into third Amendment of the UHN Agreement to (i) further expand the scope of the stem cell research and development project and the options to include therapeutic and cell therapy applications of iPS Cells and certain cells derived from iPS cells; (ii) create two additional options to fund research and development with respect to two Future Research Projects (iii) extend the date that the Company shall have to exercise the options and the Future Research Projects until April 30, 2012 and (iv) set forth a schedule of monthly sponsored research payments to be made by the Company to UHN.  Under this third amendment, the Company agreed to issue to UHN 100,000 shares of common stock at a price per share of $1.75. The scheduled monthly sponsored research payments was set at $50,000 per month beginning June 1, 2011 and end on May 1, 2013.

Extension of Award Period for CIRM Award RT1-01012-1

Pursuant to Notice of Grant Award dated March 16, 2011, (the "NGA"), the Company has been granted a 6-month extension of the award period for Grant No. RT1-01012-1 issued to the Company by the California Institute of Regenerative Medicine. Under terms of the NGA, the expiration date of the award period has been extended to September 30, 2011, with all other terms and conditions given in the original Notice of Grant Award dated April 1, 2009, continuing in full force and effect.

Issuance of Long-Term Promissory Note and Cancellation of Amounts Payable

On February 25, 2011, the Company issued to Burr, Pilger, and Mayer, LLC (“BPM”) an unsecured promissory note with a principal amount of $98,674 for the amounts payable in connection with valuation services provided to the Company by BPM.  The Note bears interest at the rate of 7.5% per annum and has payment terms of $1,000 per month, beginning March 1, 2011 and continuing until all principal and interest are paid in full.

On April 29, 2011, the Company issued to Desjardines Securities, Inc. (“Desjardines”) an unsecured promissory note with a principal amount of CDN $236,000 for the amounts payable in connection with investment banking services provided to the Company by Desjardines. The Note bears interest at 7.5% and will be due, along with all accrued but unpaid interest on the earliest of (i) June 30, 2014, (ii) the consummation of a Change of Control and (iii) the acceleration of the maturity date of the Note upon the occurrence and during the continuance of an Event of Default.  The Company will make payments of CDN $4,000 per month beginning May 31, 2011, increasing to CDN $6,000 per month on January 31, 2012.

On May 5, 2011, the Company issued to McCarthy Tetrault LLP (“McCarthy”) an unsecured promissory note with a principal amount of CDN $502,797 for the amounts payable in connection with legal services provided to the Company by McCarthy. The Note bears interest at 7.5% and will be due, along with all accrued but unpaid interest on the earliest of (i) June 30, 2014, (ii) the consummation of a Change of Control and (iii) the acceleration of the maturity date of the Note upon the occurrence and during the continuance of an Event of Default.  The Company will make payments of CDN $10,000 per month beginning May 31, 2011, increasing to CDN $15,000 per month on January 31, 2012.

Amendments of Notes Payable

On May 5, 2011, the Company and Morrison & Foerster LLP entered into Amendment No. 1 to the Morrison & Foerster Note (“Amendment No. 1”).  Under this Amendment No. 1, the principal balance of the Note increased to $2,200,000. The Note bears interest at 7.5% and principal will be due, along with all accrued but unpaid interest on the earliest of (i) March 31, 2016, (ii) the consummation of a Change of Control and (iii) the acceleration of the maturity date of the Note upon the occurrence and during the continuance of an Event of Default. The Company will make payments of $10,000 per month until June 1, 2011 and will increase to: $15,000 per month through March 31, 2012, $25,000 per month through March 31, 2013, and $50,000 per month through maturity.

On December 31, 2010, the Company and all but one of the investors of the August 2010 Short-Term Notes agreed to amend the Notes (Amendment No. 3) extending the maturity date of the Note from December 31, 2010 to April 30, 2011 or 10 business days upon the Company's closing of an initial public offering.

On April 30, 2011, the Company and the investor of the August 2010 Short-Term Note that did not participate in the above amendment, with an outstanding principal amount of $175,000, entered into Amendment No. 3 to the August 2010 Short-Term Note whereby the Company will repay $50,000 within three days of the closing of a qualified financing, and beginning on May 1, 2011 make four payments of $5,000 per month, increasing to $11,125 per month for the remaining nine months of the agreement, plus a final payment on May 2, 2012 equal to any remaining balance.

Issuance of Long-Term Promissory Note and Cancellation of Note Payable to Cato BioVentures under line of credit and partial cancellation of August 2010 Short-Term Notes

Pursuant to a Promissory Note dated April 29, 2011, in the amount of $352,273, between the Company and Cato Holding Company (“CHC”), the parties agreed to cancel in full all amounts due and payable under the loan agreement dated February 3, 2004 as amended August 10, 2006 and further amended pursuant to Amendment No. 2, dated February 14, 2007, Amendment No. 3 dated December 31, 2009 and Amendment No. 4, dated December 31, 2010 in the amount of $247,273 as well as cancel $105,000 in principal amount owned by the Company to CHC under the unsecured Promissory Note dated August 19, 2010.  Additionally, CHC released certain security interests in the Company’s marketable personal property.  The Note bears interest of 7% per annum, compounded monthly.  The Company shall make 6 monthly payments of $10,000 each beginning May 1, 2011; and thereafter shall pay $12,500 monthly until the note is repaid in full.  The Company may prepay the outstanding balance under this Note in full or in part at any time during the term of this Note without penalty.

Issuance of common shares to prepay CRO services to CRL

On April 29, 2011, the Company agreed to issue 157,143 common shares to CRL at a price per share of $1.75 as prepayment for research and development services to be performed by CRL during 2011.

Issuance of stock options

On April 29, 2011, the Board of Directors granted 800,000 options to purchase the Company’s common stock with an exercise price of $1.75 per share to various employees and consultants of the Company.

Merger, private placement of common stock and warrants, and other related transactions

In March and April 2011, VistaGen entered into and executed several contemporaneous and related transactions, as described below.

Merger

On May 11, 2011, VistaGen entered into an Agreement and Plan of Merger (the "Merger Agreement") with Excaliber Enterprises, Ltd. ("Excaliber"), a public reporting company, and Excaliber Merger Subsidiary, Inc., a newly-formed wholly-owned subsidiary of Excaliber ("Merger Sub").  Under the Merger Agreement, Merger Sub merged with and into VistaGen, with VistaGen remaining as the surviving corporation and with the shareholders of VistaGen exchanging all of their stock in VistaGen for a total of 6,836,511 shares of common stock of Excaliber, constituting approximately 90% of the outstanding shares of common stock of Excaliber ("Merger").  Each VistaGen shareholder received one-half (0.05) of one share of Excaliber common stock in exchange for each one (1.0) share of VistaGen common stock.  Concurrently, VistaGen's officers and certain directors became officers and directors of Excaliber.  VistaGen's pre-Merger obligations to contingently issue common shares in accordance with employee stock options, nonemployee stock options, warrants, and convertible debt instruments were also assumed.  The Merger Agreement provides that within 15 days of the closing of the Merger, the board of directors of Excaliber must approve a 2 for 1 stock split.  In addition, Excaliber intends to change its name to "VistaGen Therapeutics, Inc."  VistaGen, as the accounting acquirer, will record the Merger as the issuance of stock for the net monetary assets of Excaliber, accompanied by a recapitalization.  This accounting will be identical to that resulting from a reverse merger, except that no goodwill or other intangible assets will be recorded.

Private placement

On May 11, 2011, in accordance with Subscription Agreements and a Private Offering Memorandum, VistaGen sold 2,216,112 Investment Units totaling $3,878,197 in exchange for cash of $2,369,194, a short-term note receivable of $500,000 due on July 6, 2011, cancellation of short-term notes maturing on April 30, 2011 totaling $854,500, and consulting services totaling $55,003.  The Investment Units were sold for $1.75 per unit and consisted of one share of VistaGen's common stock and a three-year warrant to purchase 0.25 of one share of VistaGen's common stock at an exercise price of $2.50 per share.  Accordingly, 554,028 warrants to purchase VistaGen's common stock were issued to the purchasers of the Investment Units.  Concurrently, VistaGen issued three-year warrants to purchase 11,429 shares of its common stock at $2.50 per share to placement agents, and agreed to pay $202,000 in placement agent and broker fees.

Conversion of convertible promissory notes

On May 11, 2011, concurrent with the Merger, certain convertible promissory noteholders converted their notes and accrued interest.  The 2006/2007 Notes totaling $1,837,368 and accrued interest of $722,216 as of May 11, 2011 were converted into 1,462,607 Investment Units of VistaGen (as described above, under Private Placement).  The 2008/2010 Notes totaling $2,971,815 and accrued interest of $643,388 as of May 11, 2011 were converted into 2,065,795 Investment Units.

Conversion of preferred stock

On May 11, 2011, concurrent with the Merger, VistaGen’s preferred shareholders converted their preferred shares into 2,884,655 shares of VistaGen’s common stock.

Amendment to Platinum Notes

On May 5, 2011, the Platinum Notes were amended and restated to extend the maturity date of the Notes to June 30, 2012 from June 30, 2011 and eliminate the cash payment option upon an automatic conversion of the Notes.  In connection with the Note amendments, VistaGen issued to Platinum a three-year warrant to purchase 826,764 shares of its common stock at an exercise price of $2.50 per share.

EXCALIBER ENTERPRISES, LTD.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(INTRODUCTORY NOTE)

The unaudited pro forma consolidated balance sheet as of December 31, 2010 and the unaudited pro forma consolidated statement of operations for year ended December 31, 2010, combine the historical financial statements of Excaliber Enterprises, Ltd. (“Excaliber”) with VistaGen Therapeutics, Inc. (“VistaGen”) after giving effect to the Merger by recording the transaction as the issuance of VistaGen's stock for the net monetary assets of Excaliber, accompanied by a recapitalization with no goodwill or other intangibles recorded.  Pro forma adjustments to the balance sheet are computed as if the transaction occurred at December 31, 2010, while the pro forma adjustments to the statement of operations are computed as if the transaction occurred on January 1, 2010.

The unaudited pro forma consolidated financial information also gives effect to transactions by VistaGen occurring concurrent with the Merger as follows:

    1)  The sale of Investment Units in a private offering;
    2)  The conversion of certain convertible promissory notes and accrued interest;
    3)  The conversion of preferred stock;
    4)  The conversion of VistaGen shares into Excaliber shares.

The pro forma statements are presented for illustrative purposes only.  The pro forma adjustments are based upon available information and assumptions that we believe are reasonable.  The unaudited pro forma consolidated financial statements do not purport to represent what the consolidated results of operations or financial position of Excaliber would actually have been if the Merger had in fact occurred on the date we refer to below, nor do they purport to project the results of operations or financial condition of Excaliber for any future period or as of any date.

The unaudited pro forma consolidated balance sheet as of December 31, 2010 was prepared by combining the balance sheet of Excaliber as of December 31, 2010 with the balance sheet of VistaGen as of December 31, 2010, giving effect to the Merger as if it occurred on December 31, 2010.

The unaudited pro forma consolidated statements of operations for the period presented was prepared by combining Excaliber's statement of operations for the year ended December 31, 2010 with VistaGen's statement of operations for the same period, giving effect to the Merger as if it occurred on January 1, 2010.

The historical financial information of Excaliber for the year ended December 31, 2010 has been derived from the audited financial statements of Excaliber filed previously with the SEC as part of Excaliber's Annual Report on Form 10-K for the year ended December 31, 2010.  The historical financial information of VistaGen for the year ended December 31, 2010 has been derived from the unaudited financial statements of VistaGen for the year ended December 31, 2010.

EXCALIBER ENTERPRISES, LTD.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2010

	Historical		Pro Forma Adjustments				Pro Forma
	Vistagen	Excaliber	Vistagen		Excaliber		Combined
Assets
Current assets:
Cash and cash equivalents	$279,390	$1,808	$2,217,194	(1)	$-		$2,498,392
Note receivable	-	-	500,000	(1)	-		500,000
Unbilled contract payments receivable	255,404	-	-		-		255,404
Prepaid expenses	26,637	-	20,003	(1)	-		46,640
Total current assets	561,431	1,808	2,737,197		-		3,300,436
Property and equipment, net	101,005	392	-		-		101,397
Security deposits and other assets	31,145	-	-		-		31,145
Total assets	$693,581	$2,200	$2,737,197		$-		$3,432,978

Liabilities, preferred stock and shareholders' deficit
Current liabilities:
Accounts payable	$1,325,938	$2,670	$50,000	(1)	$-		$1,678,608
			300,000	(7)	-
Accrued expenses	256,410	-	(35,000)	(1)	-		221,410
Notes payable and accrued interest	140,592	30	-		-		140,622
Notes payable and accrued interest to related parties	50,361	500	(14,500)	(1)	-		36,361
Put option and note term extension option liabilities	158,011	-	(158,011)	(4)	-		-
Capital lease obligations	29,316	-	-		-		29,316
Non-interest bearing promissory notes	1,064,000	-	(840,000)	(1)	-		224,000
Deferred revenues	102,071	-	-		-		102,071
Convertible promissory notes	4,809,183	-	(4,809,183)	(2)	-		-
Accrued interest on promissory notes	1,190,604	-	(1,190,604)	(2)	-		-
Total current liabilities	9,126,486	3,200	(6,697,298)		-		2,432,388
Non-current liabilities:
Notes payable and accrued interest	1,970,654	-	-		-		1,970,654
Notes payable and accrued interest to related parties	208,981	-	-		-		208,981
Convertible promissory notes	2,779,208	-	158,011	(4)	-		2,937,219
Accrued interest on promissory notes	486,131	-	-		-		486,131
Accrued officers' compensation	56,986	-	-		-		56,986
Capital lease obligations	12,368	-	-		-		12,368
Accounts payable	874,052	-	-		-		874,052
Warrant liability	396,765	-	(396,765)	(4)	-		-
Total non-current liabilities	6,785,145	-	(238,754)		-		6,546,391
Total liabilities	15,911,631	3,200	(6,936,052)		-		8,978,779

Preferred stock	14,534,811	-	(14,534,811)	(3)	-		-

Shareholders' deficit:
Common stock	3,172,195	5,849	5,565,020	(2)	(4,280)	(6)	13,770
			3,409,803	(1)	-
			14,534,811	(3)	-
			(26,669,628)	(6)	-
Additional paid-in-capital	6,293,481	50,786	434,767	(2)	(57,635)	(5)	34,058,466
			-		4,280	(6)
			266,394	(1)	-
			396,765	(4)	-
			26,669,628	(6)	-
Notes receivable from sale of common stock to related parties upon exercise of options and warrants	(181,877)	-	-		-		(181,877)
Deficit accumulated during development stage	(39,036,660)	(57,635)	(99,500)	(1)	57,635	(5)	(39,436,160)
			(300,000)	(7)
Total shareholders' deficit	(29,752,861)	(1,000)	24,208,060		-		(5,545,801)

Total liabilities and shareholders' deficit	$693,581	$2,200	$2,737,197		$-		$3,432,978

See accompanying notes to unaudited pro forma consolidated financial statements.

EXCALIBER ENTERPRISES, LTD.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2010

	Historical		Pro Forma Adjustments			Pro Forma Combined
	Vistagen	Excaliber

Revenues:
Grant revenue	$1,922,760	$-	$-			$1,922,760
Total revenue	1,922,760	-	-			1,922,760
Operating expenses:
Research and development	1,688,891	-	-			1,688,891
General and administrative	5,352,938	8,946	-			5,361,884
Merger expenses	-	-	300,000	(12)		300,000
Total operating expenses	7,041,829	8,946	300,000			7,350,775
Loss from operations	(5,119,069)	(8,946)	(300,000)			(5,428,015)

Other expenses, net:
Interest expense, net	(2,693,982)	-	1,002,616	(8	)(9)	(1,790,866)
			(99,500)	(10)
Change in put and note extension option and warrant liabilities	112,763	-	(112,763)	(11)		-
Other income, net	250	-	-			250
Total other expenses, net	(2,580,969)	-	790,353			(1,790,616)

Loss before income taxes	(7,700,038)	(8,946)	490,353			(7,218,631)
Income taxes	(1,600)	(30)	-			(1,630)
Net loss	$(7,701,638)	$(8,976)	$490,353			$(7,220,261)

Basic and diluted net loss per share						$(0.62)

Weighted average shares used in the computation of net loss per share						11,695,524

See accompanying notes to unaudited pro forma consolidated financial statements.

EXCALIBER ENTERPRISES, LTD.

NOTES TO UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -- GENERAL

Merger, private placement of common stock and warrants, and other related transactions

In March and April 2011, VistaGen entered into and executed several contemporaneous and related transactions (together, the “Transactions”), as described below.

Merger

On May 11, 2011, Excaliber Enterprises, Ltd. ("Excaliber", ”we", or "our"), a public reporting company, Excaliber Merger Subsidiary, Inc., a newly-formed wholly-owned subsidiary of Excaliber ("Merger Sub"), and VistaGen Therapeutics, Inc. ("VistaGen") entered into an Agreement and Plan of Merger (the "Merger Agreement").  Under the Merger Agreement, Merger Sub merged with and into VistaGen, with VistaGen remaining as the surviving corporation and with the shareholders of VistaGen exchanging all of their stock in VistaGen for a total of 6,836,511 shares of common stock of Excaliber, constituting approximately 90% of the outstanding shares of common stock of Excaliber ("Merger").  Each such VistaGen shareholder received one-half (0.05) of one share of Excaliber common stock in exchange for each one (1.0) share of VistaGen common stock.  Concurrently, VistaGen's officers and certain directors became officers and directors of Excaliber.  VistaGen's pre-Merger obligations to contingently issue common shares in accordance with employee stock options, nonemployee stock options, warrants, and convertible debt instruments were also assumed.  The Merger Agreement provides that within 15 days of the closing of the merger, our board of directors must approve a 2 for 1 forward split of our common stock.  In addition, we intend to change our name to "VistaGen Therapeutics, Inc." within 60 days of the date of this Form 8K.

VistaGen, as the accounting acquirer, has recorded the Merger as the issuance of stock for the net monetary assets of Excaliber, accompanied by a recapitalization.  This accounting is identical to that resulting from a reverse merger, except that no goodwill or other intangible assets are recorded.  A total of 5,848,707 shares of common stock, representing the aggregate number of shares held by the stockholders of Excaliber immediately prior to the Merger, were reduced to 784,500 shares and have been retroactively reflected as outstanding for all periods presented in the accompanying pro forma consolidated financial statements.   Additionally, the accompanying pro forma consolidated financial statements retroactively reflect the $.001 par value of the capital stock of Excaliber, and the planned post-Merger 2 for 1 stock split.  Merger costs (consisting of legal, accounting and other professional fees) have been reflected as an expense in the pro forma financial statements.

Private Placement

On May 11, 2011, in accordance with Subscription Agreements and a Private Offering Memorandum, VistaGen sold 2,216,112 Investment Units totaling $3,878,197 in exchange for cash of $2,369,194, a short-term note receivable of $500,000 due on July 6, 2011, cancellation of short-term notes maturing on April 30, 2011 totaling $854,500, and consulting services totaling $55,003.  The Investment Units were sold for $1.75 per unit and consisted of one share of VistaGen's common stock and a three-year warrant to purchase 0.25 of one share of VistaGen's common stock at an exercise price of $2.50 per share.  Accordingly, 554,028 warrants to purchase VistaGen's common stock were issued to the purchasers of the Investment Units.  Concurrently, VistaGen issued three-year warrants to purchase 11,429 shares of its common stock at $2.50 per share to placement agents, and agreed to pay $202,000 in placement agent and broker fees.

Conversion of convertible promissory notes

On May 11, 2011, concurrent with the Merger, certain convertible promissory noteholders converted their notes and accrued interest.  The 2006/2007 Notes totaling $1,837,368 and accrued interest of $655,357 as of December 31, 2010 were converted into 1,424,414 Investment Units of VistaGen (as described above, under Private Placement).  The 2008/2010 Notes totaling $2,971,815 and accrued interest of $535,247 as of December 31, 2010 were converted into 2,004,035 Investment Units.   Interest accruing on the foregoing notes for the period January 1, 2011 through May 11, 2011 was also converted into VistaGen's Investment Units.  The issuance of these Investment Units has not been reflected in the pro forma balance sheet at December 31, 2010.  In addition, the conversion of the 2006/2007 and 2008/2010 Notes will result in VistaGen reporting a loss on debt extinguishment which has not been reflected in the pro forma financial statements.

Conversion of Preferred Stock

On May 11, 2011, concurrent with the Merger, VistaGen's convertible preferred shareholders converted their preferred shares on a 1 for 1 basis into 2,884,655 shares of VistaGen's common stock.

The pro forma unaudited adjustments give effect to the Transactions, on the unaudited pro forma consolidated balance sheet at December 31, 2010 and on the unaudited pro forma consolidated statement of operations for the year ended December 31, 2010, as if the Transactions occurred on December 31, 2010 for purposes of the pro forma consolidated balance sheet and on January 1, 2010 for the purposes of the pro forma consolidated statement of operations.

Note 2 - PRO FORMA ADJUSTMENTS

Adjustments to the accompanying unaudited pro forma consolidated financial statements are as follows:

Adjustments to the unaudited pro forma consolidated balance sheet
VistaGen pre-Merger transactions which were pre-conditions to completion of the Merger

(1)  Reflects the sale of Investment Units totaling $3,878,197, in exchange for cash of $2,369,194, a short-term note receivable of $500,000, cancellation of short-term notes totaling $854,500, and consulting services totaling $55,003, net of estimated costs (placement agent and broker fees) totaling $202,000, based upon the assumption the transaction occurred as of December 31, 2010.

(2)  Reflects the conversion of the 2006/2007 and 2008/2010 convertible promissory notes, and accrued interest as of December 31, 2010, into Investment Units, based upon the assumption the conversion occurred as of December 31, 2010.

(3)  Reflects the conversion of convertible preferred stock into shares of common stock, based upon the assumption the conversion occurred as of December 31, 2010.

(4)  Reflects the elimination of the put option and warrant liabilities associated with the Platinum Notes resulting from the amendment of the Notes in May 2011, and VistaGen becoming a public company.

Merger transaction

(5)  Reflects the elimination of Excaliber's accumulated deficit.

(6)  Reflects the 0.5 to 1 conversion of VistaGen common shares to Excaliber common shares and the related adjusted par value, reduction of Excaliber’s pre-Merger outstanding common shares to 784,500 from 5,848,707 shares, and the post-Merger 2 for 1 stock split, based upon the assumption the Merger and stock split occurred as of December 31, 2010.

(7)  Reflects the costs associated with the Merger transaction.

Adjustments to the unaudited pro forma consolidated statement of operations
VistaGen pre-Merger transactions which were pre-conditions to completion of the Merger

(8)  Reflects the reduction in interest expense related to the short-term notes that were exchanged for Investment Units, based upon the assumption the Investment Units were sold on the date of the initial borrowing.

(9) Reflects the reduction in interest expense related to the convertible promissory notes, based on the assumption the conversion occurred as of January 1, 2010.

(10) Reflects the loss on extinguishment of short-term notes that were exchanged for Investment Units, based upon the assumption the Investment Units were sold on the date of the initial borrowing.

(11) Reflects the elimination of the change in fair value adjustments related to the put option and warrant liabilities associated with the Platinum Notes, resulting from the amendment of the Notes in May 2011, and VistaGen becoming a public company.

Merger transaction

(12) Reflects the costs associated with the Merger transaction.